Exhibit 10.1

EXECUTION VERSION

BRIDGE CREDIT AGREEMENT

Dated as of September 28, 2023

By and among

XEROX HOLDINGS CORPORATION,

as Holdings,

XEROX CORPORATION,

as the Borrower,

The several Guarantors

from time to time parties hereto,

The several Lenders

from time to time parties hereto,

and

JEFFERIES FINANCE LLC,

as the Administrative Agent, the Collateral Agent and a Lender,

and

JEFFERIES FINANCE LLC,

as Sole Lead Arranger and Bookrunner

CONTENTS

Page

SECTION 1 DEFINITIONS	1

1.1 Defined Terms	1
1.2 Terms Generally	43
1.3 Accounting Terms; GAAP	44
1.4 Rounding	44
1.5 References to Agreements Laws, Etc.	44
1.6 Exchange Rates	45
1.7 Divisions	46
1.8 Times of Day	46
1.9 Timing of Payment or Performance	46
1.10 Certifications	46
1.11 Compliance with Certain Sections	46
1.12 Pro Forma and Other Calculations	46
1.13 Cashless Rolls	47
1.14 Resolution of Drafting Ambiguities	47
1.15 Canadian Terms	47

SECTION 2 AMOUNT AND TERMS OF CREDIT	48

2.1 Commitments	48
2.2 Notices of Borrowing	48
2.3 Disbursement of Funds	49
2.4 Repayment of Loans; Evidence of Debt	49
2.5 Pro Rata Borrowings	50
2.6 Interest	50
2.7 Bridge Interest Periods	51
2.8 Increased Costs, Illegality, Etc.	51
2.9 Change of Lending Office	52
2.10 Notice of Certain Costs	53
2.11 Defaulting Lenders	53

SECTION 3 SECURITIES DEMAND	54

SECTION 4 FEES AND COMMITMENT REDUCTIONS	54

4.1 Fees	54
4.2 Conversion Fee	54
4.3 Mandatory Termination of Commitments	54

SECTION 5 PAYMENTS	54

5.1 Voluntary Prepayments	54
5.2 Mandatory Prepayments	55
5.3 Method and Place of Payment	55
5.4 Net Payments	55
5.5 Computations of Interest and Fees	59
5.6 Limit on Rate of Interest	59

i

SECTION 6 CONDITIONS PRECEDENT TO INITIAL BORROWING	60

6.1 Conditions Precedent	60

SECTION 7 REPRESENTATIONS AND WARRANTIES	62

7.1 Organizational Powers	62
7.2 Authorization	62
7.3 Enforceability	63
7.4 Governmental Authority	63
7.5 Title to Property	63
7.6 Subsidiaries	63
7.7 Litigation; Compliance with Laws	64
7.8 Federal Reserve Regulations	64
7.9 Investment Company Act	64
7.10 Use of Proceeds	64
7.11 Taxes	65
7.12 No Material Misstatements	65
7.13 Environmental Matters	65
7.14 Solvency	66
7.15 No Material Adverse Effect	66
7.16 Beneficial Ownership Certificate	66
7.17 OFAC, Sanctions, Anti-Corruption Laws; Anti-Money Laundering Laws	66
7.18 Intellectual Property; Licenses, Etc.	67
7.19 Employee Benefit Plans, Canadian Pension Plans and UK DB Pension Plans	67
7.20 Financial Assistance	68

SECTION 8 AFFIRMATIVE COVENANTS	68

8.1 Existence; Businesses and Properties	68
8.2 Insurance	68
8.3 Taxes	69
8.4 Financial Statements, Reports, etc.	69
8.5 Litigation and Other Notices	70
8.6 Compliance with Laws	71
8.7 Maintaining Records; Access to Properties and Inspections	71
8.8 Use of Proceeds	71
8.9 Compliance with Environmental Laws	71
8.10 Further Assurances; Additional Guarantors and Additional Security	72
8.11 Correcting Defects	74
8.12 [Reserved]	74
8.13 Post-Closing Matters	74
8.14 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	74
8.15 Canadian Pension Plans	74
8.16 Lender Calls	75
8.17 Transactions with Affiliates	75
8.18 [Reserved]	77

SECTION 9 RESERVED	77

SECTION 10 NEGATIVE COVENANTS	77

10.1 Indebtedness	77
10.2 Liens	82
10.3 Sale and Lease-Back Transactions	86
10.4 Investments, Loans and Advances	86

10.5 Mergers, Consolidations, Sales of Assets and Acquisitions	89
10.6 Restricted Payments	93
10.7 [Reserved]	96
10.8 [Reserved]	96
10.9 Limitation on Payments of Indebtedness	96
10.10 [Reserved]	96
10.11 Canadian Pension Plans	96
10.12 UK Pensions	97
10.13 Business of Holdings and its Restricted Subsidiaries	97
10.14 Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; Etc.	97
10.15 Holdings Covenant	98

SECTION 11 EVENTS OF DEFAULT	99

11.1 Events of Default	99
11.2 Application of Funds	102

SECTION 12 THE AGENTS	103

12.1 Appointment	103
12.2 Delegation of Duties	103
12.3 Exculpatory Provisions	103
12.4 Reliance by Agents	103
12.5 Notice of Default	104
12.6 Non-Reliance on Agents and Other Lenders	104
12.7 Indemnification	104
12.8 Agents in Their Individual Capacities	105
12.9 Successor Agents	105
12.10 Withholding Tax; Indemnification by the Lenders	106

SECTION 13 MISCELLANEOUS	106

13.1 Amendments, Waivers, and Releases	106
13.2 Notices	109
13.3 No Waiver; Cumulative Remedies	110
13.4 Survival of Representations and Warranties	110
13.5 Payment of Expenses; Indemnification	110
13.6 Successors and Assigns; Participations and Assignments	112
13.7 Replacements of Lenders Under Certain Circumstances	115
13.8 Adjustments; Set-off	116
13.9 Counterparts	116
13.10 Severability	116
13.11 Integration	116
13.12 GOVERNING LAW	117
13.13 Submission to Jurisdiction; Waivers	117
13.14 Acknowledgments	117
13.15 WAIVERS OF JURY TRIAL	118
13.16 Confidentiality	118
13.17 Direct Website Communications	119
13.18 USA PATRIOT Act	120
13.19 Payments Set Aside	120
13.20 No Fiduciary Duty	120
13.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	121
13.22 Lender ERISA Matters	121
13.23 Acknowledgement Regarding Any Supported QFCs	121
13.24 Electronic Records	122

SECTION 14 THE GUARANTEE	123

14.1 Unconditional and Irrevocable Guarantee	123
14.2 Invalidity and Unenforceability	123
14.3 Bankruptcy	123
14.4 Nature of Liability	124
14.5 Independent Obligation	124
14.6 Authorization	124
14.7 Reliance	124
14.8 Waiver	124
14.9 Limitation on Enforcement	125
14.10 Release of Guarantors	125
14.11 Guarantee Limitation	125

SCHEDULES

Schedule 1.1(a)	Closing Date Guarantors
Schedule 1.1(b)	Commitments of Lenders
Schedule 3.1	Securities Demand
Schedule 7.3	Capital Stock Repurchases
Schedule 7.4	Governmental Approvals
Schedule 7.6	Subsidiaries
Schedule 7.17	Anti-Money Laundering Laws
Schedule 7.18	Intellectual Property
Schedule 7.19	Canadian Pension Plans
Schedule 8.13	Post-Closing Matters
Schedule 8.17	Transactions with Affiliates
Schedule 10.1(a)	Existing Indebtedness
Schedule 10.2	Existing Liens
Schedule 10.4	Existing Investments

EXHIBITS

Exhibit A	Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Joinder Agreement
Exhibit D	Promissory Note
Exhibit E	Notice of Borrowing
Exhibit F-1 to F-4	Non-Bank Tax Certificates
Exhibit G	Solvency Certificate

v

BRIDGE CREDIT AGREEMENT

BRIDGE CREDIT AGREEMENT, dated as of September 28, 2023, by and among XEROX HOLDINGS CORPORATION, a New York corporation (“Holdings”), XEROX CORPORATION, a New York corporation (the “Borrower”), the Guarantors from time to time parties hereto, the lending institutions from time to time parties hereto as lenders (each, a “Lender” and, collectively, the “Lenders”), and JEFFERIES FINANCE LLC, as the Administrative Agent, Collateral Agent and a Lender (such terms and each other capitalized term used but not defined in this preamble or the recitals below having the meaning provided in Section 1.1).

WHEREAS, the Borrower has requested that the Lenders establish a $555,000,000 bridge loan facility (the “Bridge Loan Facility”) in favor of the Borrower;

WHEREAS, the Borrower intends to use the proceeds of the Bridge Loans incurred under the Bridge Loan Facility (i) to repurchase Capital Stock of the Borrower as set forth on Schedule 7.3 pursuant to the terms of the Share Repurchase Agreement (as defined below) (the “Special Share Repurchase”), (ii) for working capital and general corporate purposes (other than for dividends (except regular dividend payments permitted by Section 10.6), distributions, other Restricted Payments and Restricted Debt Payments) and (iii) to pay the Transaction Expenses;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders are willing severally to establish the requested Bridge Loan Facility in favor of the Borrower; and

WHEREAS, the Lenders are willing to make available to the Borrower the Bridge Loans described herein upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1

Definitions

1.1 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABL Credit Agreement” shall mean that certain Credit Agreement, dated as of May 22, 2023, by and among the Borrower, Holdings, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent, as in effect on the Closing Date.

“ABL Credit Agreement Collateral Agent” shall mean Citibank, N.A., or any successor collateral agent for the lenders and other secured parties under the ABL Credit Agreement, together with its successors and permitted assigns under the ABL Credit Agreement.

“ABL Intercreditor Agreement” shall mean an intercreditor agreement entered into among the Collateral Agent, the ABL Credit Agreement Collateral Agent, the Borrower, the Guarantors and any other representatives (as described therein) from time to time party thereto, in form and substance to be reasonably satisfactory to the Collateral Agent.

“ABL Priority Collateral” has the meaning given to such term in the ABL Credit Agreement.

“Acceptable Intercreditor Agreement” shall mean, in the case of Indebtedness that is (or would be required to be pursuant to the terms of this Agreement) secured by the Collateral on a junior basis to the Obligations, any intercreditor agreement (other than the ABL Intercreditor Agreement)which is reasonably acceptable to the Borrower and the Administrative Agent. Upon the request of the Borrower, the Administrative Agent and the Collateral Agent will execute and deliver an Acceptable Intercreditor Agreement with the Credit Parties and one or more Debt Representatives for Indebtedness permitted hereunder.

“Accounts” has the meaning assigned to such term in Article 9 of the Uniform Commercial Code or the PPSA, as applicable, and includes all “claims” for purposes of the Civil Code of Quebec.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to Holdings and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Acquired Entity or Business and its Restricted Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Administrative Agent” shall mean Jefferies Finance LLC, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this Agreement and the other Credit Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Agency Fee Letter” shall mean the fee letter dated September 28, 2023 between the Borrower and the Administrative Agent.

“Agent Parties” shall have the meaning provided in Section 13.17(b).

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Sole Lead Arranger and Bookrunner.

“Agreement” shall mean this Bridge Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Annual Financial Statements” has the meaning assigned to such term in Section 8.4(a).

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act (US), the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act of 2010 and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Credit Party or any of its Subsidiaries or Controlled Affiliates of the foregoing is located or is doing business.

“Anti-Money Laundering Laws” shall mean the applicable laws or regulations in any jurisdiction in which any Credit Party or any of its Subsidiaries or Controlled Affiliates of the foregoing is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including CAML and the UK Proceeds of Crime Act of 2002.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Approved Jurisdiction” shall mean the United States, Canada, England and Wales, the Netherlands and any other jurisdiction reasonably acceptable to the Administrative Agent from time to time (such consent being subject to structural, tax, legal and regulatory considerations all being reasonably acceptable to the Administrative Agent) and the Required Lenders.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and lease-back transaction) to any Person of, any asset or assets of Holdings or any Restricted Subsidiary and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Asset Sale Prepayment Event” shall mean any Asset Sale made pursuant to the provisions of Section 10.5(b), (d) or (m); provided, that with respect to any Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sale Prepayment Events, exceeds $15,000,000 (the “Prepayment Trigger”) in any fiscal year of the Borrower, at which time all such Net Cash Proceeds for such fiscal year (excluding amounts below the Prepayment Trigger) shall be applied in accordance with Section 5.2.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.6), in the form of Exhibit A1 or any other form approved by the Administrative Agent and the Borrower.

“Authorized Officer” shall mean, with respect to any Credit Party, the chief executive officer, president, vice president, secretary, assistant secretary or any Financial Officer of such Credit Party or any other individual designated in writing to the Administrative Agent by an existing Authorized Officer of such Credit Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Authorized Officer of a Credit Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Credit Party and such Authorized Officer will be conclusively presumed to have acted on behalf of Credit Party.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Beneficial Ownership Certificate” shall mean a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” shall have the meaning provided in the preamble.

“Borrower Materials” shall have the meaning provided in Section 13.17(b).

“Bridge Interest Period” shall mean, with respect to any Bridge Loan, the interest period applicable thereto, as determined pursuant to Section 2.7.

“Bridge Loan” shall have the meaning provided in Section 2.1(a).

“Bridge Loan Commitment” shall mean, with respect to any Lender the amount set forth on Schedule 1.1(b) under the caption “Bridge Loan Commitment” on the Closing Date.

“Bridge Loan Rollover Date” shall have the meaning set forth on Schedule 3.1.

“Bridge Period” shall mean the period from the Closing Date through but excluding the Bridge Loan Rollover Date.

“Bridge Rate” shall mean, with respect to any Bridge Loans, a rate per annum equal to, (i) from and including the Closing Date to but excluding ninety (90) days after the Closing Date, 8.50%, (ii) from and including ninety (90) days after the Closing Date to but excluding one hundred eighty (180) days after the Closing Date, 8.75%, (iii) from and including one hundred eighty (180) days after the Closing Date to but excluding two hundred seventy (270) days after the Closing Date, 9.00% and (iv) from and including two hundred seventy (270) days after the Closing Date to the Bridge Loan Rollover Date, 9.50%.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close.

“CAML” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.I of the Criminal Code (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada) and other anti-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada, including any guidelines or orders thereunder.

“Canadian Defined Benefit Pension Plan” shall mean a pension plan required to be registered under Canadian federal or provincial pension standards legislation which contains a “defined benefit provision,” as that term is defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” shall mean the lawful money of Canada.

“Canadian Multi-Employer Pension Plans” shall mean a multi-employer plan within the meaning of the regulations under the ITA and applicable pension standards legislation in Canada to which a Credit Party contributes or is required to contribute for its employees or former employees employed in Canada.

“Canadian Pension Event” shall mean where (a) any Credit Party terminates, in whole or in part, any Canadian Defined Benefit Pension Plan which could result in any material liability to any Credit Party; or (b) any Governmental Authority indicates its intention or takes any steps to initiate the termination, in whole or in part, or the appointment of a replacement administrator of any Canadian Defined Benefit Pension Plan which could result in any material liability to any Credit Party.

“Canadian Pension Plans” shall mean each pension plan required to be registered under Canadian federal or provincial pension standards legislation that is sponsored, administered, contributed to or required to be contributed to by a Credit Party or any Subsidiary of any Credit Party for its employees or former employees or under which any Credit Party or any Subsidiary of any Credit Party has any liability, but does not include any Canadian Multi-Employer Pension Plans, or the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Security Documents” shall mean, collectively, the following agreements, documents and instruments governed by the laws of Canada or any province or territory thereof (in each case together with all amendments, modifications, supplements, renewals, extensions, restatements, substitutions and replacements thereto and thereof): (a) any security agreement, guarantee or control agreement by a Credit Party in favor of Collateral Agent, (b) any intellectual property security agreement between a Credit Party and Collateral Agent, and (c) any deed of hypothec by a Credit Party in favor of Collateral Agent.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures incurred by Holdings and its Restricted Subsidiaries during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Restricted Subsidiaries for such period; provided that Capital Expenditures will not include:

(i) expenditures to the extent they are made with (a) Equity Interests of Holdings or (b) proceeds of the issuance of Equity Interests of, or a cash capital contribution to, the Borrower after the Closing Date;

(ii) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of Holdings and its Restricted Subsidiaries;

(iii) interest capitalized during such period;

(iv) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings and any Restricted Subsidiary) and for which none of Holdings or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period) (it being understood that notwithstanding the foregoing, landlord financed improvements to leased real property shall be excluded from “Capital Expenditures” pursuant to this clause (iv));

(v) the book value of any asset owned by Holdings or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused will be included as a Capital Expenditure during the period that such expenditure is actually made;

(vi) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (a) used or surplus equipment traded in at the time of such purchase or (b) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business; or

(vii) Investments in respect of a Permitted Acquisition.

“Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Company” shall mean a Wholly-Owned Subsidiary of the Borrower created solely for providing self-insurance for the Borrower and its Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Cash Equivalents” shall mean:

(i) Dollars, Canadian Dollars, Japanese yen, Sterling, Euros or the national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(ii) direct obligations of the United States of America, Canada or any member of the European Union or the United Kingdom or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or the United Kingdom or any agency thereof, in each case, with maturities not exceeding two years;

(iii) time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(iv) repurchase obligations for underlying securities of the types described in clause (ii) or (iii) above or clause (vi) below entered into with a bank meeting the qualifications described in clause (iii) above;

(v) commercial paper or variable or fixed rate notes maturing not more than two years after the date of acquisition issued by a corporation rated at least “P-2” by Moody’s or “A-2” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(vi) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(vii) Indebtedness issued by Persons with a rating of at least “A-2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(viii) Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(ix) instruments equivalent to those referred to in clauses (i) through (viii) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Restricted Subsidiary is located or in which such Investment is made;

(x) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (i) through (ix) above;

(xi) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (i) through (x) above; and

(xii) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (i) through (x) or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Interest Coverage Ratio” shall mean, as of any date, the ratio of Consolidated EBITDA for the then most recently ended Test Period to Consolidated Cash Interest Expense for the then most recently ended Test Period, calculated on a Pro Forma Basis.

“Casualty Event” shall mean any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” shall mean a controlled foreign corporation within the meaning of Section 957 of the Code.

A “Change of Control” will be deemed to occur if at any time,

(i) Holdings ceases to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower;

(ii) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), acquires Beneficial Ownership of Voting Stock of Holdings representing more than 35% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested); or

(iii) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by way of merger, consolidation or amalgamation or other business combination transaction) of all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, to any Person other than a Credit Party.

“Change in Law” shall mean (a) the adoption or taking effect of any law, rule, regulation or treaty after the date of this Agreement or, in the case of an assignee, such an adoption or taking effect after the date such Person became a party to this Agreement after the Closing Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or, in the case of an assignee, such a change after the date such Person became a party to this Agreement after the Closing Date, (c) [reserved], or (d) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the date of this Agreement or, in the case of an assignee, such a making or issuance after the date such Person became a party to this Agreement, including the compliance by any Lender or by any lending office of such Lender or by such Lender’s holding company (if any) therewith; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean means the first date on which all the conditions precedent in Section 6 are satisfied or waived in accordance with Section 13.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended (unless otherwise provided herein), and all rules and regulations from time to time promulgated thereunder.

“Collateral” shall mean any and all property of any Credit Party, now existing or hereafter acquired, that may at any time be or become subject (or purported to be subject) to a security interest or Lien in favor of the Collateral Agent to secure any Obligations.

“Collateral Access Agreement” shall mean a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agent” shall mean Jefferies Finance LLC, as the collateral agent for the Secured Parties under this Agreement and the other Credit Documents, or any successor collateral agent pursuant to Section 12.9.

“Collateral Agreement” shall mean the collateral agreement to be entered into and delivered pursuant to Section 8.13 by Holdings, the Borrower, the other Credit Parties party thereto and the Collateral Agent .

“Collateral Documents” shall mean, collectively, the Collateral Agreement, any other Security Documents, pledge agreements, mortgages, control agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.1(a), Section 8.10 or Section 8.13, including any supplements to any of the foregoing, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Co-Mingled Bank Accounts” shall mean, collectively, the collection accounts and DDAs of the Credit Parties into which are co-mingled Securitization Proceeds with other collections of the Credit Parties constituting Collateral.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Bridge Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” shall have the meaning provided in Section 13.17.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Cash Interest Expense” shall mean, with respect to any Person for any period, the cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of Holdings and its Restricted Subsidiaries with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries, including all cash commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements, but excluding

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii) non cash interest expense attributable to the movement of the mark to market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815 Derivatives and Hedging,

(iii) any one time cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv) [reserved],

(v) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(vi) any payments with respect to make whole premiums or other breakage costs of any indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions,

(vii) penalties and interest relating to taxes,

(viii) accretion or accrual of discounted liabilities not constituting indebtedness,

(ix) interest expense attributable to a direct or indirect parent entity resulting from push down accounting,

(x) any expense resulting from the discounting of indebtedness in connection with the application of recapitalization or purchase accounting, and

(xi) pay in kind interest expense of Holdings and its Restricted Subsidiaries payable pursuant to the terms of the agreements governing such debt for borrowed money,

all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Debt” shall mean, as of any date, the sum (without duplication) of all Indebtedness (other than letters of credit or bank guarantees to the extent undrawn or drawn and reimbursed within two (2) Business Days) consisting of Capital Lease Obligations, Indebtedness for borrowed money (including all drawn letters of credit and bank guarantees not reimbursed within two Business Days) and purchase money Indebtedness of Holdings and its Restricted Subsidiaries and all Guarantees of the foregoing, determined on a consolidated basis in accordance with GAAP, based upon the financial statements for the most recent four fiscal quarter period available internally as of the date of determination, calculated on a Pro Forma Basis, as such amount may be adjusted to reflect the effect (as determined by the Borrower in good faith) of any Hedge Agreement or other derivative instrument entered into in respect of the currency exchange risk relating to such Indebtedness, calculated on a mark-to-market basis; provided that notwithstanding anything to the contrary in the foregoing, Consolidated Debt shall not include any intercompany indebtedness among Holdings and/or the Restricted Subsidiaries

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income of the Borrower for such period:

(i) increased, in each case to the extent deducted in calculating such Consolidated Net Income (other than in respect of clauses (xi) and (xii)) (and without duplication), by:

(a) provision for taxes based on income, profits or capital, including state, provincial, franchise, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of tax distributions for such taxes actually made to Holdings in respect of such period (in each case, to the extent attributable to the operations of the Borrower and its Subsidiaries), which will be included (without duplication) as though such amounts had been paid as income taxes directly by the Borrower; plus

(b) Consolidated Interest Expense; plus

(c) any loss, charge, expense, cost, accrual or reserve of any kind

(A)

attributable to the planning, undertaking and/or implementation of cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions and/or other initiatives, actions or synergies (including, without limitation, in connection with any integration, restructuring or transition),

(1)

relating to the closure, abandonment or consolidation of any facility and/or discontinued operations or product lines (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation, any expansion and/or relocation or any entry into a new market, or

(B)	relating to any severance, any signing, retention or completion bonus, or any modification to any pension and post-retirement employee benefit plan; plus

(d) all depreciation and amortization (including amortization of (A) intangible assets, including capitalized software expenditures, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts and yield and (B) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits) losses, charges and expenses; plus

(e) all

(A)	losses, charges and expenses relating to the Transactions;

(B)

other customary, non-recurring fees, costs and expenses (including legal, structuring and other costs and expenses), or any amortization thereof, related to the Transactions (including all expenses related thereto);

(C)	extraordinary, infrequent, unusual or non-recurring charges, expenses or losses;

(D)

transaction fees, costs and expenses incurred in connection with the consummation of any transaction that is out of the ordinary course of business (or any transaction proposed but not consummated) permitted under this Agreement, including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification, refinancing or repayment of Indebtedness permitted to be incurred under this Agreement (including any Permitted Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications (whether or not successful) under the agreements relating to such Indebtedness or similar transactions and all ratings agency costs and expenses;

(E)	without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period;

(F)	costs and expenses in connection with new product launches;

(G)	[reserved];

(H)

non-cash charges, expenses or losses (including (x) relating to the granting or vesting of restricted stock, stock options, warrants, stock appreciation and similar rights, “phantom” stock plans, non-compete agreements and other similar agreements, and (y) resulting from liabilities under permitted Hedge Agreements) and transaction fees and expenses incurred in connection with entering into permitted Hedge Agreements (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); and

(I)

any director’s fees payable in cash during such period to any director of the Borrower (or any direct or indirect holding company parent of the Borrower, including Holdings), and the reimbursement of reasonable out-of-pocket costs and expenses for employees, consultants, directors, officers and board observers of the Borrower (or any direct or indirect holding company parent of the Borrower, including Holdings) or its Subsidiaries in the ordinary course of business; plus

(f) any expense or deduction attributable to minority Equity Interests of third parties in any Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower; plus

(g) minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(h) earn-outs and contingent obligations (included to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, non-compete agreements and similar agreements and expenses related thereto incurred in connection with any Permitted Acquisition or other Investment; plus

(i) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of Holdings, the Borrower or any Subsidiary and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of Holdings or the Borrower in connection with, or as a result of, any distribution being made to equity holders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equity holders at the time of, and entitled to share in, such distribution; plus

(j) all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period (i) the Borrower may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(k) pro forma “run rate” cost savings, operating expense reductions, restructuring charges and synergies related to operational efficiencies, strategic initiatives and cost saving initiatives, acquisitions, divestitures, other specified transactions, restructurings, Permitted Acquisitions or any other acquisition that constitutes a Permitted Investment and other initiatives and actions, in each case, reasonably expected by the Borrower to be realized based upon actions that have been taken as of the date of such calculation, or as of the date of such calculation are reasonably expected to be taken within 24 months of the date of such calculation, (without duplication of the amount of actual benefits realized during such period from such action), which cost savings, operating expense reductions, restructuring charges and synergies are factually supportable and reasonably identifiable in the good faith determination of the Borrower, as certified in writing by a Financial Officer of the Borrower or Holdings; provided that such cost savings, operating expense reductions, restructuring charges and synergies under this clause (xi) and clause (b) of the definition of “Pro Forma Basis” shall not exceed in any four consecutive fiscal quarter period 25% of Consolidated EBITDA for such four consecutive fiscal quarter period (the “Synergies Threshold”), calculated after giving effect to such Synergies Threshold; plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(m)	[reserved]; plus

(n)	[reserved]; and

(ii) decreased, without duplication and to the extent increasing such Consolidated Net Income for such period, by non-cash gains (excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date).

Notwithstanding the foregoing, there shall be included in determining Consolidated EBITDA for any period, without duplication,

(i) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by Holdings or any of its Restricted Subsidiaries during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by Holdings or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such entity for such period; and

(ii) an adjustment in respect of each Acquired Entity or Business equal to the amount of the pro forma effect with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the Disposed EBITDA of such Sold Entity or Business for such period; provided that notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into or classified as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded until such disposition has been consummated.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(i) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including pay-in-kind interest payments, amortization of original issue discount, the interest component of Capital Lease Obligations and net payments and receipts (if any) pursuant to Hedge Agreements relating to interest rates (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of hedging obligations, all amortization or write off of financing costs, accretion or accrual of discounted liabilities not constituting Indebtedness, any expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, any “additional interest” in respect of registration rights arrangements for any securities, any expenses and expensing of bridge, commitment and interest with respect to Indebtedness of any Parent Company appearing upon the balance sheet of the Borrower solely by reason of push down accounting under GAAP); plus

(ii) consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(iii) any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been Guaranteed by the referent Person; less

(iv) interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period. For purposes of this definition, interest on Capital Lease Obligations will be deemed to accrue at the interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP and before any deduction for preferred stock dividends; provided that:

(i) all net after-tax extraordinary, infrequent, nonrecurring or unusual gains, losses, income, expenses, costs, accruals, charges and reserves of any kind, and in any event including all (i) restructuring, severance, rent, relocation, retention, consolidation, integration or other similar charges and expenses, (ii) contract termination costs, (iii) litigation and other legal costs, (iv) excess pension charges, (v) system establishment charges, (vi) start-up or closure or transition costs, (vii) expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, (viii) fees, expenses or charges relating to curtailments, severance, signing, retention or completion bonus, or any pension and post-retirement employee benefit plans (and any modifications thereto) in connection with the Transactions or otherwise, (ix) expenses or charges associated with the shut down or consolidation of facilities or offices and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), (x) opening costs, cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions, systems implementations, expansion and/or relocation or any entry into a new market, other initiatives, actions or synergies (including, without limitation, in connection with any integration, restructuring or transition), and (xi) any fees, expenses, charges or change in control payments related to the Transactions or otherwise (including any transition-related expenses incurred before, on or after the Closing Date), will be excluded;

(ii) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations will be excluded;

(iii) all net after-tax gain, loss, expense or charge attributable to business dispositions (including Equity Interests of any Person) and asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by the Borrower) will be excluded;

(iv) all net after-tax income, loss, expense or charge attributable to the early extinguishment, modification or cancellation of Indebtedness, Hedge Agreements or other derivative instruments will be excluded;

(v) all non-cash gain, loss, expense or charge attributable to the movement in the mark-to-market valuation of Hedge Agreements or other derivative instruments will be excluded;

(vi) (a) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments that are or are permitted to be paid in cash (or converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and

(b) the net income for such period will include any ordinary course dividends, distributions or other payments in cash received from any such Person during such period in excess of the amounts included in clause (a) hereof;

(vii) the cumulative effect of a change in accounting principles during such period will be excluded;

(viii) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(ix) all non-cash impairment charges and asset write-ups, write-downs and write-offs will be excluded;

(x) all non-cash charges or expenses realized in connection with or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(xi) any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(xii) accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions or any acquisition constituting an Investment will be excluded;

(xiii) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees will be excluded;

(xiv) any currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Hedge Agreements for currency exchange risk), will be excluded;

(xv) (a) the non-cash portion of “straight-line” rent expense will be excluded and (b) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(xvi) expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (a) has not been denied by the applicable carrier in writing and (b) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (xvi);

(xvii) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(xviii) non-cash charges for deferred tax asset valuation allowances will be excluded; and

(xix) any non-cash decrease or increase in revenues resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) will be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets, in each case, permitted under the terms hereof.

“Consolidated Secured Debt” shall mean, as of any date, all Consolidated Debt of Holdings and its Restricted Subsidiaries as of such date that is secured by a Lien on any assets of Holdings or any of its Restricted Subsidiaries.

“Consolidated Total Net Debt” shall mean, as of any date, the Consolidated Debt as of such date minus all Unrestricted Cash, in each case, determined based upon the financial statements for the most recent four fiscal quarter period available internally as of the date of determination, calculated on a Pro Forma Basis; provided that for purposes of calculating the Consolidated Total Net Debt with respect to any Indebtedness then being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that, in each case, do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, or, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primarily obligor to make payment of such primary obligation against loss in respect thereof, or (iv) as an account party in respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“continuing” shall mean, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Requirement” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Contribution Indebtedness” has the meaning assigned to such term in Section 10.01(b)(xvi).

“Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004 of the United Kingdom.

“Conversion Fee” shall mean 1.00%.

“CPS” shall mean the Crown Prosecution Service of the United Kingdom (or any successor or replacement body from time to time).

“Credit Documents” shall mean this Agreement, including without limitation, schedules and exhibits hereto, the Engagement Letter, the Agency Fee Letter, the Guarantees, the Collateral Documents, and any agreements entered into by any Credit Party with or in favor of the Administrative Agent, the Collateral Agent and/or the Lenders in connection with this Agreement, including any promissory notes evidencing any Loan and any amendments, modifications or supplements thereto or waivers thereof, and any other document, agreement or letter agreed in writing by the Borrower and the Administrative Agent to be a Credit Document.

“Credit Parties” shall mean, collectively, Holdings, the Borrower and the Guarantors, or any of them as the context may require.

“Criminal Pension Power” shall mean any action taken under, pursuant to, or in connection with, section 58A, section 58B, section 58C or section 58D of the Pensions Act 2004 of the United Kingdom.

“DDA” shall mean any checking or other demand deposit account maintained by the Credit Parties.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence (x) of Demand Notes or (y) by Holdings or any of its Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 (other than Sections 10.1(iii), (xxii) and/or (xxxiii)), regardless of whether such items would be classified as indebtedness on a consolidated balance sheet of such Person).

“Debtor Relief Laws” shall mean the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), the reorganization or arrangement provisions of applicable corporate statutes, the UK Insolvency Act, the UK Corporate Insolvency and Governance Act and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, administrative receivership, insolvency, reorganization, or similar debtor relief laws of the United States, England and Wales, the United Kingdom, Canada or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, constitutes a Lender Default.

“Default Rate” shall have the meaning provided in Section 2.6(c).

“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” shall mean any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Demand Failure Event” shall have the meaning provided in Schedule 3.1.

“Demand Notes” shall have the meaning provided in Schedule 3.1.

“Derivative Counterparties” shall have the meaning provided in Section 13.16.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by Holdings or any Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration by the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disclosed Matter” shall mean the existence or occurrence of any matter which has been disclosed either in writing by the Company to the Agent and the Lenders or in any filing made by Holdings with the SEC, in each case prior to the Closing Date.

“Disclosed UK DB Pension Plans” shall mean the Xerox Final Salary Pension Scheme established by a trust deed dated July 1, 1971 and currently governed by a Trust Deed and Rules dated April 5, 2012 (as amended) and the Xerox Unfunded Unapproved Pension Scheme.

“Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Holdings and its Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” shall mean the sale, consignment, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including (x) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (y) any issuance of Capital Stock by any Subsidiary of such Person.

“Disqualified Equity Securities” shall mean, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(i) mature or are mandatorily redeemable (other than solely for Qualified Equity Securities), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior or concurrent repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments);

(ii) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Securities), in whole or in part;

(iii) provide for the scheduled payments of dividends in cash; or

(iv) either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Securities, in each case, prior to the date that is 91 days after the earlier of:

(a) the Latest Maturity Date; and

(b) the date the Termination Conditions have been satisfied;

provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Equity Securities; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Equity Securities solely because they may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Equity Securities will not be deemed to be Disqualified Equity Securities.

“Distressed Person” shall have the meaning provided in the definition of the term Lender-Related Distress Event.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.6 (except as otherwise expressly provided herein).

(a) with respect to any amount denominated in Dollars, such amount; and

(b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined in accordance with the terms of this Agreement.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of Holdings that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“DPP” shall mean the Director of Public Prosecutions, acting as head of the CPS.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Engagement Letter” shall mean that certain Amended and Restated Engagement Letter, dated as of September 28, 2023, by and among Holdings, the Borrower and Jefferies Finance LLC, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“English Security Documents” shall mean the security agreement or other collateral document governed by the laws of England and Wales which is entered into on or after the date of this Agreement and which creates or evidences English Transaction Security.

“English Subsidiary Credit Party” shall mean each of the Restricted Subsidiaries of the Borrower set forth on Schedule 1.1(a) incorporated under the laws of England and Wales.

“English Transaction Security” shall mean the security created or expressed to be created in favor of the Collateral Agent, as trustee for the Secured Parties pursuant to any English Security Documents.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and natural resources such as flora and fauna.

“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, binding agreements and final, binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or exposure to Hazardous Materials).

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance Prepayment Event” shall mean any issuance for cash by Holdings or any of its Subsidiaries of its Capital Stock to any Person that is not a Credit Party that exceeds (in a single transaction or in a series of transactions) $1,000,000 in the aggregate including, without limitation, the issuance of Disqualified Equity Securities and the issuance by Holdings of its common Capital Stock (other than a public offering pursuant to a registration statement on Form S-8).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings or any of its Restricted Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean:

(i) a Reportable Event, with respect to a Plan;.

(ii) a withdrawal by Holdings or any of its Subsidiaries or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which Holdings, any of its Subsidiaries, or any such ERISA Affiliate, as applicable, was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by Holdings or any of its Subsidiaries or any ERISA Affiliate that is treated as a termination under Section 4062(e) of ERISA;

(iii) a complete or partial withdrawal by Holdings or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by Holdings or any of its Restricted Subsidiaries or any ERISA Affiliate concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA or endangered or in critical status within the meaning of Section 305 of ERISA;

(iv) the provision by a Plan administrator or the PBGC of notice of intent to terminate a Plan, to appoint a trustee to administer a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan;

(v) the incurrence by Holdings or any of its Restricted Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA;

(vi) the application for a minimum funding waiver under Section 412(c) of the Code or Section 302(c) of ERISA with respect to a Plan or Multiemployer Plan or the failure to satisfy the minimum funding standards of Section 412 of the Code with respect to a Plan, whether or not waived;

(vii) the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Plan; and

(viii) an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” shall mean the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU Legislation.

“Events of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and all rules and regulations from time to time promulgated thereunder.

“Excluded Accounts” shall mean

(i) accounts used exclusively as payroll and payroll taxes accounts, employee wage and benefit payment accounts, withholding tax and other fiduciary and trust accounts, escrow accounts in respect of arrangements with non-affiliated third parties, worker’s compensation and customs accounts and petty accounts,

(ii) zero balance disbursement account,

(iii) [reserved],

(iv) accounts which individually have an average daily closing balance for any fiscal month of less than $500,000 and which, collectively, together with any other accounts that are Excluded Accounts pursuant to this clause (iv), have a daily closing balance on any date of less than $3,000,000, and

(v) DDAs and securities accounts exclusively holding cash or Cash Equivalents subject to a Lien permitted under Section 10.2(bb) securing Indebtedness described in such Section so long such cash and Cash Equivalents are not used for any purpose other than to defease, or otherwise satisfy and discharge, such Indebtedness and such cash and Cash Equivalents are used to defease, or otherwise satisfy and discharge, such Indebtedness (to the extent of such cash and Cash Equivalents) within sixty (60) days of the deposit thereof.

“Excluded Affiliate” shall mean any Affiliate of any Agent that is engaged as a principal primarily in private equity, mezzanine financing or venture capital.

“Excluded Assets” shall mean all of the following, whether now owned or hereafter acquired:

(i) all Excluded Equity Interests;

(ii) all leasehold Real Property interests and all fee simple Real Property;

(iii) assets to the extent a security interest therein would result in materially adverse tax, accounting or regulatory consequences, in each case, as reasonably determined by the Borrower and the Administrative Agent, other than any assets (other than Excluded Equity Interests) owned by a Credit Party;

(iv) any governmental licenses or state or local franchises, charters and authorizations that are not permitted to be pledged under applicable law (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law);

(v) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed, to the extent that, and solely during the period for which, any assignment of an “intent-to-use” application prior to such filing would impair the validity or enforceability of or render void or voidable or result in the cancellation of the applicable Credit Party’s right title or interest therein or any trademark or service mark issued as a result of such application under applicable federal law and any other intellectual property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such intellectual property under applicable law ;

(vi) any Excluded Account;

(vii) any assets owned directly or indirectly by a Restricted Subsidiary that is not, and is not required to be, a Credit Party;

(viii) vehicles and any other assets subject to certificates of title (other than to the extent perfection of a security interest therein may be accomplished by filing a UCC financing statement, a PPSA financing statement or similar document under applicable law);

(ix) assets to the extent the granting of a security interest therein would be prohibited or restricted by any permitted contractual obligation binding on and relating to such asset at the time of acquisition thereof (and not entered into in contemplation thereof) after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law); provided, however, that the Collateral shall include (and such security interest shall attach and the definition of “Excluded Assets” shall not then include) immediately at such time as the contractual provisions referred to above shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such asset not subject to the provisions specified in this clause (ix); provided, further, that the exclusions referred to in this clause shall not include any proceeds of such contractual obligation;

(x) any Credit Party’s right, title or interest in any lease, license, contract or agreement to which such Credit Party is a party to the extent, but only to the extent, that such a grant would, under the terms of such lease, license, contract or agreement, result in a breach of (or violate) the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of or create a right of termination in favor of or require the consent of any other party thereto (other than Holdings, the Borrower or any of their respective Subsidiaries), such lease, license, contract or agreement (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law (including Title 11 of the United States Code)); provided, however, that the Collateral shall include (and such security interest shall attach and the definition of “Excluded Assets” shall not then include) immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such lease, license, contract or agreement not subject to the provisions specified in this clause (x); provided, further, that the exclusions referred to in this clause shall not include any proceeds of such lease, license, contract or agreement;

(xi) assets to the extent the granting of a security interest therein would be prohibited or restricted by applicable law, rule or regulation (including any requirement to obtain the consent, approval, license or authorization of any Governmental Authority which has not been obtained) (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law);

(xii) any assets to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent; or

(xiii) (a) any assets and proceeds thereof subject to a Lien permitted under Section 10.2(c) of this Agreement to the extent that the documents providing for the Indebtedness secured by such Liens do not permit such assets and proceeds thereof to be pledged to the Collateral Agent (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law (including Title 11 of the United States Code) or principles of equity); provided, further, that the exclusions referred to in this clause (a) shall not include any proceeds of such document including any loans or funds received pursuant to such documents or

(b) any assets subject to a Lien permitted by Section 10.2(g) to the extent securing Indebtedness permitted under Section 10.1(y) (solely to the extent relating to Permitted Refinancing Indebtedness incurred under Section 10.1(y)) so long as the documents providing for such Lien do not permit such assets to be pledged to the Collateral Agent.

Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such proceeds, substitutions or replacements would themselves constitute Excluded Assets referred to above).

“Excluded Equity Interests” shall mean any and all of the following Equity Interests, whether now owned or hereafter acquired:

(i) interests in non-wholly owned partnerships, non-wholly owned joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more unaffiliated third parties or not permitted by the terms of such person’s organizational or joint venture documents (so long as such prohibition did not arise as part of the acquisition or formation thereof or in anticipation of this Agreement but with no requirement to seek any such consent) (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law);

(ii) interests in Immaterial Subsidiaries (except to the extent the security interest therein can be perfected by the filing of a Form UCC-1 financing statement, PPSA financing statement or similar document under applicable law), captive insurance subsidiaries (including any Captive Insurance Company), not-for-profit subsidiaries, Finance SPEs;

(iii) margin stock;

(iv) voting Equity Interests of any Foreign Subsidiary that is a CFC or any FSHCO (other than any Foreign Subsidiary or FSHCO that is a Credit Party), in excess of 65% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary or FSHCO;

(v) [reserved];

(vi) to the extent applicable law requires that a Subsidiary of a Credit Party issue directors’ qualifying shares, nominee shares or similar shares which are required by applicable law to be held by persons other than such Credit Party, such qualifying shares, nominee shares or similar shares held by Persons other than such Credit Party;

(vii) any Equity Interests if, to the extent and for so long as the pledge of such Equity Interests hereunder is prohibited or restricted by any applicable law, rule or regulation including any requirement to obtain consent, approval, license or authorization of any Governmental Authority which has not been obtained (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law); provided that such Equity Interests shall cease to be Excluded Equity Interests at such time as such prohibition ceases to be in effect; or

(viii) Equity Interests (other than Equity Interests in any Credit Party) to the extent the same would result in materially adverse tax, accounting or regulatory consequences, in each case, as reasonably determined by the Borrower and the Administrative Agent.

“Excluded Subsidiary” shall mean, subject to Section 8.10(b), any:

(i) Immaterial Subsidiary;

(ii) Subsidiary that is not a Wholly-Owned Subsidiary of Holdings, the Borrower or another Credit Party; provided that no Subsidiary shall be deemed to be an Excluded Subsidiary pursuant to this clause (ii) as a result of the issuance of, or disposition of, Equity Interests issued by such Subsidiary after the Closing Date to a Person if prior to such disposition or issuance such Subsidiary was a Wholly-Owned Subsidiary unless

(x) such transaction is entered into by a Credit Party or its applicable Restricted Subsidiary for a bona fide business purpose and, for the avoidance of doubt, not for the primary purpose of causing such Subsidiary to be released from its Guarantee pursuant to Section 14.10 as a result of such Subsidiary otherwise constituting an Excluded Subsidiary pursuant to this clause (ii),

(y) such Equity Interests are issued or transferred either (I) to a Person that does not constitute an Affiliate of the Credit Parties at the time thereof or (II) to an Affiliate of the Credit Parties in connection with a joint venture arrangement established for a bona fide business purpose and

(z) after giving pro forma effect to the applicable release, the Credit Parties are deemed to have made a new Investment in such Person on the date of such release (as if such Subsidiary was not a Guarantor) in an amount equal to the portion of the fair market value of the Credit Parties’ retained ownership interest in such Subsidiary and such Investment would be permitted under this Agreement;

(iii) [reserved];

(iv) Subsidiary organized or incorporated outside of an Approved Jurisdiction;

(v) Finance SPE and any special purpose vehicle or entity;

(vi) Subsidiary if acting as a Guarantor, or its Guarantee, would, and only so long as it would,

(a) be prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on (but not incurred in anticipation of) the Closing Date or on the date such subsidiary is acquired or organized (as long as, in the case of an acquisition, organization or division of a subsidiary, such prohibition or restriction did not arise as part of or in anticipation of such acquisition, organization or division) or

(b) require a governmental, regulatory or third party (other than a Credit Party or an Affiliate of a Credit Party) consent, approval, license or authorization (unless such consent, approval, license or authorization has been received);

(vii) any Subsidiary that is a Captive Insurance Company or not-for-profit Subsidiary;

(viii) any Subsidiary (which is not a Guarantor as of the Closing Date) for which the provision of a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent;

(ix) any acquired Restricted Subsidiary, the purchase of which is financed with any Indebtedness not incurred in violation of Section 10.01 that constitutes assumed indebtedness and any Restricted Subsidiary thereof that guarantees such indebtedness, in each case to the extent such Indebtedness prohibits or therein prevents such Restricted Subsidiary from becoming a Guarantor and such prohibition or prevention was not entered into in contemplation of such acquisition;; and

(x) any Subsidiary in circumstances where the Borrower and the Administrative Agent agree that any of the cost and/or burden of providing a Guarantee is excessive in relation to the value to the Lenders afforded thereby, in each case, unless the Borrower determines in its sole discretion, upon notice to the Administrative Agent, that any of the foregoing Persons that is a Restricted Subsidiary should not be an Excluded Subsidiary; provided that (x) any such Restricted Subsidiary that is a Foreign Subsidiary providing a Guarantee shall be organized or incorporated in an Approved Jurisdiction, and (y) such Restricted Subsidiary shall comply with Section 8.10(a) upon such designation.

Notwithstanding the foregoing or anything to the contrary under this Agreement or any other Credit Documents, no Subsidiary that is a Credit Party or that is organized or incorporated in an Approved Jurisdiction (or successors thereof) shall be considered a CFC or FSHCO or be subject to any Section 956 Limitation; for purposes of the foregoing, “Section 956 Limitation” shall mean any exclusion or limitation on an entity providing guarantees or pledging its assets (other than assets that would, absent the application of this sentence, be Excluded Equity Interests), or on the pledge of Equity Interests issued by such entity (e.g., any 65% limitation), in each case, as a result of such entity being a CFC or FSHCO (or subsidiary thereof) or any adverse tax, cost, or burden resulting under Section 956 of the Code or similar provision.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), branch profits Taxes, and franchise Taxes, in each case (A) imposed by a jurisdiction (including any political subdivision thereof) as a result of such Recipient being organized or incorporated under the laws of, having its principal office located in, or in the case of any Lender, having its applicable lending office located in, such jurisdiction, or (B) that are Other Connection Taxes, (ii) in the case of a Lender, any United States federal withholding Tax that is required to be imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time such Lender acquires such interest in the Loan or Commitment or designates a new lending office (other than in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7 or that designates a new lending office pursuant to a request by the Borrower), except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iii) any withholding Taxes attributable to a Recipient’s failure to comply with Section 5.4(e), or (iv) any United States federal withholding Taxes imposed under FATCA.

“Existing Company Notes” shall mean (i) the 3.80% senior unsecured notes of the Borrower due 2024 in an initial aggregate principal amount of $300,000,000 issued under the Existing Company Notes Indenture (as modified by the applicable supplement thereto), (ii) the 4.800% senior unsecured notes of the Borrower due 2035 in an initial aggregate principal amount of $250,000,000 issued under the Existing Company Notes Indenture (as modified by the applicable supplement thereto) and (iii) the 6.75% senior unsecured notes of the Borrower due 2039 in an initial aggregate principal amount of $350,000,000 issued under the Existing Company Notes Indenture (as modified by the applicable supplement thereto).

“Existing Company Notes Indenture” shall mean that certain Indenture, dated as of December 4, 2009, between the Borrower, as issuer, and The Bank of New York Mellon, as trustee.

“Existing Holdings 5.00% Notes Indenture” shall mean that certain Indenture, dated as of August 6, 2020, between Holdings, as issuer, and U.S. Bank National Association, as trustee.

“Existing Holdings 5.50% Notes Indenture” shall mean that certain Indenture, dated as of August 6, 2020, between Holdings, as issuer, and U.S. Bank National Association, as trustee.

“Existing Holdings Notes” shall mean (i) the 5.00% senior unsecured notes of Holdings due 2025 in an initial aggregate principal amount of $750,000,000 issued under the Existing Holdings 5.00% Notes Indenture (as modified by the applicable supplement thereto) and (ii) the 5.50% senior unsecured notes of Holdings due 2028 in an initial aggregate principal amount of $750,000,000 issued under the Existing Holdings 5.50% Notes Indenture (as modified by the applicable supplement thereto).

“Existing Holdings Notes Indentures” shall mean the Existing Holdings 5.00% Notes Indenture and the Existing Holdings 5.50% Notes Indenture.

“Extended Term Loan Interest Rate” shall mean a rate per annum, from and including the Bridge Loan Rollover Date to but excluding the Extended Term Loan Maturity Date, equal to 9.50% per annum increasing by 0.25% per annum at the end of every ninety (90) day period ended after the Bridge Loan Rollover Date; provided that such Extended Term Loan Interest Rate shall not exceed the Total Cap.

“Extended Term Loan Maturity Date” shall have the meaning provided in Section 2.4(a).

“Extended Term Loans” shall have the meaning provided in Section 2.4(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FITTLE Assets” shall mean existing finance lease receivables assets held by the Borrower or its receivables subsidiaries in jurisdictions over which a lien is permitted to be granted (and excluding, for the avoidance of doubt, such finance lease receivables that are (and are permitted to be) encumbered by any receivables, securitization or vendor financing existing at the time such collateral is granted or permitted to be incurred hereunder (or under the applicable document governing the instrument benefitting from such security interest in FITTLE Assets), and subject to exceptions to be agreed between the Company and the Administrative Agent, including for certain entities in certain immaterial jurisdictions or otherwise unduly burdensome (in each case, as may be so mutually agreed upon).

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three depository institutions of recognized standing selected by it.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Fees” shall mean all amounts payable pursuant to, or referred to in, the Agency Fee Letter.

“Finance SPE” shall mean (a) any Receivables SPE and (b) any Subsidiary that (i) is a special purpose financing vehicle, (ii) was created solely for the purpose of facilitating the incurrence of Indebtedness or issuances of Equity Interests by Holdings or any Subsidiary, (iii) has no business other than the facilitation of such incurrence or issuance and activities incidental thereto and (iv) is capitalized with an amount not materially more than the cash proceeds received by such Finance SPE from such transaction.

“Financial Officer” shall mean, with respect to any Person, the chief financial officer, president, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person.

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004 of the United Kingdom.

“Foreign Subsidiary” shall mean each Subsidiary of Holdings that is not (a) a Domestic Subsidiary, or (b) a Subsidiary organized or incorporated in England and Wales or Canada.

“FSHCO” shall mean any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of the equity and, if any, indebtedness of one or more direct or indirect Foreign Subsidiaries that are CFCs that are not resident in any Approved Jurisdiction.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies), or, with respect to any Foreign Subsidiary of Holdings, generally accepted accounting principles in the jurisdiction of organization of such Subsidiary as in effect from time to time and/or, at the option of such Foreign Subsidiary, IFRS.

“Governmental Authority” shall mean any federal, state, provincial, territorial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” of or by any Person (the “guarantor”) shall mean:

(i) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations;

(b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(d) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or

(e) as an account party in respect of any letter of credit, bank guarantee or other letter of credit guaranty issued to support such Indebtedness or other obligation; or

(ii) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor;

provided, that the term “Guarantee” will not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).

The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean, collectively, Holdings and the Subsidiary Credit Parties.

“Guaranty” shall mean the Guaranty Agreement, to be entered into pursuant to Section 8.13, among the Credit Parties and the Administrative Agent, as amended, restated, supplemented and/or otherwise modified from time to time.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls or radon gas, in each case, that are regulated or would reasonably be expected to give rise to liability under any Environmental Law.

“Hedge Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries will be a Hedge Agreement.

“Holdings” shall have the meaning provided in the recitals to this Agreement.

“IFRS” shall mean the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto, as in effect from time to time, subject to Section 1.3.

“Immaterial Subsidiary” shall mean, as of any date, any Restricted Subsidiary of Holdings that, as of the last day of the most recent fiscal quarter of Holdings for which Required Financial Statements have been delivered (or were required to have been delivered),

(i) owned total assets representing less than 2.5% of the total assets owned by Holdings and its Restricted Subsidiaries on a consolidated basis as of such date, and taken together with all Immaterial Subsidiaries, owned total assets representing less than 7.50% of the total assets owned by Holdings and its Restricted Subsidiaries on a consolidated basis as of such date, or

(ii) had gross revenues representing less than 2.5% of the gross revenues of Holdings and its Restricted Subsidiaries on a consolidated basis as of such date, and taken together with all Immaterial Subsidiaries, had gross revenues representing less than 7.50% of the gross revenues of Holdings and its Restricted Subsidiaries on a consolidated basis as of such date.

“Impacted Loans” shall have the meaning provided in Section 2.8.

“Indebtedness” shall mean, with respect to any Person, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(e) all Capital Lease Obligations of such Person;

(f) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(g) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(h) the principal component of all obligations of such Person in respect of bankers’ acceptances;

(i) all Guarantees by such Person of Indebtedness described in clauses (a) through (h) above; and

(j) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Securities (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Equity Securities);

provided that Indebtedness will not include:

(a) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;

(b) prepaid or deferred revenue arising in the ordinary course of business;

(c) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy warranty or unperformed obligations of the seller of such asset;

(d) any earn-out, purchase price or working capital adjustment obligation, non-compete agreement obligations, consulting obligations and deferred compensation obligations until any such obligation is not paid within five Business Days after becoming due and payable;

(e) obligations under or in respect of inventory financing agreements entered into in the ordinary course of business;

(f) Contingent Obligations incurred in the ordinary course of business;

(g) accruals for payroll and other liabilities accrued in the ordinary course of business; and

(h) liabilities associated with customer prepayments and deposits.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Persons” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Inside Maturity Notes” shall mean each of (a) Holdings’ 5.000% Senior Notes due 2025 and 5.500% Senior Notes due 2028 and (b) the Borrower’s 3.800% Senior Notes due 2024.

“Intellectual Property” shall mean U.S. foreign and multi-national intellectual property, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts, or similar legal protections related to any of the foregoing.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 7.18(a).

“Inventory” shall mean, with respect to a Person, all of such Person’s now owned and hereafter acquired inventory (as defined in the UCC or the PPSA, as applicable), goods and merchandise, wherever located, in each case, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise and other property, and all documents of title or other documents representing the foregoing.

“Investment” shall mean, as to any Person, the acquisition or investment by such Person, by means of

(a) the purchase or other acquisition (including by merger or otherwise) of Equity Interests of another Person,

(b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and consistent with past practices) or

(c) the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) of all or substantially all of the property and assets of another Person or assets constituting a line of business or division or business or operating unit of such Person; provided that, in the event that any Investment is made by Holdings or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through Holdings or any Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.4.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Borrower’s good faith estimate of the fair market value of such asset or property at the time such Investment is made)), without adjustment for subsequent changes in the value of such Investment, net of any Returns with respect to such Investment.

“IRS” shall mean the United States Internal Revenue Service.

“ITA” shall mean the Income Tax Act (Canada), as amended, and including any successor legislation thereto.

“Junior Lien Indebtedness” shall mean any Indebtedness that is secured by a Lien on the Collateral that is expressly junior to the Lien securing the Loans (excluding, for the avoidance of doubt, Indebtedness under the ABL Credit Agreement).

“Latest Maturity Date” shall mean, as of any date of determination, the latest maturity date applicable to any Loans hereunder at such time, including the latest termination date of any Extended Term Loans, as extended in accordance with this Agreement from time to time.

“Legal Reservations” shall mean (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, (b) applicable Debtor Relief Laws, (c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void, (d) the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge, (e) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, (f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, (g) the principle that the creation or purported creation of collateral over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which security has purportedly been created, (h) similar principles, rights and defenses under the laws of any relevant jurisdiction and (i) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion delivered pursuant to the Credit Documents.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean:

(a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any borrowing or reimbursement obligations hereunder, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied;

(b) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due;

(c) any Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other similar agreements in which it commits to extend credit;

(d) the failure of any Lender, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower);

(e) any Lender or a direct or indirect parent company of such Lender becoming subject to a Bail-in Action; or

(f) (6) the admission in writing by any Lender that it is insolvent or such Lender becoming subject to a Lender-Related Distress Event.

“Lender Group” shall mean each of the Lenders and Agent, or any one or more of them.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any Person that directly or indirectly controls a Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver, administrative receiver, monitor, compulsory manager or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event will not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lien” shall mean, with respect to any asset any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset; or (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will an operating lease, or an agreement to sell be deemed to constitute a Lien.

“Loans” shall mean the Bridge Loans and the Extended Term Loans, collectively.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, financial condition or results of operations, in each case, of Holdings and its Restricted Subsidiaries (taken as a whole), (b) the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Credit Documents, or (c) the ability of the Credit Parties (taken as a whole) to perform its monetary obligations under the Credit Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans) of Holdings, the Borrower or any Subsidiary Credit Party in an aggregate outstanding principal amount exceeding at the time of any determination the greater of (x) $120,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period at such time of determination.

“Material Subsidiary” shall mean any Restricted Subsidiary other than an Immaterial Subsidiary.

“Measurement Period” shall mean, at any date of determination, the most recently completed four fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 8.4.

“MNPI” shall mean any material Non-Public Information regarding Holdings and the Subsidiaries that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition, “material Non-Public Information” shall mean Non-Public Information that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Loans or to enter into any of the transactions contemplated thereby.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding five plan years made or accrued an obligation to make contributions or to which Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate has or could reasonably be expected to have liability, contingent or otherwise.

“Net Cash Proceeds” shall mean the aggregate cash proceeds (using the fair market value (as determined in good faith by the Borrower) of any Cash Equivalents) received by Holdings or any Restricted Subsidiary in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedge Agreements in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction that is secured by a Lien (provided that, in the case of Collateral, such Lien is prior or senior to the Lien securing the Obligations), any costs associated with unwinding any related Hedge Agreements in connection with such transaction and any deduction of appropriate amounts to be provided by Holdings or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that such reserved amounts will be deemed to be Net Cash Proceeds to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount).

“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-MNPI” shall mean information and documentation with respect to Holdings and its Subsidiaries that is not MNPI.

“Non-Public Information” shall mean information that is not (i) publicly available or (ii) information of the type that would be publicly available if a Person was a public reporting company (in the case of Holdings, the Borrower or any of the Borrower’ Subsidiaries, as reasonably determined by the Borrower).

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit E.

“Notifiable Event” shall mean an event that is notifiable to the Pensions Regulator under Section 69 or Section 69A of the Pensions Act 2004 of the United Kingdom and associated regulations (as amended from time to time).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and all amounts owing to any Agent or any Lender or any beneficiary of any indemnification obligation undertaken by any Credit Party, in each case pursuant to the terms of this Agreement, any other Credit Document, including all interest, fees, expenses and other amounts accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Credit Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended (the “Bankruptcy Code”), or any other Debtor Relief Laws naming such Credit Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest, fee, expense or other amount is allowed or allowable as a claim in such proceeding, provided that Obligations shall not, in any event, include any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, premium, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Credit Document, or sold or assigned an interest in any Loan or this Agreement or any other Credit Document).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.7).

“Outstanding Amount” shall mean with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight Rate” shall mean, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Company” shall mean, (i) with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender and, (ii) with respect to any other Person, so long as such Person directly or indirectly holds 100% of the Voting Stock of the Borrower, and at the time such Person acquired such Voting Stock, no Person and no Persons that are together a group (within the meaning of Section 13(d)(3) or

Section 14(d)(2) of the Exchange Act or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of such Person.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Pensions Regulator” shall mean the body corporate established under section 1 of the Pensions Act 2004 of the United Kingdom (or any replacement or successor body from time to time).

“Permitted Acquisition” shall mean any acquisition of all or substantially all the assets of, or a majority of the Equity Interests in (or any acquisition of the Equity Interests in if, following the acquisition of such Equity Interests, a majority of the Equity Interests is owned by the Borrower and its Restricted Subsidiaries and such Person is or becomes a Restricted Subsidiary), or merger, consolidation or amalgamation with, a Person (provided that the survivor of any such merger, consolidation or amalgamation is a Restricted Subsidiary and if with a Credit Party, the Credit Party is the surviving entity), or any acquisition of assets constituting a business or operating unit, division or line of business of a Person (or any subsequent investment made in a Person, business or operating unit, division or line of business of a Person previously acquired in a Permitted Acquisition) if (1) no Event of Default is continuing immediately prior to the execution of the binding agreement governing such Investment or would result therefrom; and (2) the Borrower complies with Section 8.10, to the extent applicable.

“Permitted Investment” shall have the meaning assigned to such term in Section 10.4.

“Permitted Liens” shall have the meaning assigned to such term in Section 10.2.

For purposes of this definition, the term Indebtedness shall be deemed to include interest, premiums (if any), fees, expenses and other obligations on such Indebtedness.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued with the consent of the Administrative Agent in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, retire, discharge, repurchase, exchange or refund (collectively, “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and other costs and expenses incurred in connection with such Refinancing);

(ii) other than with respect to customary escrow arrangements, the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced and has a final maturity date equal to or later than the maturity date of the Indebtedness being Refinanced;

(iii) if the Indebtedness being Refinanced is subordinated in right of payment to any Obligations under this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to such Obligations on terms at least as favorable in all material respects to the Lenders (as determined in good faith by the Borrower) as those contained in the documentation governing the Indebtedness being Refinanced;

(iv) no Permitted Refinancing Indebtedness may have different obligors, or greater Guarantees or security, than the Indebtedness being Refinanced;

(v) the terms and conditions (excluding in respect of interest, fees, call protection and other economic terms) of any such Permitted Refinancing Indebtedness shall (A) other than with respect to the Refinancing of any Indebtedness subject to Required Debt Terms, not be more restrictive (as reasonably determined by the Borrower), when taken as a whole, to Holdings and its Restricted Subsidiaries than those set forth in this Agreement; (B) reflect then-current market terms for such type of Permitted Refinancing Indebtedness (as reasonably determined by the Borrower) (provided that any financial covenant with respect to such Indebtedness shall also be added for the benefit of the Lenders hereunder) or (C) be otherwise reasonably acceptable to the Administrative Agent; and

(vi) in the case of a Refinancing of Indebtedness that is secured by Liens on the Collateral, a Debt Representative acting on behalf of the holders of such Permitted Refinancing Indebtedness has become party to or is otherwise subject to the provisions of the ABL Intercreditor Agreement (if applicable) and an Acceptable Intercreditor Agreement.

Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date after the date of original incurrence thereof.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, unlimited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (1) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; and (2) either (a) sponsored, maintained, contributed to or required to be contributed to (at the time of determination or at any time within the five years prior thereto) by Holdings or any of its Restricted Subsidiaries or any ERISA Affiliate or (b) in respect of which Holdings or any of its Restricted Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning provided in Section 13.17(a).

“PPSA” shall mean the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if validity, perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” shall mean the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights thereunder) for purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or priority.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or Equity Issuance Prepayment Event.

“primary obligations” shall have the meaning provided in the definition of the term Contingent Obligations.

“primary obligor” shall have the meaning provided in the definition of the term Contingent Obligations.

“Pro Forma Basis” or “Pro Forma” shall mean, with respect to the calculation of the Secured Leverage Ratio, the Total Net Leverage Ratio, the Total Leverage Ratio, Consolidated EBITDA, or any other calculation under any applicable provision of the Credit Documents, as of any date, that

(a) pro forma effect will be given to Specified Transactions, in each case that have occurred during the four consecutive fiscal quarter period of the Borrower being used to calculate such financial ratio (the “Reference Period”), as if each such event occurred on the first day of the Reference Period, and

(b) without duplication with any addback in the definition of Consolidated EBITDA, pro forma effect may be given to pro forma “run rate” cost savings, operating expense reductions, restructuring charges and synergies related to or resulting from operational efficiencies, strategic initiatives and cost saving initiatives, acquisitions, divestitures, other specified transactions, restructurings, Permitted Acquisitions or any other acquisition that constitutes a Permitted Investment and other initiative and action and reasonably expected by the Borrower and its Restricted Subsidiaries to be realized based upon actions that have been taken as of the date of such calculation, or as of the date of such calculation are reasonably expected to be taken within 24 months of the date of such calculation, (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, operating expense reductions, restructuring charges and synergies are factually supportable and reasonably identifiable in the good faith determination of the Borrower, as certified in writing by a Financial Officer of the Borrower or Holdings; provided that such cost savings, operating expense reductions, restructuring charges and synergies under this clause (b) and clause (xi) of the definition of “Consolidated EBITDA” shall not exceed in any consecutive four fiscal quarter period the Synergies Threshold for such four consecutive fiscal quarter period, calculated after giving effect to such Synergies Threshold.

“Projections” shall mean all projections (including financial estimates, financial models, forecasts and other forward-looking information) furnished to the Lenders or the Administrative Agent by or on behalf of Holdings or any of the Subsidiaries on or prior to the Closing Date.

“Qualified Equity Securities” shall mean any Equity Interests other than Disqualified Equity Securities.

“Qualified Receivables Transaction” shall mean any transaction or arrangement or series of transactions or arrangements in an aggregate amount not to exceed, when taken together with all Qualified Receivables Transactions and Third Party Vendor Financings, $100,000,000, and entered into by Holdings or any of its Subsidiaries in order to monetize or otherwise finance, or as a result of which it may receive earlier than otherwise due amounts that will become receivable or be earned in the future in respect of, a discrete pool (which may be fixed or revolving) of Receivables, leases or other financial assets including (1) any sale and assignment of receivables agreements and (2) any financing contracts and any transaction or arrangement that is not a sale or transfer but pursuant to and by virtue of which a Person succeeds to, and becomes entitled to, the rights under or in respect of such Receivables, leases or other financial assets (in each case whether now existing or arising in the future), and which may include a Lien on (a) Receivables, (b) deposit or other accounts (and the funds or investments from time to time credited thereto) established in connection with a Qualified Receivables Transaction to secure obligations of Holdings or any Subsidiary arising in connection with or otherwise related to such transaction, (c) any promissory note issued by Holdings or any Subsidiary evidencing the repayment of amounts directly or indirectly distributed to Holdings or any Subsidiary from any such accounts and (d) any assets of or Equity Interests in each and any Receivables SPE used to facilitate such transaction.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Credit Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables” shall mean as to any Person, all of such Person’s, contract rights, instruments, documents, chattel paper (whether tangible or electronic), general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Person, in each case, arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Administrative Agent hereunder.

“Receivables SPE” shall mean a Subsidiary that is a special purpose entity that,:

(a) borrows against Receivables or purchases, leases or otherwise acquires Receivables or sells, disposes, assigns, leases, conveys or otherwise transfers Receivables to one or more third party purchasers or another Receivables SPE in connection with a Qualified Receivables Transaction,

(b) engages in other activities that are necessary or desirable to effectuate the activities described in the definitions of Qualified Receivables Transaction or Third-Party Vendor Financing Program, and

is established or then used solely for the purpose of, and has no business other than, owning a Receivables SPE, servicing Receivables owned by a Receivables SPE, owning or holding title to the property or assets giving rise to such Receivables or any activities incidental thereto (including those described in the definitions of Qualified Receivables Transaction or Third-Party Vendor Financing Program); provided, that a Receivables SPE shall not be required to be a special purpose entity if it is a Foreign Subsidiary that is not a Credit Party and any Securitization Arrangement with respect to such Receivables SPE shall not have recourse against Holdings, the Borrower or any Restricted Subsidiary.

“Recipient” shall mean (a) the Administrative Agent and/or the Collateral Agent or (b) any Lender.

“Refinance” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness”, and the terms “Refinanced” and “Refinancing” will have correlative meanings.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Holdings or its Restricted Subsidiaries in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, partners, trustees, officers, employees, agents, receivers, administrative receivers, monitors, administrators, managers, compulsory managers, and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the Environment.

“Removal Effective Date” shall have the meaning provided in Section 12.9(b).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Bridge Arranger” shall mean Jefferies Finance LLC, including acting through any of its affiliates or branches as it deems appropriate.

“Required Debt Terms” shall mean, subsequent to the delivery and satisfaction of the items set forth in Section 8.13, in respect of any Indebtedness,

(i) such Indebtedness shall have a final maturity date equal to or later than the date that is 91 days after the maturity date of the Loan and, if applicable, shall amortize in regularly scheduled amounts (excluding any mandatory prepayments to the extent not paid from proceeds of Collateral),

(ii) such Indebtedness shall (A) reflect then-current market terms for such type of Indebtedness (as reasonably determined by the Borrower and the Administrative Agent) (provided that any financial covenant with respect to such Indebtedness shall also be added for the benefit of the Lenders) or (B) be otherwise reasonably acceptable to the Administrative Agent, and

(iii) notwithstanding any other provision set forth in the Credit Documents, such Indebtedness shall be unsecured.

“Required Investment Bank” shall mean the Investment Bank affiliated with the Required Bridge Arranger.

“Required Lenders” shall mean, as of any date of determination, Lenders having or holding a majority of the sum of (a) Total Outstandings and (b) aggregate unused Total Commitments at such date, provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).

“Restricted Debt” shall mean, collectively, (w) any Junior Lien Indebtedness, (x) any Subordinated Indebtedness, (y) any unsecured Indebtedness or (z) any preferred stock (including any convertible preferred stock).

“Restricted Payments” shall mean any dividend, other distribution or other payment (whether in cash, securities or other property) with respect to any capital stock or other Capital Stock of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Capital Stock, or on account of any return of capital to any Person’s shareholders, partners or members (or the equivalent of any thereof) or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” shall mean any Subsidiary of Holdings. Prior to the Bridge Loan Rollover Date, the Borrower shall not designate any Subsidiary as an “Unrestricted Subsidiary” (as defined in the ABL Credit Agreement).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Return” shall mean, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect in cash (or the fair market value of property and assets received as determined by the Borrower in good faith) thereof.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” shall mean, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” shall mean any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated persons, including the list of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union, the United Kingdom, Hong Kong Monetary Authority and His Majesty’s Treasury, or any other Sanctions-related list maintained by any other relevant Governmental Authority with jurisdiction over any member the Lender Group or any Credit Party or any of their respective Subsidiaries or Controlled Affiliates of the foregoing, (b) any Person operating, organized or resident in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by, or acting on behalf of, any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” shall mean individually and collectively, respectively, economic sanctions, trade sanctions, financial sanctions, secondary sanctions, trade embargoes and other sanctions laws, regulations or embargoes imposed, administered or enforced from time to time by: (a) the government of the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union Member State, (d) the United Kingdom, (e) the Government of Canada or (f) any other Governmental Authority with jurisdiction over any member of the Lender Group or any Credit Party or any of their respective Subsidiaries or Controlled Affiliates of the foregoing.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Secured Leverage Ratio” shall mean, as of any date, the ratio of Consolidated Secured Debt as of the last day of the then most recently ended Test Period to Consolidated EBITDA for the then most recently ended Test Period, calculated on a Pro Forma Basis.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 12.2, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Canadian statute.

“Securitization Arrangements” shall mean, collectively, such Third-Party Vendor Financing Programs or Qualified Receivables Transactions entered into from time to time, between, inter alios, a Credit Party and/or any of its Subsidiaries (in each case, other than a Finance SPE) and a Securitization Provider, pursuant to which Securitization Proceeds are (a) remitted by account debtors or collected by such Credit Party or its Subsidiary into Co-Mingled Bank Accounts and (b) thereafter remitted by such Credit Party or its Subsidiary into a collection account maintained by, for the benefit of, or in the name of, a Finance SPE.

“Securitization Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of May 22, 2023, by and among, inter alios, the Collateral Agent, Citibank, N.A., the Securitization Providers from time to time party thereto and the Credit Parties and their respective Subsidiaries (in each case, other than a Finance SPE) from time to time party thereto, providing for the application of Securitization Proceeds that are remitted into Co-Mingled Bank Accounts pursuant to the Securitization Arrangements as between the Designated ABL Administrative Agent (as defined therein) and such Securitization Providers (as amended, restated, supplemented and/or otherwise modified from time to time).

“Securitization Proceeds” shall mean, collectively, the proceeds of Receivables, leases, conditional sale contracts or other financial assets of the Credit Parties and/or their respective Subsidiaries (in each case, other than a Finance SPE) that are sold or transferred by a Credit Party and/or its Subsidiary (in each case, other than a Finance SPE) pursuant to Third-Party Vendor Financing Programs or Qualified Receivables Transactions.

“Securitization Provider” shall mean each of Mizuho Bank, Ltd., Scotia Capital Inc., BNP Paribas and Marlin Leasing Corporation, including their successors and assigns.

“Security Documents” shall mean the collective reference to the Collateral Agreement, the English Security Documents, the Canadian Security Documents and each of the security agreements, deed of hypothec and other instruments and documents executed and delivered by any Credit Party pursuant hereto, thereto or pursuant to which a Credit Party grants a lien on collateral to secure the Obligations.

“Share Repurchase Agreement” shall mean that certain Purchase Agreement, dated September 28, 2023 by and among Borrower, on the one hand, and Mr. Carl C. Icahn, an individual, and certain affiliated entities of Mr. Icahn that are signatories thereto and listed on Schedule A thereto, on the other hand.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date or any other business activities which are reasonable extensions thereof or otherwise similar, incidental, complementary, or ancillary to any of the foregoing, in each case as reasonably determined by the board of directors of Holdings.

“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Sole Lead Arranger and Bookrunner” shall mean Jefferies Finance LLC.

“Special Share Repurchase” shall have the meaning provided in the recitals to this Agreement.

“Specified Transaction” shall mean any Permitted Acquisition or any Investment (including any Limited Condition Transaction (as defined in the ABL Credit Agreement)), any fundamental changes, any issuance, incurrence, assumption or repayment of Indebtedness (including Indebtedness issued, incurred, assumed or repaid as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated), all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business or division, Restricted Payment, incurrence of Liens, and restructuring, strategic and other cost savings initiatives that, by the terms of this Agreement, is to be calculated on a “Pro Forma Basis”; provided that, at the Borrower’s election, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $15,000,000 shall not be calculated on a “Pro Forma Basis”.

“Spot Rate” shall have the meaning provided in Section 1.6(a).

“SPV” shall have the meaning provided in Section 13.6(g).

“Subordinated Indebtedness” shall mean any Indebtedness of the Borrower and the Guarantors which is by its terms subordinated in right of payment to the Obligations of the Borrower or such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than 50.0% of the voting Equity Interests are at the time owned by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of Holdings.

“Subsidiary Credit Party” shall mean (1) on the Closing Date, each of the Restricted Subsidiaries of the Borrower set forth on Schedule 1.1(a) and (2) from time to time after the Closing Date, each other Restricted Subsidiary of the Borrower that becomes a party to the Guaranty (whether originally or by the execution of the Joinder Agreement) and the Collateral Agreement (or, in the case of any Foreign Subsidiary, the equivalent Credit Document) as a Guarantor and guarantees and grants Liens on the Collateral to secure the Obligations in accordance with the terms hereof.

“Supported QFC” has the meaning specified therefor in Section 13.23 of this Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a (47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.

“Termination Conditions” shall mean (a) the payment in full in cash of the Loans, together with interest, Fees and all Obligations hereunder (other than contingent indemnification obligations not then due) and (b) the termination of the Commitments.

“Test Period” shall mean at any time, the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements are delivered or required to be delivered pursuant to Section 8.4(a) or (b); provided that, prior to the first delivery (or required delivery) of financial statements pursuant to Section 8.4(b) after the Closing Date, “Test Period” shall mean the period of four consecutive fiscal quarters ending prior to the fiscal quarter for which such financial statements are (or are required to be) delivered pursuant to Section 8.4(b).

“Third-Party Vendor Financing Program” shall mean each and any arrangement in an aggregate amount not to exceed, when taken together with all Qualified Receivables Transactions and Third Party Vendor Financings, $150,000,000, by Holdings or any Subsidiary of third-party vendor financing directly or indirectly for customers of Holdings and its Subsidiaries including (a) the sale of a financing business of any Person (other than a Credit Party), (b) sales, dispositions, assignments, leases, licenses, conveyances or other transfers of all or any portion of the business of, and assets relating to the business of, providing billing, collection and other services in respect of finance, lease and other receivables of any Person (other than a Credit Party); (c) Qualified Receivables Transactions and (d) other arrangements for the indirect financing of Receivables wherein a third-party financier makes loans to Subsidiaries that are Finance SPEs in respect of Receivables generated by Holdings and its Subsidiaries, whether generated prior to or during such arrangements and whether the relevant transaction is treated as on or off Holdings’ Consolidated balance sheet.

“Total Cap” shall have the meaning provided in Schedule 3.1.

“Total Commitment” shall mean the sum of the Commitments of all the Lenders.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the Total Commitment at such date, and (ii) without duplication of clause (i), the aggregate outstanding principal amount of all Loans at such date.

“Total Leverage Ratio” shall mean, as of any date, the ratio of Consolidated Debt as of the last day of the then most recently ended Test Period to Consolidated EBITDA for the then most recently ended Test Period, calculated on a Pro Forma Basis.

“Total Net Leverage Ratio” shall mean, as of any date, the ratio of Consolidated Total Net Debt as of the last day of the then most recently ended Test Period to Consolidated EBITDA for the then most recently ended Test Period, calculated on a Pro Forma Basis.

“Total Outstandings” shall mean, at any time, the aggregate Outstanding Amount of all Loans at such time.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred or paid by Holdings or any of its Affiliates in connection with the Transactions, if any (and charges for repurchase or rollover of, or modifications to, equity options and/or restricted equity), this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions constituting or contemplated by this Agreement and the other Credit Documents, the Special Share Repurchase in respect of the Capital Stock, and the consummation of any other transactions in connection with the foregoing (including the payment of the fees, costs and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).

“Transferee” shall have the meaning provided in Section 13.6(e).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“UK” or “United Kingdom” shall each mean the United Kingdom of Great Britain and Northern Ireland.

“UK Companies Act” shall mean the Companies Act 2006 enacted in the United Kingdom, as such act may be amended, varied, supplemented or replaced from time to time.

“UK Corporate Insolvency and Governance Act” shall mean the Corporate Insolvency and Governance Act 2020 enacted in the United Kingdom, as such act may be amended, varied, supplemented or replaced from time to time.

“UK DB Pension Plan” shall mean an “occupational pension scheme” which is not a “money purchase scheme” (each as defined in Section 181 of the Pension Schemes Act 1993 of the United Kingdom).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Insolvency Act” shall mean the Insolvency Act 1986 enacted in the United Kingdom, as such act may be amended, varied, supplemented or replaced from time to time.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash” shall mean, as of any date, (a) all cash and Cash Equivalents of Holdings and its Restricted Subsidiaries as of such date that would not appear as “restricted” on the Required Financial Statements and (b) cash and Cash Equivalents of Holdings and its Restricted Subsidiaries as of such date that are restricted in favor of any obligations under the Credit Documents (which may also include cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with any obligations under the Credit Documents) whether or not held in a pledged account determined on a consolidated basis in accordance with GAAP, in each case, determined based upon the financial statements for the then most recently ended Test Period as of such date, and calculated on a Pro Forma Basis. For the avoidance of doubt, any cash or Cash Equivalents that is Securitization Proceeds or otherwise allocable to collections or other payment to a Securitization Arrangement shall not constitute Unrestricted Cash and, in any event, an amount equal to Restricted Securitization Cash Amount (as defined in the Securitization Intercreditor Agreement) and cash or Cash Equivalents that are expected to be remitted to a Finance SPE, in each case shall be deemed “restricted.”

“U.S.” and “United States” shall mean the United States of America.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).

“Voting Stock” shall mean, as of any date, the Capital Stock of any Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, a subsidiary of such Person, 90% of the Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly-Owned Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Wholly-Owned Subsidiaries will mean Wholly-Owned Subsidiaries of the Borrower.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Terms Generally. The definitions set forth or referred to in Section 1.1 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise,

(a) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation;”

(b) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including;”

(c) the word “will” will be construed to have the same meaning and effect as the word “shall;”

(d) the word “incur” will be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” will have correlative meanings);

(e) any reference to any Person will be construed to include such Person’s legal successors and permitted assigns; and

(f) the words “asset” and “property” will be construed to have the same meaning and effect.

All references herein to Sections, Exhibits and Schedules will be deemed references to Sections of and Exhibits and Schedules to this Agreement unless the context otherwise requires. Except as otherwise expressly provided herein, any reference in this Agreement to any Credit Document or organizational document of the Credit Parties means such document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means, unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. Whenever this Agreement refers to the “knowledge” of the Borrower or any other Credit Party, such reference will be construed to mean the actual knowledge of the chief executive officer, president, chief financial officer, treasurer or controller of such Person.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value,” as defined therein. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of the financial covenant, standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent (acting upon the request of the Required Lenders), the Borrower, the Administrative Agent and the Required Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that such Accounting Change shall be disregarded for purposes of this Agreement until the effective date of such amendment. “Accounting Change” means (1) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (2) any change in the application of GAAP by Holdings or the Borrower. Notwithstanding anything to the contrary, (i) notwithstanding any change in GAAP after December 31, 2018 that would require lease obligations that would be treated as operating leases as of December 31, 2018 to be classified and accounted for as capital leases or finance leases or otherwise reflected on Holdings’ consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness and (ii) any lease that would have been considered an operating lease under GAAP in effect as of December 31, 2018 shall be treated as an operating lease for all purposes under this Agreement and the other Credit Documents, and obligations in respect thereof shall be excluded from the definition of Indebtedness.

1.4 Rounding. Any financial ratios required to be maintained by Holdings pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5 References to Agreements Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are not prohibited by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law.

1.6 Exchange Rates.

(a) Subject to clause (b) below, any amount specified in this Agreement or any of the other Credit Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange (the “Spot Rate”) quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Holdings, or, in the absence of such agreement, by reference to such publicly available service for displaying exchange rates as the Administrative Agent selects in its reasonable discretion).

(b) For any purpose under this Agreement (including for purposes of determining compliance with any restriction on the incurrence of Indebtedness, Disqualified Equity Securities or preferred Capital Stock), the Dollar Equivalent principal amount or liquidation preference, as applicable, of Indebtedness, Disqualified Equity Securities or preferred Capital Stock denominated in a foreign currency shall be calculated based on the Spot Rate of such relevant currency in effect on the date such Indebtedness, Disqualified Equity Securities or preferred Capital Stock was incurred; provided, however, that in the case of any revolving credit debt, the date such Indebtedness was first committed or first incurred (whichever yields the lower Dollar Equivalent), shall be used; provided, further, however, that if such Indebtedness, Disqualified Equity Securities or preferred Capital Stock is incurred to refinance other Indebtedness, Disqualified Equity Securities or preferred Capital Stock, as applicable, denominated in a foreign currency that is the same currency as that of the refinancing Indebtedness, Disqualified Equity Securities or preferred Capital Stock, (a) then Holdings may elect to calculate the Dollar Equivalent principal amount or liquidation preference, as applicable, of such refinancing Indebtedness, Disqualified Equity Securities or preferred Capital Stock based on the Spot Rate in effect on the date such refinanced Indebtedness, Disqualified Equity Securities or preferred Capital Stock was incurred (or first committed or first incurred (whichever yields the lower Dollar Equivalent) in the case of revolving credit debt), and (b) if such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency Spot Rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such refinancing Indebtedness, Disqualified Equity Securities or preferred Capital Stock does not exceed (x) the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Equity Securities or preferred Capital Stock, as applicable, being refinanced (plus unused commitments thereunder) plus (y) accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the refinanced Indebtedness, Disqualified Equity Securities or preferred Capital Stock plus (z) underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness, Disqualified Equity Securities or preferred Capital Stock and the incurrence of such new Indebtedness, Disqualified Equity Securities or preferred Capital Stock. The principal amount or liquidation preference, as applicable, of any Indebtedness, Disqualified Equity Securities or preferred Capital Stock incurred to refinance other Indebtedness, Disqualified Equity Securities or preferred Capital Stock, if incurred in a different currency from the Indebtedness, Disqualified Equity Securities or preferred Capital Stock, as applicable, being refinanced, shall be calculated based on the Spot Rate applicable to the currencies in which such respective Indebtedness, Disqualified Equity Securities or preferred Capital Stock is denominated that is in effect on the date of such refinancing (provided that, if such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency Spot Rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such refinancing Indebtedness, Disqualified Equity Securities or preferred Capital Stock does not exceed (x) the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Equity Securities or preferred Capital Stock, as applicable, being refinanced (plus unused commitments thereunder) plus (y) accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the refinanced Indebtedness, Disqualified Equity Securities or preferred Capital Stock plus (z) underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness, Disqualified Equity Securities or preferred Capital Stock and the incurrence of such new Indebtedness, Disqualified Equity Securities or preferred Capital Stock). Holdings shall determine any applicable Spot Rate in good faith, and any such determination shall be conclusive for purposes of this Agreement.

(c) Notwithstanding the foregoing, for purposes of determining compliance with Sections 10.1, 10.3, 10.5 and 10.6 and the definitions of “Disposition,” “Investments” and “Permitted Liens” with respect to the amount of any Indebtedness, Lien, Disposition, Investment or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Lien is incurred or such disposition, Disposition, Investment or Restricted Payment is made (so long as such Indebtedness, Lien, Disposition, Investment or Restricted Payment at the time incurred or made was permitted hereunder).

(d) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.7 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.8 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.9 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as set forth in Section 2.7) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10 Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.11 Compliance with Certain Sections. For purposes of determining compliance with Section 10, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Section 10, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses at the time of such transaction.

1.12 Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Cash Interest Coverage Ratio, the Secured Leverage Ratio, the Total Net Leverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA, shall be calculated in the manner prescribed by this Section 1.12.

(b) In the event that (w) Holdings or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes) or (x) Holdings or any Restricted Subsidiary issues, repurchases or redeems Disqualified Equity Securities, (i) during the applicable Measurement Period or (ii) subsequent to the end of the applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Equity Securities, in each case to the extent required, as if the same had occurred on the last day of the applicable

Measurement Period (except in the case of the Cash Interest Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Equity Securities will be given effect as if the same had occurred on the first day of the applicable Measurement Period).

(c) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Cash Interest Coverage Ratio is made had been the applicable rate for the entire period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Holdings, the Borrower or any applicable Restricted Subsidiary may designate.

1.13 Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, to the extent that any Lender voluntarily extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with any Extended Term Loans, or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.

1.14 Resolution of Drafting Ambiguities. Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

1.15 Canadian Terms.

(a) In this Agreement,

(i) any term defined in this Agreement by reference to the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the PPSA, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of Agent,

(ii) all references in this Agreement to “Article 9 of the Uniform Commercial Code” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act, 2006 (Ontario) or similar laws in any other province of Canada),

(iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws,

(iv) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal, provincial and territorial securities laws in Canada,

(v) all references to “state or federal bankruptcy laws” shall be deemed to refer also to any bankruptcy or insolvency laws in effect in Canada or under Canadian law, and

(vi) all calculations of collateral values and U.S. Dollar amounts which utilize amounts expressed in Canadian Dollars shall be made using the U.S. Dollar Equivalent of such Canadian Dollar amounts in accordance with Agent’s customary banking and conversion practices and procedures; and

(vii) all references to Liens shall be deemed to refer also to hypothecs.

(b) For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other loan document) and for all other purposes pursuant to which the interpretation or construction of a loan document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property,” (b) “real property” or “real estate” shall include “immovable property,” (c) “tangible property” shall include “corporeal property,” (d) “intangible property” shall include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall include a “hypothec,” “right of retention,” “prior claim,” “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC or the PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset,” “right of setoff” or similar expression shall include a “right of compensation,” (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary,” (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable,” (l) “joint and several” shall include “solidary,” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault,” (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary,” (o) “easement” shall include “servitude,” (p) “priority” shall include “rank” or “prior claim,” as applicable (q) “survey” shall include “certificate of location and plan,” (r) “state” shall include “province,” (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims,” (u) “legal title” shall be including “holding title on behalf of an owner as mandatory or prete-nom,” (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies,” as applicable, (w) “leasehold interest” shall include a “valid lease,” (x) “lease” shall include a “leasing contract” and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety,” respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

SECTION 2

Amount and Terms of Credit

2.1 Commitments.

(a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make senior secured bridge loans (the “Bridge Loans”) to the Borrower on the Closing Date in a principal amount not to exceed such Lender’s Bridge Loan Commitment. The Bridge Loans may be repaid or prepaid (without premium or penalty) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

(b) The Bridge Loan Commitments shall be automatically and permanently terminated on the Closing Date upon the funding of the Bridge Loans; provided that the Bridge Loan Commitments shall automatically terminate if the Bridge Loans have not been borrowed by 5:00 p.m. (New York City time) on September 29, 2023.

2.2 Notices of Borrowing.

(a) For the borrowing of Bridge Loans on the Closing Date, the Borrower shall deliver to the Administrative Agent at the Administrative Agent’s Office, an executed Notice of Borrowing prior to 12:00 p.m. (New York City time) at least one Business Day prior to the Closing Date (or such shorter notice as is approved by the Administrative Agent in its reasonable discretion). The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.2 (and the contents thereof), and of each Lender’s pro rata share of the requested borrowing.

(b) The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of the Bridge Loans in accordance with the terms of the Notice of Borrowing or other written instructions from any Authorized Officer of the Borrower.

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which such obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

(d) The notice in respect of any Bridge Loans on the Closing Date may be rescinded or revised to change the requested date for the making of the Loans contemplated thereby, by the Borrower by giving written notice to the Administrative Agent prior to 10:00 a.m. (New York City time) (or, such later time as the Administrative Agent may approve in its sole discretion) on the date of the proposed borrowing.

2.3 Disbursement of Funds.

(a) No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by depositing to an account or accounts designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay (or cause to be paid) such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.6, for the respective Loans.

(c) Nothing in this Section 2.3 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.4 Repayment of Loans; Evidence of Debt.

(a) If any of the Bridge Loans are outstanding on the Bridge Loan Rollover Date, then on the Bridge Loan Rollover Date the then outstanding principal amount of such Bridge Loans will automatically be converted into senior secured term loans (any such term loans which have been so converted, “Extended Term Loans”) that mature and are due on the date that is five years after the Closing Date (such date (i.e., September 28, 2028), the “Extended Term Loan Maturity Date”). Upon the conversion of the Bridge Loans into Extended Term Loans, each Lender shall cancel on its records a principal amount of the Bridge Loans held by such Lender corresponding to the principal amount of the Extended Term Loans made by such Lender, which corresponding principal amount of the Bridge Loans shall be satisfied by the conversion of such Bridge Loans into Extended Term Loans in accordance with this Section 2.4.

(b) The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Extended Term Loan Maturity Date, the then-outstanding Extended Term Loans.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Bridge Loan or Extended Term Loan, the name of the Borrower and the Bridge Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (c) and (d) of this Section 2.4 shall, to the extent permitted by applicable law, be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts, such Register or subaccounts, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(f) The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit D, evidencing the applicable Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

2.5 Pro Rata Borrowings. Each borrowing of Loans under this Agreement shall be made by the applicable Lenders pro rata on the basis of their then-applicable Commitments with respect to such Loans. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligations under any Credit Document.

2.6 Interest.

(a) The unpaid principal amount of Bridge Loans shall bear interest from the date of the borrowing thereof until, but excluding, the Bridge Loan Rollover Date at a rate per annum that shall at all times be the Bridge Rate; provided that upon the occurrence of a Demand Failure Event the Loans shall bear interest at the Total Cap; provided, further that, notwithstanding anything to the contrary in this Agreement, at no time will the interest rate on the Bridge Loans exceed the Total Cap, except with respect to interest paid pursuant to the Default Rate.

(b) The unpaid principal amount of Extended Term Loans shall bear interest from, and including, the Bridge Loan Rollover Date until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Extended Term Loan Interest Rate, subject to Section 2.6(c) with respect to interest paid pursuant to the Default Rate.

(c) Upon the occurrence and during the continuance of an Event of Default, all Obligations shall be payable upon demand and shall bear interest, after (as well as before) judgment, at a rate (i) in the case of principal of, or interest on, any Loan, the rate per annum that is equal to the rate that would otherwise be applicable thereto plus 2.00% and (ii) in the case of any other Obligation, the Bridge Rate, plus 2.00%, in each case, from the date of such Event of Default to the date on which such amount is paid in full in cash (such rates described in clauses (i) and (ii) hereof, the “Default Rate”).

(d) Interest on each Bridge Loan shall accrue from and including the Closing Date to but excluding the earlier of (x) the date of any repayment thereof and (y) the Bridge Loan Rollover Date, and interest on each Extended Term Loan shall accrue from and including the Bridge Loan Rollover Date to but excluding the earlier of (x) the date of any repayment thereof and (y) the Extended Term Loan Maturity Date; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Interest on each Loan shall be payable (i) in the case of any Bridge Loan, monthly in arrears on the last day of each Bridge Interest Period applicable thereto, (ii) in the case of any Extended Term Loan, quarterly in arrears on each three-month anniversary of the Bridge Loan Rollover Date and (iii) in respect of each Loan, (A) on any prepayment of such Loan, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any borrowing of Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.7 Bridge Interest Periods. Each Bridge Interest Period shall be a one-month period and the first day of the initial Bridge Interest Period shall be the Closing Date.

Notwithstanding anything to the contrary contained above:

(a) if any Bridge Interest Period begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Bridge Interest Period, such Bridge Interest Period shall end on the last Business Day of the calendar month at the end of such Bridge Interest Period; and

(b) if any Bridge Interest Period would otherwise expire on a day that is not a Business Day, such Bridge Interest Period shall expire on the next succeeding Business Day; provided that if any Bridge Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Bridge Interest Period shall expire on the immediately preceding Business Day.

2.8 Increased Costs, Illegality, Etc.

(i) In the event that the Required Lenders shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to (I) Indemnified Taxes, (II) clauses (ii) through (iv) of the definition of Excluded Taxes and (III) Connection Income Taxes) because of any Change in Law; or

(ii) at any time, that the making or continuance of any Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful);

(such Loans, “Impacted Loans”), then, and in any such event, the Required Lenders shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower, and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, (x) in the case of clause (i) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Required Lenders in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent manifest error, be final and conclusive and binding upon all parties hereto), and (y) in the case of subclause (ii) above, the Borrower shall take the actions specified in of Section 2.8(b) promptly and, in any event, within the time period required by law.

(b) At any time that any Loan is affected by the circumstances described in Section 2.8(a)(ii), the Borrower shall if the affected Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Loan to bear interest at such rate as the Administrative Agent (acting on instructions of the Required Lenders) and the Borrower shall determine adequately and fairly reflects the cost to the affected Lenders of making or maintaining such Loan plus the Bridge Rate with respect to such Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.8(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s Loans hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly following written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Loans. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.8(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.10, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.8(c) promptly following receipt of such notice.

(d) Other than as set forth in clause (a)(i) of this Section 2.8, it is understood that this Section 2.8 shall not apply to Taxes.

2.9 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.8(a), 2.8(c) or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no material unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.9 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.8 or 5.4.

2.10 Notice of Certain Costs.

(a) Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.8 is given by any Lender more than 270 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.8 for any such amounts incurred or accruing prior to the 271st day prior to the giving of such notice to the Borrower; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 270-day period shall be extended to include the period of such retroactive effect.

(b) For the avoidance of doubt, for purposes of this Section 2.10, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

2.11 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 4 or any interest at the Default Rate payable under Section 2.8(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee or interest that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3

Securities Demand

Holdings will cause the private issuance and sale of Demand Notes of Holdings in such amounts and on such terms and conditions pursuant to the provisions set forth on Schedule 3.1.

SECTION 4

Fees and Commitment Reductions

4.1 Fees. Without duplication, the Borrower agrees to pay to the Administrative Agent and the Collateral Agent in Dollars, for its own account, agency fees as have been previously agreed in writing (including in the Engagement Letter and the Agency Fee Letter), or as may be agreed in writing, by the Borrower from time to time.

4.2 Conversion Fee.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, the Conversion Fee on the Bridge Loan Rollover Date with respect to the Outstanding Amount of Bridge Loans converted into Extended Term Loans (as determined immediately prior to the conversion of such Bridge Loans into Extended Term Loans).

(b) The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, the Conversion Fee on the Outstanding Amount of Loans within three (3) Business Days of a Demand Failure Event.

4.3 Mandatory Termination of Commitments. The Bridge Loan Commitments shall terminate on the Closing Date, contemporaneously with the borrowing of the Bridge Loans; provided that the Bridge Loan Commitments shall automatically terminate if the Bridge Loans have not been borrowed by 5:00 p.m. (New York City time) on September 29, 2023.

SECTION 5

Payments

5.1 Voluntary Prepayments.

(a) Subject to the payment of any prepayment premium set forth in Section 5.7, the Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment and the amount of such prepayment, which notice shall be given by the Borrower no later than 2:00 p.m. (New York City time) one (1) Business Day prior to the date of such prepayment (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion) and (b) each partial prepayment of Loans shall be in a minimum amount of $1,000,000 and in multiples of $500,000 in excess thereof.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may by giving written notice to the Administrative Agent rescind, or extend the date for prepayment specified in, any notice of prepayment under Section 5.1(a) prior to 10 a.m. (New York City time) (or, such later time as the Administrative Agent may approve in its sole discretion) on the date of such prepayment if such prepayment would have resulted from a refinancing of all or any portion of the Loans or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

5.2 Mandatory Prepayments.

(a) On each occasion that a Prepayment Event occurs, and subject to the payment of any prepayment premium set forth in Section 5.7, the Borrower shall, within two (2) Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event and within two (2) Business Days after the receipt of Net Cash Proceeds of any other Prepayment Event, prepay (or cause to prepay), in accordance with Section 5.2(d), Loans with an equivalent principal amount equal to 100.0% of the Net Cash Proceeds from such Prepayment Event.

(b) Subject to the provisions set forth on Schedule 3.1, each prepayment of Loans required by Section 5.2(a) shall be allocated pro rata among the Loans then outstanding.

(c) [Reserved].

(d) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to Section 5.2(a) at least three (3) Business Days prior to the date such prepayment is required to be made (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion); provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind, or extend the date for prepayment specified in, any notice of prepayment under this Section 5.2(d) if such prepayment would have resulted from a refinancing of all or any portion of the Loans or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed. Each such notice shall specify the anticipated date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Loans to be prepaid in accordance with such prepayment notice of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment.

5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 1:00 p.m. (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by written notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 1:00 p.m. (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 1:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.

(ii) If any applicable Credit Party, the Administrative Agent or any other Withholding Agent shall be required by applicable law (as determined in the good faith discretion of an applicable Withholding Agent) to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall be entitled to withhold or make such deductions, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Recipient receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c) Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Credit Parties shall jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) paid or payable by such Recipient, as the case may be, or required to be withheld or deducted from a payment to the Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders and Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(e)(ii)(A), 5.4(e)(ii)(B) and 5.4(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify in writing the Borrower and the Administrative Agent of its legal inability to do so.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) and to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form thereto), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or any successor form thereto);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit F-1, F-2, F-3 or F-4, as applicable (each, a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form thereto); or

(4) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor form thereto) accompanied by IRS Form W-9, Form W-8ECI, Form W-8BEN, Form W-8BEN-E (each, as applicable) and/or other certification documents from each beneficial owner (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s));

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), FATCA shall include any amendments made to FATCA after the date of this Agreement; and

(E) on or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower, two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) with respect to payments received for its own account, IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes or IRS Form W-8IMY certifying that it is a “qualified intermediary” and agrees to assume primary withholding responsibility for purposes of Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

(iii) Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.4(f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this Section 5.4(f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g) For the avoidance of doubt, for purposes of this Section 5.4, the term “applicable law” includes FATCA.

(h) Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5 Computations of Interest and Fees.

(a) Interest on Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.

(b) Fees shall be calculated on the basis of 360-day year for the actual days elapsed.

(c) Notwithstanding anything to the contrary set forth in the provisions of this Agreement, at no time will the per annum yield on the Bridge Loans be greater than the Total Cap, except with respect to interest paid pursuant to the Default Rate.

(d) All payments under each Credit Document shall be made in immediately available funds in Dollars.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (the “Maximum Rate”), such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.6; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

For the purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Credit Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days, or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively. All calculations of interest and fees under this Agreement and the other Credit Documents shall be made on the basis of the nominal rates described in this Agreement and not on the basis of effective yearly rates or any other basis that gives effect to the principle of deemed reinvestment. The parties acknowledge that there is a material different between the stated nominal rates and effective yearly rates taking into account reinvestment, and that they are capable of making the calculations required to determine effective yearly rates.

SECTION 6

Conditions Precedent to Initial Borrowing

6.1 Conditions Precedent. The initial borrowing under this Agreement is subject to the satisfaction of the following conditions precedent:

(a) Credit Documents. The Administrative Agent and the Collateral Agent (or their counsel) shall have received executed copies of this Agreement, executed and delivered by a duly Authorized Officer of each Credit Party.

(b) Officer’s Certificate. On the Closing Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by an Authorized Officer, dated the Closing Date, certifying that:

(i) No Material Adverse Effect under clause (a) or (c) of the definition thereof shall have occurred and be continuing since December 31, 2022,

(ii) There shall exist no action, suit, investigation, litigation or proceeding affecting Holdings or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any promissory note or the consummation of the transactions contemplated hereby,

(iii) The representations and warranties contained in Section 7 are correct on and as of the Closing Date, and

(iv) No event has occurred and is continuing that constitutes a Default.

(c) Patriot Act, Know Your Customer Regulation. The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Certificate”), as has been reasonably requested in writing by the Administrative Agent at least one (1) Business Days prior to the Closing Date shall have been provided not later than the date that is one (1) Business Day prior to the Closing Date (or such later date as the Administrative Agent may agree).

(d) Representations and Warranties. The representations and warranties set forth in Section 7 shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualification) as of the Closing Date.

(e) Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate in the form of Exhibit G, dated the Closing Date, and signed by the Chief Financial Officer of Holdings (or other officer of Holdings with similar responsibilities).

(f) Closing Date Documents. The Administrative Agent and the Collateral Agent (or their counsel) shall have received:

(i) Executed legal opinions, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (including, for the avoidance of doubt, a customary no conflict opinion and perfection opinion), from (1) White & Case LLP, as New York counsel to the Credit Parties, (2) Latham & Watkins LLP, as English counsel to the Administrative Agent, and (3) McMillan LLP as Canadian counsel to the Credit Parties,

(ii) A certificate of each Credit Party, dated the Closing Date and executed by an Authorized Officer, which shall:

(A) certify that attached thereto is a true and complete copy of the resolutions, written consents or extracts of minutes of a meeting, as applicable, of its board of directors, board of managers, supervisory board, shareholders, members or other governing body (as the case may be and in each case, to the extent required) authorizing the execution, delivery and performance of the Credit Documents to which it is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect,

(B) identify by name and title and bear the signatures of the Authorized Officer or authorized signatory of such Credit Party on the Closing Date that is authorized to sign the Credit Documents to which it is a party on the Closing Date, as applicable, and

(C) certify (I) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association, articles of association or other equivalent thereof) of each Credit Party on the Closing Date (certified by the relevant authority of the jurisdiction of organization of such Credit Party) and a true and correct copy of its by-laws or operating, management, partnership or similar agreement (to the extent applicable) and (II) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date)

(iii) A good standing certificate, dated as of a recent date for each such Credit Party (to the extent required) from its jurisdiction of organization, and

(iv) A certificate of each English Subsidiary Credit Party, dated the Closing Date and executed by an Authorized Officer, which shall confirm that the borrowing, guaranteeing and/or securing of the Obligations by such English Subsidiary Credit Party will not cause any borrowing, guarantee or security limit binding on such English Subsidiary Credit Party to be exceeded.

(g) Fees and Expenses. Payment of (x) all fees required to be paid on the Closing Date, including pursuant to the Engagement Letter and Agency Fee Letter and (y) out-of-pocket expenses (including all legal fees and expenses) required to be paid on the Closing Date to the extent invoiced prior to the Closing Date.

(h) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Bridge Loans to be made on the Closing Date meeting the requirements of Section 2.2.

(i) Special Share Repurchase. The Administrative Agent shall have received a fully executed and compiled copy of the Share Repurchase Agreement and, substantially concurrently with the initial borrowing under this Agreement, the Special Share Repurchase shall have been consummated in the manner contemplated by the Share Repurchase Agreement (and the Capital Stock repurchased pursuant thereto shall be cancelled).

(j) No Default. No Default or Event of Default shall exist or would immediately result from the after giving effect to the consummation of the Transactions, including the making of the Loans hereunder, and after giving effect to the application of the proceeds thereof.

For purposes of determining compliance with the conditions specified in this Section 6.1 on the Closing Date, each Lender that has executed and delivered its signature page to this Agreement to the Administrative Agent on such date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

SECTION 7

Representations and Warranties

Each of Holdings and its Restricted Subsidiaries represents and warrants to the Agents and to each of the Lenders that the following representations and warranties are true and correct in all material respects.

7.1 Organizational Powers. Each of Holdings, the Borrower and each Restricted Subsidiary:

(a) is a partnership, limited liability company, corporation or trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such status or an analogous concept applies to such an organization), except, in the case of Restricted Subsidiaries that do not constitute Credit Parties, where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect;

(b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect;

(c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and

(d) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

7.2 Authorization. The execution, delivery and performance by the Credit Parties of each of the Credit Documents to which it is a party, the initial borrowing under this Agreement hereunder and the Transactions:

(a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other applicable action required to be taken by the Credit Parties; and

(b) will not:

(i) violate:

(a) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, memorandum or articles of association or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Credit Party;

(b) any applicable order of any court or any rule, regulation or order of any Governmental Authority; or

(c) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Credit Party is a party or by which any of them or any of their property is or may be bound;

(ii) be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, certificate of designation for preferred stock, agreement or other instrument referred to in Section 7.2(b)(i)(c) above; or

(iii) result in the creation or imposition of any Lien upon any property or assets of any Credit Party, other than the Liens created by the Credit Documents and Permitted Liens;

except, with respect to clauses (i) and (ii) of this Section 7.2(b), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.3 Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Credit Document when executed and delivered by each Credit Party that is party thereto will constitute, a legal, valid and binding obligation of such Credit Party enforceable against each such Credit Party in accordance with its terms, subject to:

(a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally;

(b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) implied covenants of good faith and fair dealing;

(d) any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries; and

(e) the Legal Reservations.

7.4 Governmental Authority. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions or the exercise by the Administrative Agent or any Lender of its rights under the Credit Documents, except for:

(a) [reserved];

(b) filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith;

(c) such as have been made or obtained and are in full force and effect;

(d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect; or

(e) filings or other actions listed on Schedule 7.4.

7.5 Title to Property. Each of Holdings, the Borrower and the other Credit Parties has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Properties and valid title to its personal property and assets, in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title, interest, easement or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

7.6 Subsidiaries.

(a) Schedule 7.6 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of Holdings, the Borrower and each Restricted Subsidiary and, as to each Restricted Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any other Subsidiary of the Borrower.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned or held by Holdings, the Borrower or any Restricted Subsidiary.

7.7 Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or any Restricted Subsidiary or any business, property or rights of any such Person (but excluding any actions, suits or proceedings arising under or relating to any Environmental Laws, which are subject to Section 7.13), in each case, except for the Disclosed Matters, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the knowledge of the Borrower, none of the Borrower, any Restricted Subsidiary or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit, but excluding any Environmental Laws, which are subject to Section 7.13) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.8 Federal Reserve Regulations.

(a) None of Holdings, the Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations U or X.

7.9 Investment Company Act. None of Holdings, the Borrower or any Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

7.10 Use of Proceeds.

(a) The proceeds of the Loans will be used (i) consummate the Special Share Repurchase in respect of the Capital Stock set forth on Schedule 7.10, which Capital Stock shall be promptly retired by the Borrower, and (iii) to pay the Transaction Expenses.

(b) Notwithstanding the foregoing or anything to the contrary herein, (a) no part of the proceeds of any Loan will be used by the Borrower, directly or indirectly, to make any payments to a Sanctioned Country or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to any Subsidiary, joint venture partner or other Person to fund a Sanctioned Country or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Country or a Sanctioned Person, in each of the foregoing in a manner that, or in any other manner that, would result in a violation of Sanctions applicable to any member of the Lender Group or any Credit Party or any of their respective Subsidiaries or Controlled Affiliates of the foregoing by any Person, and (b) no part of the proceeds of any Loan or letter of credit will be used, directly or, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person (including any Person participating in the Loans, whether as administrative agent, arranger, issuing bank, lender, underwriter, advisor, investor or otherwise) that would result in a in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws applicable to any member of the Lender Group or any Credit Party or any of their respective Subsidiaries or Controlled Affiliates of the foregoing.

7.11 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings and its Restricted Subsidiaries has filed or caused to be filed all federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it; and

(b) Each of Holdings and its Restricted Subsidiaries has timely paid or caused to be timely paid (a) all Taxes shown to be due and payable by it (taking into account any applicable extension) on the returns referred to in clause (a) of this Section 7.11 and (b) all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or any Restricted Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

7.12 No Material Misstatements.

(a) All written factual information and written factual data (other than the Projections, estimates and information of a general economic or industry specific nature) (subject, on the Closing Date, with respect to information or data concerning the Borrower and its Subsidiaries and their business, to the knowledge of such Credit Party only) concerning Holdings or any Restricted Subsidiary that has been made available to the Administrative Agent or the Lenders, directly or indirectly, by or on behalf of Holding or any Restricted Subsidiary in connection with the Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(b) The Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Transactions, when taken as a whole, have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time made and at the time delivered to the Administrative Agent or the Lenders, it being understood by the Administrative Agent and the Lenders that:

(i) the Projections are merely a prediction as to future events and are not to be viewed as facts;

(ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and the Borrower;

(iii) no assurance can be given that any particular Projections will be realized; and

(iv) actual results may differ and such differences may be material.

7.13 Environmental Matters. Except for the Disclosed Matters and as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Holdings and each of the Restricted Subsidiaries are in compliance with all Environmental Laws (including having obtained and complied with all permits, licenses and other approvals required under any Environmental Law for the operation of its business);

(b) neither Holdings nor any Restricted Subsidiary has received notice of or is subject to any pending, or to the Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law that remains outstanding or unresolved;

(c) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by Holdings or any Restricted Subsidiary in violation of Environmental Laws and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by Holdings or any Restricted Subsidiary and transported to or released at any location which, in each case, described in this clause (c), would reasonably be expected to result in an Environmental Liability of Holdings or any Restricted Subsidiaries; and

(d) there are no agreements in which Holdings or any Restricted Subsidiary has expressly assumed or undertaken responsibility for any known or reasonably anticipated liability or obligation of any other Person arising under or relating to Environmental Laws or Hazardous Materials.

7.14 Solvency. On the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Loans hereunder, and after giving effect to the application of the proceeds thereof:

(a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities (subordinated, contingent or otherwise);

(b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities (subordinated, contingent or otherwise) as such debts and other liabilities become absolute and matured;

(c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (subordinated, contingent or otherwise) as such liabilities become absolute and matured; and

(d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Section 7.14, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

7.15 No Material Adverse Effect. Since December 31, 2022, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.16 Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certificate, if applicable, is true and correct in all respects.

7.17 OFAC, Sanctions, Anti-Corruption Laws; Anti-Money Laundering Laws.

(a) No Credit Party or any of its Subsidiaries is in violation of any Sanctions applicable to such Credit Party or Subsidiary.

(b) No Credit Party nor any of its Subsidiaries nor any director, officer, employee, or to the knowledge of such Credit Party, agent or Controlled Affiliate of such Credit Party or such Subsidiary (a) is a Sanctioned Person, (b) has any assets located in a Sanctioned Country to the extent such assets would violate Sanctions applicable to any Credit Party or any of its Subsidiaries or Controlled Affiliates of the foregoing, (c) derives revenues from investments in, or transactions with Sanctioned Persons or a Sanctioned Country, in violation of Sanctions, or (d) has, within the last five years, had any transactions or dealings with or involving a Sanctioned Country or Sanctioned Person, in violation of Sanctions.

(c) Except as set forth on Schedule 7.17, each of the Credit Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws applicable to any Credit Party or any of their respective Subsidiaries or Controlled Affiliates of the foregoing.

(d) Except as set forth on Schedule 7.17, each of the Credit Parties and its Subsidiaries, each director, officer, employee and to the knowledge of each such Credit Party, agent and Controlled Affiliate of each such Credit Party and each such Subsidiary, is in compliance (i) with all Sanctions applicable to such Person, and (ii) with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to any Credit Party or any of their respective Subsidiaries or Controlled Affiliates of the foregoing.

(e) Notwithstanding the foregoing, the provisions of this Section 7.17, Section 7.10, Section 8.14 and any other provision hereof shall not be interpreted to contravene, or require any notification to the Attorney General of Canada under, the Foreign Extraterritorial Measures (United States) Order, 1992, by any Credit Party or any Subsidiary thereof.

7.18 Intellectual Property; Licenses, Etc. Except as set forth on Schedule 7.18:

(a) except as would not reasonably be expected to have a Material Adverse Effect, Holdings and each Restricted Subsidiary owns, or possesses the right to use, all of the patents, trademarks, service marks, trade names, copyrights, mask works, domain names, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without infringing, misappropriating, diluting or violating with the rights of any other Person;

(b) except as would not reasonably be expected to have a Material Adverse Effect, neither Holdings nor any of the Restricted Subsidiaries nor any product, process, method, substance, part or other material now employed, sold or offered by the Borrower or the Restricted Subsidiaries is infringing upon, misappropriating, diluting or otherwise violating Intellectual Property Rights of any Person; and

(c) except as would not reasonably be expected to have a Material Adverse Effect, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing.

7.19 Employee Benefit Plans, Canadian Pension Plans and UK DB Pension Plans.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its ERISA Affiliates are in compliance with, and each Plan and Multiemployer Plan are in compliance with, the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value (as determined in good faith by the Borrower) of the assets of such Plans, in the aggregate.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party is in material compliance with the applicable provisions of any Canadian Pension Plan and the Canadian Pension Plans are duly registered under the ITA and all other laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. Except as would not reasonably be expected to have a Material Adverse Effect, no Canadian Pension Event has occurred or is reasonably expected to occur. All contributions and payments required to be made by any Credit Party to any Canadian Pension Plan or Canadian Multi-Employer Pension Plan have been timely made in accordance with the terms of the plan and applicable law, save for immaterial amounts which are made no later than 30 days after the date on which they were due or administrative errors that are rectified within 30 days. Except for the Canadian Pension Plans listed on Schedule 7.19, none of the Canadian Pension Plans is a Canadian Defined Benefit Pension Plan. A copy of the most recently prepared actuarial valuation report for each Canadian Pension Plan which is a Canadian Defined Benefit Pension Plan has been provided to the Administrative Agent.

(c) Except for the Disclosed UK DB Pension Plans, neither Holdings nor any of its Subsidiaries is or has at any time been an “employer” in relation to a UK DB Pension Plan or is or has been at any time in the previous six years “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 of the United Kingdom) (except to the extent any such connection or association has not, individually or in the aggregate, and would not, reasonably be expected to have a Material Adverse Effect) an “employer” of any UK DB Pension Plan.

(d) Neither Holdings nor any of its Subsidiaries has received a Financial Support Direction or a Contribution Notice (or a warning notice in respect of a Financial Support Direction or a Contribution Notice) or is currently liable to discharge any fine or penalty in relation to any Criminal Pension Power.

7.20 Financial Assistance. The application of each borrowing shall comply in all respects with Sections 678 to 679 of the UK Companies Act, including the execution of any Credit Documents and payment of amounts due under this Agreement.

SECTION 8

Affirmative Covenants

Effective as of the Closing Date and for so long as the Termination Conditions have not been satisfied, each of Holdings and the Borrower covenants and agrees with each Lender that, unless the Required Lenders otherwise consent in writing, Holdings and the Borrower will, and will cause their Restricted Subsidiaries to:

8.1 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except:

(i) in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or

(ii) in connection with a transaction permitted under Section 10.5.

(b) (i) Do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto necessary for the normal conduct of its business and

(ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (subject to casualty, condemnation and ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, in each case, except:

(a) as expressly permitted by this Agreement;

(b) such as may expire, be abandoned or lapse in the ordinary course of business; or

(c) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.2 Insurance.

(a) Maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and use commercially reasonable efforts to cause the Collateral Agent to be listed as a lender loss payee on property policies and as an additional insured on liability and casualty policies. The Borrower will furnish to the Administrative Agent or the Collateral Agent, upon request, information in reasonable detail as to the insurance so maintained. It is understood and agreed that no Credit Party will be required to maintain flood insurance for any Real Property.

(b) Subject to Section 8.13, obtain certificates and endorsements reasonably acceptable to the Collateral Agent with respect to property and casualty insurance; use commercially reasonable efforts to:

(i) cause each insurance policy referred to in this Section 8.2 and procured from an insurance company to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent except in connection with any insurance policy required by subclause 8.2(a) hereof, provide for at least 45 days prior written notice to the Collateral Agent of any cancellation or nonrenewal of such policy; and

(ii) deliver to the Administrative Agent, upon the reasonable request of the Administrative Agent, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

8.3 Taxes. Pay and discharge promptly when due and payable, all Taxes imposed upon it or its income or profits or in respect of its property except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that such payment and discharge will not be required with respect to any Tax if (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) Holdings, the Borrower or any affected Restricted Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP with respect thereto.

8.4 Financial Statements, Reports, etc.. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders (or, with respect to clause (f) below, to the Lenders who have requested such information)):

(a) within 90 days following the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Holdings and its Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year and, in each case, starting with the fiscal year ending December 31, 2023, setting forth in comparative form the corresponding figures for the prior fiscal year, (together with, in all cases, customary management discussion and analysis) which consolidated balance sheet and related statements of operations, cash flows and owners’ equity will be audited by the auditors of the Borrower on the Closing Date, independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (i) an upcoming maturity date of indebtedness occurring within one year from the time such opinion is delivered, or (ii) anticipated or actual financial covenant non-compliance)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP (the applicable financial statements delivered pursuant to this clause (a) being the “Annual Financial Statements”);

(b) within 45 days following the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and its Restricted Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and, in each case, the then-elapsed portion of the fiscal year and setting forth, starting with the fiscal quarter ending June 30, 2023, in comparative form the corresponding figures for the corresponding periods of the prior fiscal year (together with, in all cases, customary management discussion and analysis), which consolidated balance sheet and related statements of operations and cash flows will be certified by a Authorized Officer of Holdings on behalf of Holdings as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (the applicable financial statements delivered pursuant to this clause (b) being the “Quarterly Financial Statements” and, together with the Annual Financial Statements, collectively, the “Required Financial Statements”);

(c) concurrently with any delivery of Required Financial Statements, a certificate of a Financial Officer of the Borrower certifying to such Financial Officer’s knowledge that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials publicly filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC;

(e) within 90 days following the end of each full fiscal year (starting with the fiscal year ending December 31, 2023), a consolidated annual budget for such fiscal year in the form customarily prepared by the Borrower (the “Budget”), which Budget will in each case be accompanied by the statement of a Financial Officer of the Borrower on behalf of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof; and

(f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender).

Anything to the contrary notwithstanding, the obligations in clauses (a) and (b) of this Section 8.4 may be satisfied with respect to financial information of Holdings and its Restricted Subsidiaries by furnishing (1) the applicable financial statements of Holdings or (2) Holdings’ Form 10-K or 10-Q, as applicable, filed with the SEC. The obligations in clauses (a) and (b) of this Section 8.4 may be satisfied by delivery of financial information of Holdings and its Subsidiaries so long as such financial statements include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Holdings and its Subsidiaries.

Documents required to be delivered pursuant to this Section 8.4 may be delivered electronically in accordance with Section 13.2.

8.5 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Authorized Officer of the Borrower obtains actual knowledge thereof:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(d) the occurrence of any Canadian Pension Event;

(e) in respect of Holdings or any of its Subsidiaries:

(i) the actual issuance by the Pensions Regulator of, or a written communication from the Pensions Regulator which confirms that the Pensions Regulator is investigating the issuance of, a Financial Support Direction or a Contribution Notice in relation to any UK DB Pension Plan;

(ii) the actual exercise by the Pensions Regulator, the CPS or the DPP of, or a written communication from the Pensions Regulator, the CPS or the DPP which confirms that the Pensions Regulator, the CPS or the DPP is investigating the exercise of any Criminal Pension Power in relation to any UK DB Pension Plan;

(iii) the occurrence of an employer related Notifiable Event in relation to any UK DB Pension Plan; and/or

(iv) any debt triggered which becomes due and payable to any UK DB Pension Plan pursuant to Section 75 or 75A of the Pensions Act 1995 of the United Kingdom.

(f) notices of any default or event of default with respect to any Securitization Arrangement.

8.6 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, FCPA, OFAC and the PATRIOT Act and Beneficial Ownership Regulation), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 8.6 will not apply to Environmental Laws, which are the subject of Section 8.9, or laws related to Taxes, which are the subject of Section 8.3.

8.7 Maintaining Records; Access to Properties and Inspections.

(a) Permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of Holdings or any Restricted Subsidiary at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of Holdings or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures); provided that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants; provided, further, that the Administrative Agent may not exercise such rights more often than one time during any six-month period unless an Event of Default is continuing and such time will be at the Borrower’s expense.

(b) Notwithstanding anything to the contrary in this Agreement (including Sections 8.4(g), 8.5, 8.7 and 8.12) or any other Credit Document, none of the Credit Parties or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any competitor to Holdings or any of its Subsidiaries or that (1) constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure is prohibited by law or any binding agreement, (3) is subject to attorney-client or similar privilege or constitutes attorney work product or (4) creates an unreasonably excessive expense or burden on Holdings or any of its Subsidiaries.

8.8 Use of Proceeds. The Borrower will use the proceeds of the Loans in accordance with and subject to Section 7.10.

8.9 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other Persons occupying its fee-owned Real Properties to comply, with all Environmental Laws applicable to its operations and properties, and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.10 Further Assurances; Additional Guarantors and Additional Security.

(a) Upon the formation or acquisition by any Credit Party of any new direct or indirect Restricted Subsidiary (other than any Excluded Subsidiary), or upon a Restricted Subsidiary of any Credit Party ceasing to be an Excluded Subsidiary, the Borrower shall, at the Borrower’s expense:, then, within thirty (30) days (as such time may be extended by the Collateral Agent in its reasonable discretion) after the date of the applicable event described above (or such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrower will or will cause each such Restricted Subsidiary to:

(i) become a Guarantor by executing a Joinder Agreement in substantially the form set forth as Exhibit C hereto or other form in accordance with applicable law and acceptable to the Collateral Agent (the “Joinder Agreement”) and provide the Collateral Agent, for the benefit of the Secured Parties, a Lien on its assets (other than Excluded Assets) to secure the Obligations by executing and delivering to the Collateral Agent a joinder to the Collateral Agreement or such other documents as the Collateral Agent shall deem appropriate for such purpose and (b) deliver to the Collateral Agent such other customary documentation reasonably requested by the Collateral Agent including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Collateral Agent;

(ii) to the extent required by and subject to the exceptions set forth in this Section 8.10 or the Security Documents, deliver to the Collateral Agent (or a designated bailee thereof) Uniform Commercial Code financing statements and PPSA financing statements with respect to such Restricted Subsidiary and such other documents reasonably requested by the Collateral Agent to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by or in a manner consistent with the Security Documents;

(iii) except as otherwise contemplated by this Section 8.10 or any Security Document, obtain all consents and approvals required to be obtained by it (including resolutions of the board of directors and shareholders, in the case of any UK Subsidiary Credit Party), customary incumbency certificates or specimen signatures and any other customer certificates of Authorized Officers of each relevant Restricted Subsidiary, in each case as the Administrative Agent may request, in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder; and

(iv) deliver to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws, rules and regulations (including, without limitation, the USA Patriot Act and CAML) with respect to such Restricted Subsidiary as have been reasonably requested in writing by the Administrative Agent.

(b) within 30 days (as such time may be extended by the Collateral Agent in its reasonable discretion) after such formation or acquisition or after such Restricted Subsidiary ceases to be an Excluded Subsidiary, cause each direct and indirect parent (to the extent such parent is a Credit Party) of such Subsidiary to pledge its interests in such Restricted Subsidiary to the Collateral Agent, for the benefit of the Secured Parties, to secure such parent’s Obligations (if it has not already done so) and deliver to the Collateral Agent all certificated Capital Stock of such Subsidiary (if any) together with transfer powers in respect thereof endorsed in blank, and cause such Subsidiary:

(i) to duly execute and deliver to the Collateral Agent, for the benefit of the Secured Parties, any additional collateral and security agreements or supplements thereto, as reasonably specified by and in form and substance reasonably satisfactory to the Collateral Agent to secure payment of all the Obligations of such Subsidiary and constituting Liens on the personal property (other than Excluded Assets) of such Subsidiary; and

(ii) to take whatever action (including the filing of UCC financing statements and Intellectual Property security agreements) may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting first priority perfected Liens on Collateral purported to be subject to the Collateral Agreement and other agreements delivered pursuant to this Section 8.11, subject to Permitted Liens

(c) Within 30 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) of the applicable change, furnish notice to the Collateral Agent of any change in any Credit Party’s:

(i) corporate or organization name;

(ii) organizational structure;

(iii) location (determined as provided in UCC Section 9-307 or the PPSA); or

(iv) organizational identification number (or equivalent) or, solely if required for perfecting a security interest in the applicable jurisdiction, Federal Taxpayer Identification Number.

The Borrower will cause all filings to be made within any statutory period, under the Uniform Commercial Code, the PPSA or other applicable law or regulation that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by a Credit Party that can be perfected by such filing in the state, province or other jurisdiction of organization, chief executive office, registered office, head office, domicile (as determined under the Civil Code of Quebec) or location of tangible Collateral held by a Credit Party in any province or territory of Canada) or other applicable law or regulation of such Credit Party and additional financing statements, if any, required in the District of Columbia for any Guarantors constituting Foreign Subsidiaries.

(d) Execute any and all other documents, financing statements, financing change statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements, financing change statements and other documents), not described in the preceding clause (a) and that the Collateral Agent may reasonably request to satisfy the requirements set forth in this Section 8.10 and in the Security Documents with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Collateral Agent, from time to time upon reasonable request, evidence as to the perfection and priority of the Liens created by the Security Documents to the extent required hereby.

(e) Notwithstanding anything to the contrary in this Agreement or any other Credit Document,

(i) the other provisions of this Section 8.10 need not be satisfied with respect to any Excluded Assets or any exclusions and carve-outs from the perfection requirements expressly set forth in the Collateral Agreement or any other Security Document;

(ii) neither the Borrower nor the other Credit Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent:

(a) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent; or

(b) the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or, in the case of assets consisting of licenses, agreements or similar contracts, to the extent the grant of security therein would violate the terms of such license, agreement or similar contract relating to such asset or would trigger termination of any contract pursuant to any “change of control” or similar provision, in each case, after giving effect to any applicable provisions of the Uniform Commercial Code, the PPSA or other applicable law;

(iii) the Credit Parties will not be required to seek or obtain any third-party landlord lien waiver, estoppel (other than in respect of any applicable PPSA registrations), warehouseman waiver or other collateral access or similar letter or agreement (including any Collateral Access Agreements);

(iv) with respect to a Foreign Subsidiary that is a Guarantor (including a Foreign Subsidiary that becomes a Guarantor at the election of the Borrower pursuant to the definition thereof), security to be provided, including foreign law security or pledge agreements, foreign law mortgages or deeds, and any actions to be taken in connection therewith in order to create or perfect a security interest in any assets of such Foreign Subsidiary, will be reasonably agreed by the Borrower and the Administrative Agent and shall otherwise be subject to customary “Agreed Security Principles” consistent with financings of a type similar to the Transactions;

(v) [reserved]; and

(vi) each of the Administrative Agent and Collateral Agent may grant extensions of time in respect of any time period for the delivery of any item of notification of any event under this Agreement or any other Credit Document related to the guarantee and security interests in respect of the Credit Parties (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) in its reasonable discretion.

8.11 Correcting Defects. Promptly following a request by the Administrative Agent or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Credit Documents, (ii) to the fullest extent permitted by applicable law, subject any Credit Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents or Section 8.10, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Credit Document or under any other instrument executed in connection with any Credit Document to which any Credit Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

8.12 [Reserved].

8.13 Post-Closing Matters. Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 8.13 hereof and take the actions described on Schedule 8.13, in each case, on or before the time periods and/or dates specified therein (as may be extended by the Administrative Agent in its sole discretion). All representations and warranties contained in this Agreement and the other Credit Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 8.13 on or before November 30, 2023, rather than as elsewhere provided in the Credit Documents).

8.14 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Except as set forth on Schedule 7.17, each Credit Party will, and will cause each of its Subsidiaries to, comply (i) with all Sanctions applicable to such Credit Party or Subsidiary, and (ii) with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Credit Party or Subsidiary. Except as set forth on Schedule 7.17, the Borrower will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Anti-Corruption Laws.

8.15 Canadian Pension Plans. With respect to each Canadian Pension Plan which is a Canadian Defined Benefit Pension Plan, provide to the Administrative Agent: (a) promptly after the preparation thereof, copies of each actuarial valuation report (including applicable schedules thereto), whether or not such report is filed with any applicable Governmental Authority; (b) promptly after the filing thereof with any applicable Governmental Authority, a copy of each application for regulatory approval of a commuted value transfer from the plan; and (c) upon request by the Administrative Agent if it has reason to believe that the funded status has decreased and it has not already been provided with an actuarial valuation report within the last twelve months, which request shall not be made more than once every twelve months, an update on the funded status of the plan on each of a going concern, solvency and wind-up basis prepared and certified as accurate by an actuary who is a member in good standing of the Canadian Institute of Actuaries.

8.16 Lender Calls. Quarterly, either, at the Borrower’s sole discretion, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to Sections 8.4(a) and 8.4(b) above, the Borrower shall participate in a conference call for Lenders to discuss the financial position and results of operations of Holdings and its Subsidiaries for the fiscal quarter or fiscal year, as applicable, for which financial statements have been delivered; provided that, if the Borrower holds a conference call open to the public or holders of its (or any of its Subsidiaries’ or parent entities’) public securities or indebtedness to discuss the financial position and results of operations of Holdings and its Subsidiaries for the most recently ended fiscal quarter or fiscal year, as applicable, for which financial statements have been delivered pursuant to Sections 8.4(a) and 8.4(b) above, such conference call will be deemed to satisfy the requirements of this Section 8.16 so long as the Lenders are provided access to such conference call and the ability to ask questions thereon.

8.17 Transactions with Affiliates.

Not sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving aggregate consideration in an amount exceeding as of the date of such transaction the greater of (i) $80,000,000 and (ii) 10% of Consolidated EBITDA for the most recently ended Test Period as of the date of such transaction, unless such transaction is upon terms no less favorable, taken as a whole, to Holdings and its Restricted Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate (as determined by the Borrower in good faith), except that this Section 8.17 will not prohibit:

(a) transactions between or among (a) Holdings and its Restricted Subsidiaries or (b) Holdings and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation in which a Credit Party is the surviving entity);

(b) [reserved];

(c) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or Holdings in good faith;

(d) payments, loans, advances or guarantees (or cancellation of loans, advances or Guarantees) or advances to future, present or former directors, officers, employees, managers, consultants, independent contractors or other service providers of Holdings, the Borrower or any Restricted Subsidiary in accordance with Section 10.4(b);

(e) the payment of fees, reasonable out-of-pocket costs and indemnities to future, present or former directors, officers, employees, managers, consultants or independent contractors of Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(f) the Transactions and transactions pursuant to the documents thereof and other transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 8.17 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by the Borrower;

(g) (i) any employment, consulting, service or termination agreement, or customary indemnification arrangements entered into by Holdings or any of the Restricted Subsidiaries in the ordinary course of business,

(ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and

(iii) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(h) Restricted Payments permitted under Section 10.6;

(i) any purchase by Holdings of the Equity Interests of the Borrower and the purchase by the Borrower of Equity Interests in any Restricted Subsidiary;

(j) [reserved];

(k) transactions with Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(l) any transaction in respect of which Holdings delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (a) in the good faith determination of Holdings qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Holdings or the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(m) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(n) the issuance, sale or transfer of Equity Interests of the Borrower to Holdings and capital contributions by Holdings to the Borrower;

(o) the issuance of Equity Interests to the management of Holdings, the Borrower or any of its Restricted Subsidiaries in connection with the Transactions;

(p) payments by the Borrower or any of its Restricted Subsidiaries pursuant to Tax sharing agreements among Holdings, the Borrower and any of its Restricted Subsidiaries; provided, that such payments shall be permitted only to the extent permitted pursuant to Section 10.6(v);

(q) payments or loans (or cancellation of loans) to future, present or former directors, officers, employees, managers, consultants or independent contractors that are:

(i) approved by a majority of the Disinterested Directors of Holdings in good faith; and

(ii) made in compliance with applicable law;

(r) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to Holdings and its Restricted Subsidiaries as determined in good faith by the Borrower;

(s) transactions between or among Holdings and its Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower or Holdings, so long as (a) such director abstains from voting as a director of the Borrower or Holdings, as the case may be, on any matter involving such other Person and (b) such Person is not an Affiliate of Holdings for any reason other than such director’s acting in such capacity;

(t) the existence of, or the performance by any Credit Party of its obligations under the terms of, any customary registration rights agreement to which a Credit Party is a party or becomes a party in the future;

(u) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of Holdings and its Restricted Subsidiaries and/or any other Subsidiaries of Holdings, and not for the purpose of circumventing any covenant set forth herein; or

(v) any transaction effected as part of a Qualified Receivables Financing;

(w) [reserved]; and

(x) transactions with any Finance SPE or any Restricted Subsidiary, joint venture or other arrangement created in connection with any Third-Party Vendor Financing Program or any other receivables financing, and the provision of billing, collection and other services in connection with the foregoing.

8.18 [Reserved].

SECTION 9

RESERVED

SECTION 10

Negative Covenants

Effective as of the Closing Date and for so long as the Termination Conditions have not been satisfied, Holdings and, other than in relation to Section 10.15 below, the Borrower will not, and will not permit any of their Restricted Subsidiaries to (or in relation to Section 10.12 below, their Subsidiaries):

10.1 Indebtedness. Issue, incur or assume any Indebtedness; provided that Holdings and its Restricted Subsidiaries may issue, incur or assume

(a) Indebtedness so long as immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, (i) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than 4.35:1.00 or (ii) the Cash Interest Coverage Ratio, calculated on a Pro Forma Basis, is equal to or greater 2.00:1.00 (such Indebtedness, together with any Permitted Refinancing Indebtedness in respect thereof, “Ratio Debt”) and

(b) any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to preceding clause (a) (and any successive Permitted Refinancing Indebtedness in respect thereof);

provided, further, that the aggregate principal amount of Ratio Debt incurred or guaranteed by Restricted Subsidiaries that are not Credit Parties may not exceed the greater of (x) $400,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period, at any time outstanding as of the date such Indebtedness is incurred and such Ratio Debt shall satisfy the Required Debt Terms.

The limitation in the immediately preceding paragraph will not apply to the following (collectively, “Permitted Debt”):

(i) Indebtedness created under the Credit Documents;

(ii) Indebtedness in respect of (a) the ABL Credit Agreement, the ABL Credit Documents and the related obligations thereunder (including, without limitation any (including Incremental Revolving Loans, and Extended Revolving Loans (in each case, as defined in the ABL Credit Agreement) incurred thereunder), and (b) the Existing Company Notes and the Existing Holdings Notes and the related obligations under the Existing Company Notes Indenture and Existing Holdings Notes Indenture, in each case not to exceed the aggregate principal amount set forth on Schedule 10.1 hereto, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (ii) (and any successive Permitted Refinancing Indebtedness in respect thereof);

(iii) Indebtedness in a maximum aggregate principal amount at any time outstanding not to exceed $1,000,000,000 plus in the event of any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued unpaid interest) incurred in connection therewith; provided that

(a) if such Indebtedness is secured, the Secured Leverage Ratio after giving pro forma effect to the incurrence of such Indebtedness is less than or equal to 3.25:1.00 or if such Indebtedness is unsecured, Total Leverage Ratio after giving pro forma effect to the incurrence of such Indebtedness is less than or equal to 6.25:1.00, and

(b) such Indebtedness shall satisfy the Required Debt Terms;

(iv) Indebtedness existing on the Closing Date (other than Indebtedness described in clauses (i) and (ii)) as set forth on Schedule 10.01;

(v) Capital Lease Obligations, Indebtedness with respect to mortgage financings, purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or Equity Interest of any Person owning such assets) in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (v) (and any successive Permitted Refinancing Indebtedness), not to exceed as of any date of incurrence the greater of (a) $240,000,000 and (b) 30% of Consolidated EBITDA for the most recently ended Test Period as of the date such Indebtedness is incurred; provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(vi) Indebtedness owed to (including obligations in respect of letters of credit, bank guarantees or bankers’ acceptances, other documentary credits or other similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance;

(vii) Indebtedness arising from agreements of Holdings or any Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition, any Permitted Investment or the disposition of any business, assets or Subsidiaries not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiaries for the purpose of financing any such Permitted Acquisition or Permitted Investment;

(viii) intercompany Indebtedness between or among Holdings and its Restricted Subsidiaries so long as the aggregate outstanding principal amount of all such Indebtedness constituting Investments that is owing by any Restricted Subsidiary that is not a Credit Party to a Credit Party may not exceed the amount, as of the date such Indebtedness is incurred, permitted pursuant to Section 10.4;

(ix) Indebtedness pursuant to Hedge Agreements;

(x) Indebtedness constituting reimbursement obligations with respect to letters of credit, bank guarantees or bankers’ acceptances, other documentary credits or other similar instruments issued in the ordinary course of business or in respect of performance bonds, bid bonds, customs bonds, stay bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xi) Guarantees of Indebtedness of Holdings or the Restricted Subsidiaries permitted to be incurred under this Agreement to the extent such Guarantees are not prohibited by the provisions of Section 10.4 (other than Section 10.4(t));

(xii) (a) Indebtedness incurred or assumed in connection with a Permitted Acquisition or other Permitted Investment and Indebtedness of any Person that becomes a Restricted Subsidiary (in each case other than pursuant to the Transactions) if such Indebtedness was not created in anticipation or contemplation of such Permitted Acquisition or other Permitted Investment or such Person becoming a Restricted Subsidiary,

(b) Indebtedness incurred or assumed in anticipation or contemplation of a Permitted Acquisition or other Permitted Investment and

(c) any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (xii) (and any successive Permitted Refinancing Indebtedness in respect thereof);

provided that,

(i) immediately after giving effect to such Permitted Acquisition or other Permitted Investment or Capital Expenditure, on a Pro Forma Basis, the Borrower would be permitted to incur at least $1.00 of Ratio Debt;

(ii) the aggregate principal amount of any such Indebtedness incurred pursuant to clause (xi)(b) by Restricted Subsidiaries that are not Guarantors, together with any Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to Refinance any Indebtedness originally incurred pursuant to clause (xi)(b) (and any successive Permitted Refinancing Indebtedness), may not exceed as of any date of incurrence the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period, as of the date such Indebtedness is incurred;

(iii) for the foregoing subclauses (a) and (b), no Specified Event of Default is continuing immediately prior to the execution of the binding agreement governing such Permitted Acquisition or Permitted Investment or would result from the making of such Permitted Acquisition or Permitted Investment; and

(iv) in the case of incurred Indebtedness (or Indebtedness assumed in anticipation or contemplation of a Permitted Acquisition or other Permitted Investment), the Required Debt Terms are satisfied;

(xiii) [reserved];

(xiv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days after notification received by the Borrower of its incurrence;

(xv) Indebtedness supported by a letter of credit, bank guarantee or similar instrument issued under any credit facility permitted under this Section 10.1, in a principal amount not in excess of the stated amount of such letter of credit, bank guarantee or similar instrument, as applicable;

(xvi) Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net proceeds received by Holdings from the issuance or sale of its Equity Interests or as a contribution to its capital after the Closing Date (to the extent not otherwise applied), other than (a) proceeds from the issuance or sale of Disqualified Stock, and (b) Curative Amounts (as defined in the ABL Credit Agreement) (any such Indebtedness, “Contribution Indebtedness”), to the extent such contribution is designated by the Borrower as specified equity contributions for the incurrence of Contribution Indebtedness;

(xvii) Indebtedness consisting of (a) the financing of insurance premiums, (b) take or pay obligations contained in supply arrangements or (c) customs, VAT and other tax guarantees, in each case, in the ordinary course of business;

(xviii) Indebtedness in connection with Qualified Receivables Transactions and Third-Party Vendor Financing Programs and Indebtedness incurred by a Finance SPE; provided that to the extent such Indebtedness is a Securitization Arrangement, such Indebtedness shall be subject to the Securitization Intercreditor Agreement and, for avoidance of doubt, no such Indebtedness may be incurred, guaranteed or otherwise have recourse against Holdings, the Borrower or any other Restricted Subsidiary;

(xix) Cash Management Obligations and other Indebtedness in respect of Cash Management Services;

(xx) Indebtedness issued to future, current or former officers, directors, managers, employees, consultants and independent contractors and other service providers of Holdings or any Restricted Subsidiary or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 10.6;

(xxi) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate outstanding principal amount of such Indebtedness, together with any Permitted Refinancing Indebtedness incurred pursuant to clause (xxv) to Refinance any Indebtedness originally incurred pursuant to this clause (xxi) (and any successive Permitted Refinancing Indebtedness), does not exceed on any date of incurrence the greater of (a) $160,000,000 and (b) 20% of Consolidated EBITDA for the most recently ended Test Period as of the date such Indebtedness is incurred;

(xxii) Indebtedness of Restricted Subsidiaries that are not Credit Parties (or any Persons that are acquired by Holdings or any Restricted Subsidiary or merged into a Restricted Subsidiary in accordance with the terms of this Agreement that in each case are not or do not become Credit Parties) in an aggregate outstanding principal amount, together with any Permitted Refinancing Indebtedness incurred pursuant to clause (xxv) to Refinance any Indebtedness originally incurred pursuant to this clause (xxii) (and any successive Permitted Refinancing Indebtedness), not to exceed as of any date of incurrence the greater of (a) $160,000,000 and (b) 20% of Consolidated EBITDA for the most recently ended Test Period as of the date such Indebtedness is incurred;

(xxiii) unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(xxiv) Indebtedness representing deferred compensation or other similar arrangements incurred by Holdings or any Restricted Subsidiary (a) in the ordinary course of business or (b) in connection with the Transactions or any Permitted Investment;

(xxv) any Permitted Refinancing Indebtedness incurred to Refinance Ratio Debt or Indebtedness incurred under clause (iv), (v), (xii), (xvi), (xviii), (xxi), (xxii), (xxxiii) or (xxxv) of this Section 10.1, in each case subject to the limit set forth in any such clause with respect to the permitted amount thereof;

(xxvi) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business and guarantees of Indebtedness incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(xxvii) Indebtedness incurred by Holdings or any Restricted Subsidiary in connection with letters of credit, bank guarantees, bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(xxviii) Indebtedness incurred by Holdings or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with a trustee to satisfy and discharge Indebtedness in connection with the indenture or other debt agreement therefor in accordance with the terms thereof;

(xxix) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(xxx) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(xxxi) [reserved];

(xxxii) Guarantees of Indebtedness by Holdings or any of its Restricted Subsidiaries secured by Liens permitted by Section 10.2(23) or (37); provided that such Guarantee of Indebtedness is non-recourse to Holdings or such Restricted Subsidiary other than in respect of the assets secured by such Liens;

(xxxiii) additional Indebtedness in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred pursuant to clause (xxv) to Refinance any Indebtedness originally incurred pursuant to this clause (33) (and any successive Permitted Refinancing Indebtedness), not to exceed as of any date of incurrence the greater of (a) $240,000,000 and (b) 30% of Consolidated EBITDA for the most recently ended Test Period as of the date such Indebtedness is incurred;

(xxxiv) [reserved];

(xxxv) unsecured Indebtedness owing to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses or estates of any of the foregoing) of Holdings or any Restricted Subsidiary in connection with the repurchase of Equity Interests of Holdings issued to any of the aforementioned employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses or estates of any of the foregoing) of Holdings or any Restricted Subsidiary in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred pursuant to clause (xxv) to Refinance any Indebtedness originally incurred pursuant to this clause (xxxv) (and any successive Permitted Refinancing Indebtedness) not to exceed the sum of (i) the greater of (x) $80,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period as of the date such Indebtedness is incurred;

(xxxvi) Indebtedness in respect of Sale and Lease-back Transactions permitted by Section 10.3 and any Permitted Refinancing Indebtedness thereof in an aggregate principal amount not to exceed the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period as of the date such Indebtedness is incurred; and

(xxxvii) all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxvi) above or refinancings thereof.

For purposes of determining compliance with this Section 10.1, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred as Ratio Debt, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Credit Documents will be deemed to have been incurred in reliance on the exception in clauses (i), (ii), (iii) or (iv), respectively, of the definition of “Permitted Debt” and shall not be permitted to be reclassified pursuant to this paragraph. All unsecured Permitted Debt of a Credit Party originally incurred under clause (xxi), (xxii) or (xxxiii) of the definition of Permitted Debt will be automatically reclassified as Ratio Debt on the first date on which such Indebtedness would have been permitted to be incurred as Ratio Debt, unless otherwise elected by the Borrower. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 10.1. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 10.1.

10.2 Liens. Create, incur or assume any Lien that secures obligations under any Indebtedness on any property or assets at the time owned by it, except the following (collectively, “Permitted Liens”):

(a) Liens securing Indebtedness incurred in accordance with Sections 10.1(i) and (ii)(a);

(b) (i) Liens securing Indebtedness existing in accordance with Section 10.1(iv); provided that such Liens only secure the obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 10.1) and do not apply to any other property or assets of Holdings or any Restricted Subsidiary other than replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing and (ii) Liens existing on the Closing Date set forth on Schedule 10.2;

(c) Liens securing Indebtedness incurred in accordance with Section 10.1(v) or (xxxvi); provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing); provided, further, that individual financings provided by a lender may be cross-collateralized to other financings provided by such lender or its affiliates;

(d) Liens under any Qualified Receivables Transaction or Third-Party Vendor Financing Programs; provided that (i) to the extent such Indebtedness is a Securitization Arrangement, such Indebtedness shall be subject to the Securitization Intercreditor Agreement and (ii) such Liens shall not be on any Collateral;

(e) Liens on assets or Equity Interests of Restricted Subsidiaries that are not Credit Parties securing Indebtedness incurred by such Restricted Subsidiaries in accordance with Section 10.1;

(f) Liens securing Permitted Refinancing Indebtedness incurred in accordance with Section 10.1(xxv); provided that the Liens securing such Permitted Refinancing Indebtedness are limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing) provided, further, that individual financings provided by a lender may be cross-collateralized to other financings provided by such lender or its affiliates;

(g) (i) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing)) if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and

(ii) Liens on property at the time Holdings or a Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into Holdings or any of the Restricted Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(h) Liens on property or assets of any Restricted Subsidiary that is not a Credit Party securing Indebtedness or other obligations of any Restricted Subsidiary that is not a Credit Party;

(i) Liens for Taxes, assessments or other governmental charges or levies not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in compliance with Section 8.3;

(j) Liens disclosed by the Title Policies and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(k) (i) Liens securing judgments that do not constitute an Event of Default under Section 11.1(f),

(ii) Liens arising out of judgments against Holdings, the Borrower or any of its Restricted Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued and for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP and

(iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which Holdings, the Borrower or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(l) Liens imposed by law, including landlord’s, sub-landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business (and consensual Liens granted in the ordinary course of business that are substantially similar thereto) securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or a Restricted Subsidiary has set aside on its books reserves in accordance with GAAP;

(m) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security legislation or similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations,

(ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Restricted Subsidiary and

(iii) pledges and deposits and other Liens for the payment of rent;

(n) deposits to secure the performance of bids, tenders, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, stay, customs, surety and appeal bonds, performance and return of money bonds, bids, indemnities, warranties, releases, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit or bankers acceptances in lieu of any such bonds or to support the issuance thereof) incurred by Holdings or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(o) survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), ground leases, licenses, special assessments, rights of way covenants, conditions, building codes, restrictions (including zoning restrictions), encroachments, protrusions and declarations on or with respect to the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not materially adversely interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary, taken as a whole;

(p) any interest or title of a lessor or sublessor under any leases or subleases entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(q) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Restricted Subsidiary or (c) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(r) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(s) leases or subleases, licenses or sublicenses or operating agreement (including with respect to intellectual property and software) granted to others in the ordinary course of business that do not materially adversely interfere with the business of Holdings and its Restricted Subsidiaries, taken as a whole, or which do not secure any Indebtedness;

(t) Liens (a) solely on any cash earnest money deposits made by Holdings or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment or other permitted Investment and Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Acquisition or permitted Investment to be applied against the purchase price for such Investment or (b) consisting of an agreement to sell, transfer or otherwise dispose of any property to the extent such sale, transfer or disposition is permitted by Section 10.5;

(u) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v) Liens arising from (a) precautionary Uniform Commercial Code financing statements or PPSA financing statements (or other similar filings outside the U.S. and Canada) or (b) Uniform Commercial Code financing statements or PPSA financing statements (or other similar filings outside the U.S. and Canada) regarding operating leases entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(w) Liens on Equity Interests of any joint venture (together with assets related thereto and the proceeds or products of any of the foregoing) (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(y) Liens (a) on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (iv) of the definition thereof and (b) deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(z) Liens securing insurance premium financing arrangements and deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(aa) Liens on vehicles or equipment of Holdings or any of the Restricted Subsidiaries granted in the ordinary course of business;

(bb) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(cc) Liens:

(i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;

(ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or

(iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(dd) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(ee) Liens securing the Obligations;

(ff) Liens securing Indebtedness incurred in reliance on Section 10.1(iii); provided that, (i) the Secured Leverage Ratio as of the date on which such Liens are first created is less than or equal to 4.35:1.00, and (ii) to the extent such Indebtedness is secured by Liens on the Collateral securing the Obligations, the Liens securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations and a Debt Representative acting on behalf of the holders of such Indebtedness shall become party to or otherwise subject to the provisions of the ABL Intercreditor Agreement (if applicable) and an Acceptable Intercreditor Agreement;

(gg) (i) Liens that rank junior to the Liens on the Collateral securing the Obligations and (ii) Liens on assets and properties of the Credit Parties that do not constitute Collateral; provided that,

(A) the Secured Leverage Ratio as of the date on which such Liens are first created is less than or equal to 4.35:1.00; and

(B) a Debt Representative acting on behalf of the holders of such Indebtedness becomes party to or otherwise subject to the provisions of the ABL Intercreditor Agreement (if applicable) and an Acceptable Intercreditor Agreement;

(hh) Liens securing obligations arising in the ordinary course of business (and not for borrowed money) in an aggregate outstanding principal amount not to exceed at the time such Liens are first created the greater of (x) $240,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period as of the date such Liens are first created;

(ii) Liens securing Specified Hedge Obligations (as defined in the ABL Credit Agreement) and Cash Management Obligations (as defined in the ABL Credit Agreement);

(jj) Liens securing Indebtedness incurred in accordance with Section 10.1(xiii) solely encumbering the assets that are subject of such Indebtedness;

(kk) [reserved];

(ll) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(mm) [reserved];

(nn) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(oo) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(pp) the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Person, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(qq) Liens that may arise as a result of municipal and zoning codes and ordinances, building and other land use laws imposed by any Governmental Authority which are not violated in any material respect by existing improvements or the present use or occupancy of any Real Property;

(rr) Liens in favor of Holdings or any Restricted Subsidiary that is a Credit Party;

(ss) Liens securing obligations under inventory financing agreements entered into in the ordinary course of business and Liens securing inventory financing agreements encumbering the applicable manufacturer’s or vendor’s identified goods which are the subject of such inventory financing arrangement, proceeds thereof (including any accounts receivable proceeds) and customary collateral ancillary thereto; provided that the agent, lender or other financing source in respect of such Indebtedness has entered into an Acceptable Intercreditor Agreement; provided that such Liens are not on assets of the Credit Parties that contribute to the Borrowing Base; and

(tt) deposit arrangements in the ordinary course of business under which software or source code is placed in escrow with customers on a non-exclusive basis.

For purposes of this Section 10.2, Indebtedness will not be considered incurred under a subsection or clause of Section 10.1 if it is later reclassified as outstanding under another subsection or clause of Section 10.1 (in which event, and at which time, such Indebtedness will be deemed incurred under the subsection or clause to which it is reclassified).

10.3 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), except the following:

(a) [reserved];

(b) Sale and Lease-Back Transactions with respect to any other property owned by Holdings or any Restricted Subsidiary, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease would not exceed the greater of (x) $120,000,000 and (y) 15% of Consolidated EBITDA for the then most recently ended Test Period.

10.4 Investments, Loans and Advances. Make or permit to exist any Investment, except the following (collectively, “Permitted Investments”):

(a) the Transactions;

(b) loans and advances to (or for the benefit of) officers, directors, employees, managers, consultants, independent contractors or other service providers of Holdings, the Borrower or any Restricted Subsidiary (i) for business-related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business or (ii) not to exceed as of the date such Investment is made the greater of (x) $80,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period, in an aggregate principal amount outstanding as of the date such Investment is made (calculated without regard to write-downs or write-offs thereof after the date made);

(c) [reserved];

(d) Permitted Acquisitions and pre-existing Investments (not made in contemplation of such acquisition) held by Persons acquired in Permitted Acquisitions or acquired in connection with Permitted Acquisitions;

(e) intercompany Investments by and among Holdings and its Restricted Subsidiaries (including intercompany Indebtedness); provided that the aggregate amount of Investments made by the Borrower and the Guarantors in Restricted Subsidiaries that are not Credit Parties under this clause (5) shall not exceed as of the date such Investment is made the greater of (i) $280,000,000 and (ii) 35% of Consolidated EBITDA for the most recently ended Test Period as of the date of such Investment;

(f) [reserved];

(g) Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities or Investments that were Cash Equivalents or Investment Grade Securities when made;

(h) Investments arising out of the receipt by Holdings or any of the Restricted Subsidiaries of non-cash consideration in connection with any sale of assets permitted under Section 10.5;

(i) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(j) Investments acquired as a result of a foreclosure by Holdings or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(k) Hedge Agreements and Cash Management Services;

(l) Investments existing on, or contractually committed as of, the Closing Date and, if greater than $25,000,000, as set forth on Schedule 10.4 and any replacements, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (l) is not increased at any time above the amount of such Investments existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date) or as otherwise permitted by this Agreement;

(m) Investments resulting from pledges and deposits that are Permitted Liens;

(n) [reserved];

(o) acquisitions of obligations of one or more officers or other employees or any employee benefit trust or similar entity of Holdings, the Borrower or any Subsidiary of Holdings in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings, so long as either no cash is actually advanced by Holdings or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations or to the extent advances are made in cash, the amount of any such advance is contributed substantially simultaneously to Holdings or any Restricted Subsidiary in cash;

(p) Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Stock) of Holdings and such Investment is contributed to the Borrower;

(r) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 10.6;

(s) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(t) Guarantees permitted under Section 10.1 (other than by reference to this Section 10.4);

(u) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Holdings or any Restricted Subsidiary;

(v) Investments, including loans and advances, to Holdings so long as Holdings or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 10.6 for all purposes of this Agreement;

(w) Investments consisting of the leasing or licensing of intellectual property in the ordinary course of business and, if such leasing or licensing is other than on a non-exclusive basis that do not materially interfere with the business of Company and the Restricted Subsidiaries (taken as a whole) or the contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(x) purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or intellectual property;

(y) Investments in a Receivables SPE or any Investment by a Receivables SPE, in any other Person, including the payment of receivables fees, in each case, (A) in connection with a Qualified Receivables Transaction and (B) constituting a sale, transfer or other disposition permitted pursuant to Section 10.5(q).

(z) Investments in respect of the matter specified on Schedule 10.4 entered into prior to the Closing Date, subject to the satisfaction of the following conditions: (1) the Total Leverage Ratio on a Pro Forma Basis shall not exceed the Total Leverage Ratio for the Measurement Period immediately prior to such Investment, and (2) the consummation of such Investment will not result in the Borrower having corporate family ratings lower than Ba3 (stable outlook) / BB- (stable outlook) from Moody’s and S&P respectively;

(aa) [reserved];

(bb) [reserved];

(cc) additional Investments (including Permitted Acquisitions) so long as the aggregate fair market value (as determined in good faith by the Borrower) of such Investments made since the Closing Date under this clause (29) that remain outstanding (with all such Investments being valued at their original fair market value (as determined in good faith by the Borrower) and without taking into account subsequent increases or decreases in value, will not exceed as of the date such Investment is made the greater of (a) $100,000,000 and (b) 12.5% of Consolidated EBITDA for the most recently ended Test Period as of the date such Investment is made;

(dd) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 8.17 (except transactions described in clauses (f), (h) and (u) thereof);

(ee) Investments in Indebtedness of Holdings or any of its Restricted Subsidiaries permitted under Section 10.1 (other than by reference to this Section 10.4);

(ff) loans and advances relating to indemnification or reimbursement of any officers, directors, employees, managers, independent contractors or other service providers in respect of customary liabilities relating to their serving in any such capacity or as otherwise specified in Section 8.17;

(gg) from and after the later of (i) January 1, 2024 and (ii) the delivery and satisfaction of the items set forth in Section 8.13, any other Investment, so long as immediately after giving effect to such Investment, the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended, is less than or equal to 2.2:1.00;

(hh) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts;

(ii) loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, customers, franchisees, licensors, licensees, sublicensors and sublicensees and distribution partners in the ordinary course of business to the extent such loans, advances or guarantees constitute Investments;

(jj) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(kk) advances, loans or extensions of trade credit in the ordinary course of business by Holdings or any of its Restricted Subsidiaries;

(ll) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business so long as the aggregate fair market value (as determined in good faith by the Borrower) of all such Investments that remain outstanding (with all such Investments being valued at their original fair market value (as determined in good faith by the Borrower) and without taking into account subsequent increases or decreases in value) do not exceed, when taken together with the principal amount of the Indebtedness outstanding under Section 10.1(xxi), the greater of (i) $120,000,000 and (ii) 15% of Consolidated EBITDA for the most recently ended Test Period;

(mm) [reserved];

(nn) Investments in the nature of pledges and deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(oo) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by Holdings or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as Holdings or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(pp) advances of payroll payments to employees in the ordinary course of business;

(qq) Investments in deposit accounts, securities accounts and commodities accounts maintained by Holdings or any Restricted Subsidiary;

(rr) [reserved];

(ss) [reserved]; and

(tt) guarantees by any Credit Party or any Restricted Subsidiary of leases or of obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

10.5 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with, any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or any division, unit or business of any other Person (including, in each case, pursuant to a Delaware LLC Division), except that this Section 10.5 will not prohibit:

(a)

(i) if at the time thereof and immediately after giving effect thereto no Specified Event of Default has occurred and is continuing or would result therefrom:

(a) the merger, consolidation or amalgamation of any Restricted Subsidiary (excluding the Borrower) into (or with) the Borrower in a transaction in which the Borrower is the survivor;

(b) the merger, consolidation or amalgamation of any Restricted Subsidiary (excluding the Borrower) into or with any Restricted Subsidiary that is a Credit Party in a transaction in which the surviving or resulting entity is a Restricted Subsidiary that is a Credit Party;

and, in the case of each of the foregoing sub-clauses (i) and (ii), no Person other than the Borrower or a Restricted Subsidiary that is a Credit Party receives any consideration other than consideration permitted under Section 10.4, Section 10.5(b) and/or 10.6, as applicable;

(ii) the merger, consolidation or amalgamation of any Restricted Subsidiary that is not a Credit Party into or with any other Restricted Subsidiary that is not a Credit Party;

(iii) any transfer of inventory among Holdings and its Restricted Subsidiaries or between Restricted Subsidiaries and any other transfer of property or assets among Holdings and its Restricted Subsidiaries or between Restricted Subsidiaries, in each case, in the ordinary course of business;

(iv) the liquidation or dissolution or change in form of entity of any Restricted Subsidiary (excluding any Borrower) of the Borrower if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(v) the merger, consolidation or amalgamation of any Restricted Subsidiary (excluding any Borrower) with or into any other Person in order to effect a Permitted Investment so long as the continuing resulting or surviving Person will be a Restricted Subsidiary that is a Credit Party or if the merging, consolidating or amalgamating Subsidiary was a Restricted Subsidiary that is a Credit Party and such Subsidiary, together with each of its Subsidiaries, shall have complied with the requirements of Section 5.10;

(b) any sale, transfer or other disposition if:

(i) [reserved];

(ii) for any such sale, transfer or disposition in excess of the greater of (x) $40,000,000 and (y) 5% of Consolidated EBITDA for the most recently ended Test Period, at least 75% of the consideration therefor is in the form of cash and Cash Equivalents; and

(iii) such sale, transfer or disposition is made for fair market value (as determined in good faith by a Responsible Officer);

provided that each of the following items will be deemed to be cash for purposes of this Section 10.5(b):

(a) any liabilities of Holdings or its Restricted Subsidiaries (as shown on the most recent Required Financial Statements or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which Holdings and its Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(b) any securities received by Holdings or any Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable disposition; plus

(c) any Designated Non-Cash Consideration received in respect of such disposition; provided that the aggregate fair market value (as determined in good faith by a Responsible Officer) of all such Designated Non-Cash Consideration, as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is then outstanding, does not exceed as of the applicable date below the greater of (A) $200,000,000 and (B) 25% of Consolidated EBITDA for the most recently ended Test Period as of the date any such Designated Non-Cash Consideration is received (or, at the option of the Borrower, at the time a binding agreement is entered into in respect of such sale, transfer or disposition), with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(c) (a) the purchase and sale of inventory in the ordinary course of business, (b) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business, (c) the sale of surplus, obsolete, damaged, unnecessary, unsuitable or worn out equipment or other property in the ordinary course of business or (d) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities (or Investments that were Cash Equivalents or Investment Grade Securities when made);

(d) Sale and Lease-Back Transactions permitted by Section 10.3;

(e) Investments permitted by Section 10.4 (including any Permitted Acquisition or merger, consolidation or amalgamation in order to effect a Permitted Acquisition); provided, that, following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving corporation;

(f) Permitted Liens;

(g) Restricted Payments permitted by Section 10.6 (other than by reference to Section 10.5);

(h) the sale, lease, discount, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable, immaterial assets or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable to notes receivable or Investments permitted hereunder or disposition of accounts receivable in connection with the collection or compromise or settlement or in bankruptcy or similar proceeding, thereof and not as part of an accounts receivables financing transaction;

(i) leases, licenses or subleases or sublicenses of any real property or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of inventory or other assets (excluding any such inventory or other assets included in the Borrowing Base (as defined in the ABL Credit Agreement)) of Holdings or any Restricted Subsidiary determined by the management of the Borrower to be no longer useful or necessary or economically profitable to maintain in the operation of the business of Holdings or such Restricted Subsidiary (including allowing any registrations or any applications for registration of any intellectual property or other Intellectual Property Rights to lapse or become abandoned);

(k) acquisitions and purchases made with any Net Cash Proceeds of Assets Sales of any assets or properties not constituting Collateral;

(l) [reserved];

(m) any sale, transfer or other disposition, in a single transaction or a series of related transactions, of any asset or assets having a fair market value, as determined by the Borrower in good faith, of not more than as of the applicable date below the greater of (x) $80,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period as of the date such sale, transfer or other disposition is made (or, at the option of the Borrower, at the time a binding agreement is entered into in respect of such sale, transfer or disposition);

(n) any transfer or disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to a Restricted Subsidiary of Holdings, in each case, to the extent not prohibited by Section 10.4 (other than by reference to Section 10.5);

(o) [reserved];

(p) Holdings and any Restricted Subsidiary may:

(i) convert any intercompany Indebtedness to Equity Interests;

(ii) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by Holdings or any Restricted Subsidiary; and

(iii) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former directors, officers, employees, managers, consultants or independent contractors of Holdings, the Borrower or any Subsidiary or any of their successors or assigns, to the extent made in the ordinary course of business;

(q) any sale, transfer or other disposition in connection with a Qualified Receivables Transaction and a Third-Party Vendor Financing Program, of assets not in the Borrowing Base (as defined in the ABL Credit Agreement);

(r) [reserved];

(s) the surrender or waiver of obligations of trade creditors or customers or other contract rights in the ordinary course of business of Holdings or any Restricted Subsidiary or pursuant to any Plan of Reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(t) any exchange of assets for assets (including a combination of assets and cash or Cash Equivalents)

(i) related to a business permitted under Section 5.16 of comparable fair or greater market value or usefulness to the business of Holdings and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower, or dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property or

(ii) to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of assets related to a business permitted under Section 5.16;

provided that to the extent the property being exchanged constitutes Collateral, such replacement property will constitute Collateral;

(u) condemnations or any similar action on assets not prohibited by this Agreement;

(v) dispositions of Investments (including Equity Interests) in joint ventures or any Subsidiary that is not wholly owned to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(w) the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law;

(x) [reserved];

(y) (i) the sale, lease, assignment, license or sub-lease of any real, intangible or personal property (including the provision of software under an open source license or the licensing of other Intellectual Property Rights) in the ordinary course of business and which do not materially interfere with the business of Holdings and its Restricted Subsidiaries (taken as a whole) and

(ii) (ii) inbound and non-exclusive outbound licenses to Intellectual Property Rights, in each case that do not materially interfere with the business of Holdings, the Borrower and its Restricted Subsidiaries (taken as a whole);

(z) any disposition by reason of the exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement;

(aa) any surrender or waiver of contractual rights or the settlement, release, recovery on or surrender of contractual rights or other claims of any kind in the ordinary course of business;

(bb) dispositions required to be made to comply with the order of any Governmental Authority with respect to antitrust or other similar applicable laws and transfers of property subject to Casualty Events;

(cc) voluntary terminations, the unwinding or settling of obligations under Hedge Agreements;

(dd) dispositions (including Sale and Lease-Back Transactions) by a Foreign Subsidiary designed to generate foreign distributable reserves; and

(ee) dispositions of the assets or Equity Interests of Xerox Financial Services, LLC and/or of any Subsidiary (in each case to the extent not a Credit Party hereof) that is related to the financing business conducted by Xerox Financial Services, LLC.

10.6 Restricted Payments.

(a) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), directly or indirectly, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or

(b) directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares)

(the foregoing clauses (a) and (b), “Restricted Payments”) other than:

(i) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of, Equity Interests of Holdings (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower (in each case, to the extent not otherwise applied), other than (a) Curative Amounts (as defined in the ABL Credit Agreement) and (b) any such proceeds that are used prior to the date of determination to incur Contribution Indebtedness;

(ii) Restricted Payments the proceeds of which are used to purchase, retire, redeem or otherwise acquire the Equity Interests of Holdings (including related stock appreciation rights or similar securities) held directly or indirectly by future, present or former directors, consultants, officers, employees, managers or independent contractors or other service providers of Holdings, the Borrower or any of its Restricted Subsidiaries or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (2), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or other service providers or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amount of such purchases or redemptions may not exceed:

(a) at the time of such purchase or redemption the greater of (x) $80,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period at the time of such purchase or redemption in any fiscal year (with any unused amounts at the end of any fiscal year (for such purpose determining clause (y) above as of such fiscal year) being carried over to succeeding fiscal years); plus

(b) the amount of net cash proceeds contributed to the Borrower that were received by Holdings or employee benefit trust or other similar entity since the Closing Date from sales of Equity Interests of Holdings to future, present or former directors, consultants, officers, employees, managers or independent contractors or other service providers of Holdings, the Borrower or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements (in each case, to the extent not otherwise applied), other than (a) Curative Amounts (as defined in the ABL Credit Agreement) and (b) any such proceeds that are used prior to the date of determination to incur Contribution Indebtedness; plus

(c) the amount of net proceeds of any key man life insurance policies received after the Closing Date; plus

(d) the amount of any bona fide cash bonuses otherwise payable to directors, consultants, officers, employees, managers or independent contractors of Holdings, the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value (as determined in good faith by the Borrower) of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year;

and provided, further, that cancellation of Indebtedness owing to Holdings, the Borrower or any Restricted Subsidiary from future, present or former directors, consultants, officers, employees, managers or independent contractors or other service providers or permitted transferees of Holdings, the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Holdings will not be deemed to constitute a Restricted Payment;

(iii) the Special Share Repurchase;

(iv) [reserved];

(v) for any taxable period for which the Borrower (and/or any of its Subsidiaries) is a member of a consolidated, combined or similar income tax group of which a parent entity is the common parent (“Tax Group”), Restricted Payments in the form of cash distributions to any parent entity (including Holdings) to pay federal, state, local and foreign income Tax liabilities (including franchise and similar Taxes imposed in lieu of income Taxes) of such Tax Group that are attributable to the taxable income of the Borrower and/or its applicable Subsidiaries; provided that, the aggregate amount of such payments for such taxable period shall not exceed the Tax liabilities that would be due if the Borrower and such Subsidiaries were filing such income tax returns on a consolidated, combined or similar basis with the Borrower as the common parent of such group;

(vi) [reserved];

(vii) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(viii) Restricted Payments to allow Holdings to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person, in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of Equity Interests;

(ix) [reserved];

(x) Restricted Payments to Holdings, the Borrower or any Restricted Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or a Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of Holdings, the Borrower or such Restricted Subsidiary) based on their relative ownership interests);

(xi) [reserved];

(xii) the payment of regular dividends and distributions within 90 days after the date of declaration thereof on Holdings’ Capital Stock in an aggregate amount not to exceed $50,000,000 in any fiscal quarter; provided that no Event of Default pursuant to Sections 11.1(a), (e) or (f) shall have occurred and be continuing immediately prior to, or shall result from, such Restricted Payment;

(xiii) purchases of minority interests in non-Wholly Owned Subsidiaries owned by non-Affiliates by the Borrower and the Guarantors;

(xiv) [reserved];

(xv) [reserved];

(xvi) [reserved];

(xvii) [reserved];

(xviii) [reserved];

(xix) Restricted Payments for

(a) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants,

(b) payments made or expected to be made by Holdings, the Borrower or any Subsidiary in respect of withholding or similar Taxes payable or expected to be payable by or in respect of any future, present or former director, officer, employee, manager, consultant, independent contractor or other service provider of Holdings, the Borrower or any Subsidiary (or their respective Affiliates, estates or immediate family members or permitted transferees) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests,

(c) loans or advances to (or on behalf of) officers, directors, employees, managers, consultants, independent contractors and other service providers of Holdings, the Borrower or any Subsidiary in connection with such Person’s purchase of Equity Interests of Holdings; provided that no cash is actually advanced pursuant to this subclause (iii) other than (x) to pay withholding or similar Taxes due in connection with such purchase, unless immediately repaid or (y) to the extent such loans or advances are made in cash, the amount of such loans is contributed substantially simultaneously to Holdings, the Borrower or any Restricted Subsidiary in cash and

(d) (iv) transfers of the proceeds of any repayment of any loan or advance made pursuant to clause (iii) above to Holdings whose Equity Interests were purchased with the proceeds of such loan or advance;

(xx) Restricted Payments in any fiscal year in an aggregate amount equal to the greater of (A) $200,000,000 and (B) 50% of Free Cash Flow (as defined in the ABL Credit Agreement), if any, for the immediately prior Free Cash Flow Period (as defined in the ABL Credit Agreement); provided that the Distribution Conditions (as defined in the ABL Credit Agreement) shall be satisfied on a Pro Forma Basis on the date of declaration of such Restricted Payments as if such Restricted Payments were made on such date of declaration;

(xxi) [reserved]; and

(xxii) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Borrower or Holdings.

10.7 [Reserved].

10.8 [Reserved].

10.9 Limitation on Payments of Indebtedness. Make any cash payment or other distribution in cash in respect of any principal or interest of any Restricted Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposits, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any principal or interest of any Restricted Debt (any such cash payment or distribution, a “Restricted Debt Payment”) other than (i) Restricted Debt Payments in respect of the Inside Maturity Notes; provided (a) such payment is made within six (6) months of the applicable maturity date of such Inside Maturity Notes and (b) no Event of Default has occurred and is continuing or would result from such payment, (ii) payments of regularly scheduled interest; (iii) mandatory offers to repay, repurchase or redeem in respect of Permitted Debt (including in connection with the Net Cash Proceeds of Asset Sales); (iv) mandatory prepayments of principal, premium and interest; (v) payments of reasonable and customary fees, expenses and indemnification obligations, in each case, with respect to such Restricted Debt.

10.10 [Reserved].

10.11 Canadian Pension Plans.

(a) Sponsor, administer, contribute to or assume any liability under or in respect of any Canadian Defined Benefit Pension Plan, except for the plans listed on Schedule 3.21 as of the date of this Agreement; or

(b) fail to make or remit when due any required contribution or payment to any Canadian Pension Plan, save for immaterial amounts which are remitted no later than 30 days after the date on which they were due or administrative errors that are rectified within 30 days.

10.12 UK Pensions.

Except for the Disclosed UK DB Pension Plans, become an “employer” of any UK DB Pension Plan or become “connected” with or an “associate” of such an “employer” (as those terms are used in sections 38 and 43 of the Pensions Act 2004 of the United Kingdom) (except to the extent any such connection or association has not, individually or in the aggregate, and could not, reasonably be expected to have a Material Adverse Effect).

10.13 Business of Holdings and its Restricted Subsidiaries.

Not engage at any time in any business or business activity other than any business or business activity conducted by Holdings and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions) and any similar, corollary, related, ancillary, incidental, related to or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

10.14 Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; Etc.

(a) Not amend or modify in any manner materially adverse to the Lenders (taken as a whole) the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of Holdings, the Borrower or any Restricted Subsidiary; or

(b) Not permit any Credit Party or Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts with respect to any Credit Party, the granting of Liens by such Credit Party pursuant to the Security Documents; except in the case of this clause (b):

(i) restrictions imposed by applicable law or any applicable rule, regulation or order;

(ii) contractual encumbrances or restrictions under any agreement relating to Ratio Debt, Indebtedness incurred pursuant to Section 10.1(i), (ii), (iii), (iv), (v), (vii), (xi) (to the extent a Guarantee of Indebtedness incurred pursuant to exceptions otherwise referenced in this clause (ii)), (xii), (xvi), (xviii), (xxi), (xxii), (xxv), (xxxiii), (xxxiv), (xxxvi) and (xxxvii) or any Permitted Refinancing Indebtedness in respect thereof that does not materially expand the scope of any such encumbrance or restriction described in clause (b) and in the case of Ratio Debt and Indebtedness of Credit Parties incurred pursuant to Sections 10.1 does not limit the ability of Credit Parties to grant liens over the Collateral to the Collateral Agent;

(iii) any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(iv) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(v) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(vii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(ix) customary restrictions and conditions contained in any agreement relating to the sale, transfer or other disposition of any asset permitted under Section 10.5 pending the consummation of such sale, transfer or other disposition;

(x) customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.14;

(xi) customary net worth provisions contained in real property leases entered into by Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Holdings and the other Restricted Subsidiaries to meet their ongoing obligations;

(xii) any agreement or other instrument in effect at the time any Person becomes a Restricted Subsidiary or merged, amalgamated or consolidated with or into Holdings or any Restricted Subsidiary that was in existence at the time of such acquisition, merger, amalgamation, consolidation or designation, so long as such agreement or other instrument was not entered into in contemplation of such Person becoming a Restricted Subsidiary or such merger, amalgamation, consolidation or designation, as applicable;

(xiii) restrictions in agreements representing Indebtedness permitted under Section 10.1 of a Restricted Subsidiary that is not a Subsidiary Credit Party;

(xiv) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(xv) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xvi) restrictions, limitations, conditions and prohibitions imposed in respect of the types of assets subject to, and any other restrictions consisting of customary provisions in connection with, any Third-Party Vendor Financing Program or any Qualified Receivables Transaction; or

(xvii) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in any of clauses (i) through (svi) above, so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such Lien, dividend and other payment restrictions, taken as a whole, than those contained in the Lien, dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.15 Holdings Covenant. Holdings will not conduct, transact or otherwise engage in any active trade or business or operations other than through the Borrower and its Subsidiaries .

The foregoing will not prohibit Holdings from taking actions related to the following (and activities incidental thereto):

(a) its ownership of the Equity Interests of the Borrower and its other Subsidiaries as of the Closing Date;

(b) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(c) (i) the performance of its obligations with respect to this Agreement and any other Indebtedness (including Section 10.1(ii)) permitted by this Agreement, (ii) the incurrence, issuance or guarantee of unsecured Ratio Debt and secured Indebtedness pursuant to Section 10.1(iii) (including the granting of Liens in respect thereof) and (iii) the incurrence, issuance or guarantee of any other Indebtedness permitted under Section 10.1 (other than Section 10.1(xviii));

(d) any offering of its common stock or any other issuance of its Equity Interests;

(e) the making of Restricted Payments; provided that Holdings will not be permitted to make Restricted Payments using the cash from the Borrower or any Subsidiary unless such cash has been dividended, distributed, loaned or otherwise contributed to Holdings in a manner not prohibited by the terms of this Agreement.

(f) making contributions to the capital or acquiring Equity Interests of its Subsidiaries;

(g) guaranteeing the obligations of the Borrower and its Subsidiaries;

(h) participating in tax, accounting and other administrative matters as a member or parent of the consolidated group;

(i) holding any cash or property (including cash and property received in connection with Restricted Payments made by the Borrower, but excluding the Equity Interests of any Person other than the Borrower);

(j) providing indemnification to officers and directors;

(k) the making of Investments permitted hereunder, including Investments consisting of Cash Equivalents or, to the extent not made for speculative purposes, Investment Grade Securities;

(l) the consummation of the Transactions on the Closing Date;

(m) the entering into of employment agreements, stock option and stock ownership plans and other similar and customary arrangements with officers, consultants, investment bankers, advisors, employees and directors and performing the activities contemplated thereby; and

(n) activities incidental to the businesses or activities described above.

SECTION 11

Events of Default

11.1 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing

(a) Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default in the payment when due of any interest on the Loans or any Fees or of any other amounts owing hereunder or under any other Credit Document and such default shall continue for five or more Business Days; or

(b) Representations, Etc. Any representation or warranty made by Holdings, the Borrower or any Guarantor shall be false or incorrect in any material respects when made; or

(c) Covenants. (i) Any Credit Party shall fail to perform or observe any term, covenant or agreement contained in Sections 8.1(a) (solely with respect to the Borrower), 8.2(a) (solely with respect to collateral), 8.5(a), 8.13 or Section 10 (ii) any Credit Party shall fail to perform or observe any term, covenant or agreement contained in Section 3.1 and Sections 8.4(a), (b) or (d) if such failure shall remain unremedied for five days after written notice thereof shall have been given to such Credit Party by the Administrative Agent at the request of any Lender, or (iii) any Credit Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of (x) the date written notice thereof was provided from the Administrative Agent to the Borrower and (y) the date any such default first become known to the Borrower; or

(d) Cross-Default; Cross-Acceleration.

(i) Any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption, or

(ii) Holdings or any Restricted Subsidiary fails to pay the principal of any Material Indebtedness at the stated final maturity thereof;

provided that this clause (e) will not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) in the case of Material Indebtedness which the holder thereof may elect to convert into Qualified Equity Securities, such Material Indebtedness from and after the date, if any, on which such conversion has been effected; provided, further, that such event or condition is unremedied and is not waived or cured by the holders of such Indebtedness prior to any acceleration of the Loans and termination of the Commitments pursuant to the final paragraph of this Section 11.1; or

(e) (A) an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a) relief in respect of Holdings, the Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, the Company or any Material Subsidiary, under any Debtor Relief Law;

(b) the appointment of a receiver, interim receiver, trustee, administrative receiver, monitor, compulsory manager, compulsory administrator, custodian, sequestrator, conservator or similar official for Holdings, the Company or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, the Company or any Restricted Subsidiary; or

(c) the winding up or liquidation of Holdings, the Company or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05) and such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered;

(B) in respect of any English Subsidiary Credit Party (in addition to any other provision of this 11.1, such provisions not to be deemed to otherwise limit the following) any formal corporate action, legal proceeding or other procedure or step (in each case for reasons of financial difficulty and excluding any arrangements or negotiations with any Lenders) in relation to

(i) the English Subsidiary Credit Party suspending the making of any payment on any of its debts or being unable or admitting in writing its inability to pay its debts as they fall due (in each case other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets);

(ii) a petition being presented or meeting convened or application made for the purpose of appointing an administrator (either in or out of court), receiver, administrative receiver, trustee, monitor, compulsory manager or other similar officer of, or for the making of an administration order in respect of, the English Subsidiary Loan Party and such petition or application is being contested in good faith and not shown as frivolous or vexatious and in each case is not discharged within 21 days;

(iii) a composition, compromise, assignment, restructuring plan or arrangements with any class of creditors of the English Subsidiary Credit Party;

(iv) the winding up of the English Subsidiary Credit Party;

(v) a petition is presented for the winding-up of the English Subsidiary Credit Party (other than a frivolous or vexatious petition or which is being contested in good faith and in each case discharged within 21 days of being presented); or

(vi) the suspension of payments or a moratorium of indebtedness;

(f) Holdings, the Company or any Material Subsidiary:

(i) voluntarily commences any proceeding or files any petition seeking relief under any Debtor Relief Law;

(ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (e) of this Section 11.1;

(iii) applies for or consents to the appointment of a receiver, interim receiver, administrative receiver, monitor, compulsory manager, compulsory administrator, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, the Company or any Material Subsidiary;

(iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v) makes a general assignment for the benefit of creditors; or

(vi) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

(g) Change of Control. Any Change of Control shall occur; or

(h) ERISA. (i) A trustee is appointed to administer any Plan or (ii) an ERISA Event occurs with respect to any Plan or Multiemployer Plan, or (iii) a Canadian Pension Event occurs with respect to any Canadian Pension Plan or Canadian Multi-Employer Pension Plan or (iv) Holdings or any of its Subsidiaries is notified that it or any of them in relation to any UK DB Pension Plan (I) has incurred a debt or other liability under section 75 or 75A of the Pensions Act 1995 of the United Kingdom, (II) has been issued with a Contribution Notice or Financial Support Direction and/or (III) has received any sanction pursuant to the Criminal Pension Powers, and, in each case, with respect to clauses (i), (ii), (iii) and (iv), such event or condition, together with all other such events or conditions, if any, is reasonably expected to have a Material Adverse Effect; or

(i) Judgment Default. Holdings, the Borrower or any Restricted Subsidiary fails to pay one or more final judgments aggregating in excess of at the time of any determination the greater of (x) $120,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period at such time of determination (to the extent not covered by insurance or by an indemnification agreement as to which the indemnifying party has not denied liability), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days,

(j) any material provision of any Credit Document ceases to be, or is asserted in writing by Holdings, the Borrower or any Restricted Subsidiary not to be, for any reason, a legal, valid and binding obligation of any party thereto, except in connection with an Asset Sale permitted by this Agreement with respect to the assets sold;

(k) after delivery pursuant to Sections 8.10 or 8.13, any security interest purported to be created by any Collateral Document and to extend to assets that are not immaterial to Holdings and its Restricted Subsidiaries on a consolidated basis ceases to be, or is asserted in writing by the Borrower or any other Credit Party not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of validity, perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Collateral Document or to file Uniform Commercial Code continuation statements or PPSA financing change statements, except in connection with an Asset Sale permitted by this Agreement with respect to the assets sold; or

(l) the Guarantees pursuant to the Guaranty by any Credit Party of any of the Obligations cease to be in full force and effect (other than in accordance with the terms thereof) or are asserted in writing by Holdings, the Borrower or any other Loan Party not to be in effect or not to be legal, valid and binding obligations, then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the outstanding Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any Event of Default described in Sections 11.1(e) or (f), (A) the obligation of each Lender to make Loans shall automatically be terminated and (B) the outstanding Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Notwithstanding anything in this Agreement or any other Credit Document to the contrary, no Event of Default shall arise as a result of any limitation or threshold in dollars being exceeded solely as a result of changes in exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is made.

11.2 Application of Funds. After the exercise of remedies provided for in Section 11.1 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied:

first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document to the extent reimbursable hereunder or thereunder;

second, to the Secured Parties, an amount equal to that portion of the Obligations constituting accrued and unpaid interest (including post-petition interest), ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts;

third, to the Secured Parties an amount equal to all other Obligations owing to them on the date of any distribution; and

fourth, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

Notwithstanding the foregoing, amounts received from any Guarantor that is not an ““eligible contract participant” as defined in the Commodity Exchange Act shall not be applied to Excluded Swap Obligations.

SECTION 12

THE AGENTS

12.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to each such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(a) with respect to the Sole Lead Arranger and Bookrunner and Sections 12, and 12.9, with respect to the Borrower) are solely for the benefit of the Administrative Agents and the Lenders, and none of Holdings, the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, each Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrower or any of their respective Subsidiaries.

(a) The Sole Lead Arranger and Bookrunner, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory, indemnification and other provisions of this Section 12shall apply to any such sub-agent and to the Affiliates of such Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its bad faith, gross negligence or willful misconduct, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction.

12.3 Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own bad faith, gross negligence or willful misconduct, or such Person’s material breach of this Agreement or any other Credit Document, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

12.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it (in good faith) to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that neither Agent shall be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.

12.5 Notice of Default. Each Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the applicable Agent receives such a notice, it shall give notice thereof to the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the applicable Agent shall have received such directions, the applicable Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders, each directly and adversely affected Lender or each of the Lenders, as applicable.

12.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have not made any representations or warranties to it and that no act by the Agents or any such Person hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Administrative Agent, any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7 Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agents under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction;

provided, further, that no action taken by the Agents in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.

12.8 Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include the Agents in each of their individual capacities.

12.9 Successor Agents.

(a) Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided that if the applicable Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

(b) If the Person serving as the Administrative Agent is a Defaulting Lender by virtue of clause (v) or (vi) of the definition of Lender Default, the Required Lenders or the Borrower may, in each case, to the extent permitted by applicable law, by notice in writing to, in the case of a notice from the Required Lenders, the Borrower, or, in the case of a notice from the Borrower, the Required Lenders, and in each case, such Person, remove such Person as the Administrative Agent and, if such appointment is by the Required Lenders (as opposed to the Borrower) with the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default is continuing or, if such appointment is by the Borrower, with the consent of the Required Lenders (not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders or the Borrower (with the consent of the Borrower or the Required Lenders, as applicable, as required above) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 13.16) and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Agent as provided for above in this paragraph (and otherwise subject to the terms above). Upon the acceptance of a successor’s appointment as the Agent hereunder, or as the Required Lenders may request, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder (other than its obligations under Section 13.16) or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). The fees payable by the Borrower (following the effectiveness of such appointment) to the applicable Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

12.10 Withholding Tax; Indemnification by the Lenders. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If (a) the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), (b) the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment or (c) any (i) Indemnified Taxes attributable to a Lender, (ii) Taxes attributable to a Lender’s failure to comply with the provisions of Section 13.6(c)(ii) relating to the maintenance of a Participant Register, or (iii) Excluded Taxes attributable to a Lender, in each case of (i), (ii) and (iii), are otherwise payable or paid by the Administrative Agent in connection with any Credit Document, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts payable or paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 12.10. The agreements in this Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 13

Miscellaneous

13.1 Amendments, Waivers, and Releases. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under the second, fourth, fifth, sixth, seventh and eighth paragraphs hereof, and other than with respect to any amendment, modification or waiver contemplated in clause (x)(i), clause (x)(vi), clause (x)(vii) or clause (y) below, which, in each case, shall only require the consent of the Lenders or the Administrative Agent, as applicable, as expressly set forth therein and not Required Lenders, the

Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents for changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or for any other purpose or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall:

(x)(i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.6(c)), or forgive any portion thereof, or extend the date for the payment of any principal, interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that, in each case for purposes of this clause (x)(i) and clause (y) below, a waiver of any condition precedent in Section 6 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness of any portion of any Loan or in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, or

(ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party, in each case without the written consent of each Lender, or

(iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent in a manner that directly and adversely affects such Person, or

(iv) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by this Agreement) without the prior written consent of each Lender, or

(v) reduce the percentages specified in the definitions of the terms Required Lenders or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, or

(vi) subordinate (x) the Loans in right of payment to the prior payment of any other Indebtedness of Holdings, the Borrower and any of their Restricted Subsidiaries, or (y) the Liens on any Collateral securing the Loans to any other Lien on any Collateral securing any other Indebtedness or other obligations of the Credit Parties, or

(vii) [reserved], or

(viii) waive, amend or modify the provisions of Section 13.8(a) (except in connection with any transaction expressly permitted under this Agreement) without the written consent of each Lender directly and adversely affected thereby, or

(y) notwithstanding anything to the contrary in clause (x) above, (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender (but no other Lender).

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders) and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately and adversely from the other Lenders (other than because of its status as a Defaulting Lender).

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent, the Collateral Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to its former position and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent and the Collateral Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans.

Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited by this Agreement resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or upon ceasing to be required to be a Guarantor pursuant to Section 8.10. The Lenders hereby authorize the Administrative Agent and the Collateral Agent to, and each of the Administrative Agent and the Collateral Agent agrees to, execute and deliver any instruments, documents, and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto, with the consent of the Borrower and the Administrative Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) any provision of this Agreement or any other Credit Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Credit Document) may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) to effect administrative changes of a technical or immaterial nature and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) guarantees and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent in its or their respective sole discretion, to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee or other document to be consistent with this Agreement and the other Credit Documents.

Notwithstanding anything in this Agreement, the Collateral Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Section 8.10 if it determines that the satisfaction thereof with respect to such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement.

13.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows (or, in each case, to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent):

(a)	if to Holdings or the Borrower:

Borrower/Holdings: Xerox Holdings Corporation / Xerox Corporation

201 Merritt 7,

Norwalk, Connecticut 06851

Attention: Vice President and Treasurer

Facsimile:  N/A

Telephone: 353 1 608 6122

E-Mail: stuart.kirk@xerox.com

with a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention: Binoy Dharia

E-Mail: bdharia@whitecase.com

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention: Jonathan Michels

E-Mail: jmichels@whitecase.com

(a)	if to the Administrative Agent or the Collateral Agent:

Jefferies Finance LLC

520 Madison Avenue

New York, New York 10022

Attention: Account Manager – Xerox

Email: JFIN.Admin@jefferies.com

With a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Michael D. Saliba

E-Mail: michael.saliba@lw.com

and

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Jesse K. Sheff

E-Mail: jesse.sheff@lw.com

(b) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent or the Lenders pursuant to Sections 2.2 or 5.1 shall not be effective until received.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5 Payment of Expenses; Indemnification.

The Borrower agrees (a) to pay or reimburse the Administrative Agents for all their reasonable, documented and invoiced out-of-pocket costs and expenses (without duplication) incurred in connection with the preparation and execution and delivery of, and any amendment, supplement, waiver or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (limited (i) in the case of legal fees and expenses, to the reasonable documented fees, disbursements and other charges of Latham & Watkins LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower) and, if reasonably necessary, of a single firm of local counsel in each relevant material jurisdiction, excluding in all cases allocated costs of in-house counsel, and (ii) in the case of fees and expenses related to any other advisor or consultant, solely to the extent the Borrower has consented to the retention or engagement of such Person), (b) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any other documents delivered in connection herewith or therewith upon the occurrence and during the continuance of an Event of Default (limited, in the case of legal fees and expenses of the Administrative Agents and the Lenders (taken as a whole), to the reasonable documented fees, disbursements and other charges of one primary counsel and (x) if reasonably necessary, of a single firm of local counsel a single firm of local counsel in each relevant material jurisdiction and (y) if there is an actual or potential conflict of interest, one additional counsel for the affected similarly situated (taken as a whole) Persons), in each case excluding in all cases allocated costs of in-house counsel, and (c) to pay, indemnify, and hold harmless each Lender, each Agent and their respective Affiliates, directors, officers, partners, members, controlling persons, employees, trustees, investment advisors, and agents and successors of the foregoing (the “Indemnified Persons”) from and against any and all actual losses, damages, claims, expenses or liabilities of any kind or nature whatsoever (limited (i) in the case of legal fees and expenses, to the reasonable and documented fees, disbursements, and other charges of one primary counsel and, if reasonably necessary, one local counsel in each relevant material jurisdiction for all such Indemnified Persons (taken as a whole) and, if there is an actual or potential conflict of interest, one additional counsel for the affected Indemnified Persons similarly situated (taken as a whole), in each case excluding in all cases allocated costs of in-house counsel, and (ii) in the case of fees and expenses related to any other advisor or consultant, solely to the extent the Borrower has consented to the retention or engagement of such Person in writing), in each case to the extent arising out of or relating to any claim, litigation or other proceeding, regardless whether any such Indemnified Person is a party thereto or whether such claim, litigation or other proceeding is brought by a third party or by the Borrower or any of its Affiliates, that is related to the execution, delivery, enforcement, performance, and administration of this Agreement, the other Credit Documents and other documents delivered in connection herewith or therewith or the use of proceeds of any Loans (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities (i) resulting from disputes between and among any Indemnified Persons (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) that does not involve an act or omission by the Borrower or any of its Subsidiaries (other than any claims against the Administrative Agent, the Collateral Agent or any Sole Lead Arranger and Bookrunner in their respective capacities as such, subject to the immediately succeeding clause (ii)) or (ii) to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) or (y) a material breach of any Credit Document by such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing). No Person entitled to indemnification under Section 13.5(c) and no other Person party to this Agreement shall be liable (1) for any damages to any other Indemnified Person or party hereto arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement except to the extent that such damage resulted from bad faith, willful misconduct or gross negligence of such Indemnified Person, such other Person or any of such Indemnified Person’s or such other Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing or (2) for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided, that this clause (2) shall not limit the Borrower’s indemnity or reimbursement obligations to the extent such special, punitive, indirect or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification in accordance with Section 13.5(c). All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that an Indemnified Person shall promptly refund any amount to the extent that there is a final judicial or arbitral determination that such Indemnified Person was not entitled to indemnification rights with respect to such payment pursuant to this Section 13.5.

The Borrower shall not be liable for any settlement of any proceeding effected without the Borrower’s written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person from and against any and all actual losses, damages, claims, liabilities, and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with, and to the extent provided in, the other provisions of this Section 13.5.

Holdings, the Borrower and their respective Subsidiaries shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Each Indemnified Person, by its acceptance of the benefits of this Section 13.5, agrees to refund and return any and all amounts paid by the Borrower to it if, pursuant to limitations on indemnification set forth in this Section 13.5, such Indemnified Person was not entitled to receipt of such amounts.

The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. Section 13.5(c) shall not apply with respect to Taxes, other than any Taxes that represent liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, or disbursements, etc., arising from any non-Tax claim.

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) during the Bridge Period, the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment of Loans or Commitments to any assignee if an Event of Default has occurred and is continuing or (2) to the extent that the Sole Lead Arranger and Bookrunner and its respective Affiliates would, after giving effect to such assignment, hold a majority in aggregate principal amount of the outstanding Bridge Loans provided, however, that, notwithstanding the foregoing, no consent of the Borrower shall be required for an assignment of Loans by a Lender to an Affiliate of such Lender; provided, further, however that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within three Business Days after having received notice thereof; and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed).

Notwithstanding the foregoing, no such assignment shall be made to a natural Person, Defaulting Lender or Holdings, the Borrower or any of their respective Subsidiaries or Affiliates.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within three Business Days after having received notice thereof); provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it was not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6 from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations (other than under Section 13.16) under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) owing to each Lender, pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. Notwithstanding anything to the contrary herein, the entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.6(b)(ii)(C) and any written consent to such assignment required by Section 13.6(b)(i), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 13.6(b)(v).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than (x) Holdings, the Borrower or any of their respective Subsidiaries or Affiliates, or (y) a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to (I) enforce this Agreement and (II) approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (x)(i) and (x)(iv) of the second proviso to Section 13.1 that directly and adversely affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8, and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.

(ii) A participant shall not be entitled to receive any greater payment under Section 2.8 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent may be withheld in the Borrower’s sole discretion) or such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation or makes a grant to an SPV shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant or SPV and the principal amounts (and stated interest amounts) of each Participant’s or SPV’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the proposed United States Treasury Regulations (or any amended or successor version), or as is otherwise required by law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.8 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.8 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld). If a Granting Lender grants an option to an SPV as described herein and such grant is not reflected in the Register, the Granting Lender shall maintain a separate register on which it records the name and address of each SPV and the principal amounts (and related interest) of each SPV’s interest with respect to the Loans, Commitments or other interests hereunder, which entries shall be conclusive absent manifest error; provided, further, that no Lender shall have any obligation to disclose any portion of such register to any Person except to the extent disclosure is necessary to establish that the Loans, Commitments or other interests hereunder are in registered form for United States federal income tax purposes (or as is otherwise required by law).

(h) Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to the Borrower or any Subsidiary and (y) the Borrower and any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through open market purchases; provided that any Loans or Commitments acquired by the Borrower or any Subsidiary shall be retired and cancelled to the extent permitted by applicable law as determined in good faith by the Borrower or its advisors;

13.7 Replacements of Lenders Under Certain Circumstances. If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders shall have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such

Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or (y) terminate the Commitment of such Lender, as the case may be, and in the case of a Lender, repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that (I) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (II) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8 Adjustments; Set-off.

(a) Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof as part of the exercise of remedies under this Agreement or any other Credit Document (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.1(e) or (f), or otherwise), in a greater proportion than any such payment to or such collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Borrower and the other Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, employee health and benefits, pension, 401(k), and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case then matured and owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the other Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Administrative Agent may have under the Credit Documents.

13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 Integration. This Agreement and the other Credit Documents, together with the applicable provisions of the Agency Fee Letter referred to herein, represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13 Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right of the Administrative Agent, any Lender to effect service of process in any other manner permitted by law;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) a final judgement in any such action or proceeding may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by the applicable requirements of law.

13.14 Acknowledgments. Holdings and the Borrower hereby acknowledge that:

(a) Holdings, the Borrower and the other Credit Parties are capable of evaluating and understanding, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(b) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship;

(c) neither the Administrative Agent, the Collateral Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and Holdings and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Holdings and the Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent , the Collateral Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with the transactions contemplated hereby or the process leading thereto; and

(d) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings and the Borrower, on the one hand, and any Lender, on the other hand.

13.15 WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

13.16 Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each, a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory or other governmental authority, including any Federal Reserve Bank or other central bank, having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its Affiliates or any Related Parties thereto in violation of any confidentiality obligations owing under this Section 13.16 or other confidentiality obligations owed to the Borrower or its Affiliates, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective Subsidiaries or Affiliates, (e) to the extent that such Confidential Information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information or otherwise subject to any confidentiality obligation, (f) to such Restricted Person’s Related Parties, in each case who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are or have been advised of their obligation to keep the Confidential Information confidential; provided that such Person shall be responsible for its Affiliates’ and their Related Parties’ compliance with this Section 13.16, (g) to potential or prospective Lenders, hedge providers or counterparties to other derivative transactions (“Derivative Counterparties”), participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information, (h) for purposes of establishing a “due diligence” defense, in connection with exercising any remedies hereunder or under any Credit Documents, any action or proceeding relating to this Agreement or any Credit Document, or the enforcement of rights hereunder or thereunder or (i) to rating agencies in connection with obtaining ratings for the Borrower and the Loans to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that, no such disclosure shall be made to any Excluded Affiliates other than a limited number of senior employees who are required, in accordance with industry regulations or the relevant Restricted Person’s internal policies and procedures to act in a supervisory capacity and such Restricted Person’s internal legal, compliance, risk management, credit or investment committee members. Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other the Borrower, its Subsidiaries or their respective Affiliates, (ii) the Agents shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent, the Collateral Agent or any other Agent be obligated or required to return any materials furnished by the Borrower any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents.

13.17 Direct Website Communications. The Borrower may, at its option, provide to the Administrative Agent and the Collateral Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent and the Collateral Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but, unless otherwise agreed by the Administrative Agent, excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, or (C) provides notice of any default or event of default under this Agreement (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent and the Collateral Agent to the Administrative Agent and the Collateral Agent at an email address provided by the Administrative Agent and the Collateral Agent from time to time; provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and the Collateral Agent of the posting of any such documents and provide to the Administrative Agent and the Collateral Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and the Collateral Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent and the Collateral Agent agree that the receipt of the Communications by the Administrative Agent and the Collateral Agent at its e-mail address set forth in Section 13.2 shall constitute effective delivery of the Communications to the Administrative Agent and the Collateral Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(a) The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Administrative Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall (x) the Administrative Agent or any of its

Related Parties (collectively, the “Agent Parties” and, each, an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person or (y) the Borrower or any of their respective Subsidiaries have any liability to any Agent, any Lender or any other Person, for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent, in the case of clause (x), the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction or, in the case of clause (y), the liability of any of the Borrower or any of their respective Subsidiaries resulted from such Person’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction.

(c) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive MNPI) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only Non-MNPI may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only Non-MNPI, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive MNPI. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice to be distributed through the Platform contains only Non-MNPI; provided, however, that the Borrower shall not be required to mark any materials “NON-MNPI;” provided, further, however, that, the following documents shall be deemed to be marked “NON-MNPI,” unless the Borrower notifies the Administrative Agent promptly (after the Borrower has been given a reasonable opportunity to review such documents) that any such document contains MNPI: (1) the Credit Documents, (2) any notification of changes in the terms of any Loans and (3) all financial statements and certificates delivered pursuant to Sections 8.4(a) and (b). In no event shall the Administrative Agent distribute projections delivered hereunder, if any, to “public-side” Lenders. Each “public side” Lender agrees to cause at least one individual at or on behalf of such Person to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such “public side” Lender or its delegate, in accordance with such Person’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” and that may contain MNPI.

13.18 USA PATRIOT Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act. Each of the Lenders agrees that none of the Administrative Agents has any obligation to ascertain the identity of the Borrower or any other Guarantor or any authorized signatories of the Borrower or any other Guarantor on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any other Guarantor or any such authorized signatory in doing so.

13.19 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, administrative receiver, administrator, monitor, compulsory manager or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20 No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) except as otherwise expressly agreed in writing, no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the Administrative Agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.22 Lender ERISA Matters. Each Lender represents and warrants as of the date hereof to and for the benefit of the Administrative Agent, the Collateral Agent and the Sole Lead Arranger and Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of Holdings or any Subsidiary thereof, that such Lender is not and will not be (i) a Benefit Plan or an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code that is using “plan assets” of any such plans or accounts to enter into, fund or hold Loans or Commitments or perform its obligations under this Agreement; or (ii) a “governmental plan” within the meaning of ERISA.

13.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 13.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.24 Electronic Records. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Loan Communication”), including Loan Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower agrees that any Electronic Signature on or associated with any Loan Communication shall be valid and binding of the Borrower to the same extent as a manual, original signature, and that any Loan Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Credit Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Loan Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Loan Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent, the Collateral Agent and each of the Lenders of a manually signed paper Loan Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Loan Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, the Collateral Agent and each of the Lenders may, at its option, create one or more copies of any Loan Communication in the form of an imaged Electronic

Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Loan Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent and the Collateral Agent are under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent and the Collateral Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and the Collateral Agent have agreed to accept such Electronic Signature, the Administrative Agent, the Collateral Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party without further verification and (b) upon the request of the Administrative Agent, the Collateral Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

If any provision of this Agreement or of any of the other Credit Documents would obligate any Credit Party to make any payment of interest or other amount payable to a Lender in an amount or calculated at a rate which would result in receipt by any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under Section 2, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if such Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Credit Parties shall be entitled, by notice in writing to such Lender, to obtain reimbursement from the Lender in an amount equal to such excess.

SECTION 14

The Guarantee

14.1 Unconditional and Irrevocable Guarantee. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by each Guarantor from the extensions of credit hereunder, each Guarantor hereby unconditionally and irrevocably jointly and severally guaranties as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations to the Administrative Agent, the Collateral Agent and the Lenders. If any or all of the Obligations to the Administrative Agent, the Collateral Agent and the Lenders becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Collateral Agent and the Lenders, or order, when due, together with any and all reasonable expenses which may be incurred by the Administrative Agent, the Collateral Agent or the Lenders in collecting any of the Obligations. The guarantee of each Guarantor contained in this Section 14 is a guarantee of payment and not of collection.

14.2 Invalidity and Unenforceability. Notwithstanding any provision to the contrary contained herein or in any other Credit Document, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including any Debtor Relief Law).

14.3 Bankruptcy. Additionally, each Guarantor unconditionally and irrevocably guaranties the payment of any and all Obligations of the Borrower to the Lenders whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 11.1(e) or (f), and unconditionally promises to pay such Obligations to the Administrative Agent for the account of the Lenders, or order, when due. Each Credit Party further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, the Collateral Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or such Guarantor, the estate of the Borrower or such Guarantor, a trustee, receiver, administrative receiver, administrator, monitor, compulsory manager or any other party under any Debtor Relief Law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

14.4 Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guarantee of the indebtedness of the Borrower and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guarantee, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the Borrower, or (c) any payment on or in reduction of any such other guarantee or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Collateral Agent or the Lenders on the indebtedness which the Administrative Agent, the Collateral Agent or such Lenders repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor hereby waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding. Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Guarantors and their respective Subsidiaries under the Credit Documents shall not exceed the aggregate amount of the Obligations.

14.5 Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

14.6 Authorization. Each Guarantor authorizes the Administrative Agent, the Collateral Agent and each Lender without notice or demand (except as shall be required by applicable Requirement of Law that cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon and (b) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors.

14.7 Reliance. It is not necessary for the Administrative Agent, the Collateral Agent or the Lenders to inquire into the capacity or powers of the Borrower or any Guarantor or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.8 Waiver.

(a) Subject to Section 14.10, each Guarantor waives any right (except as shall be required by applicable Requirement of Law that cannot be waived) to require the Administrative Agent, the Collateral Agent or any Lender to (i) proceed against the Borrower, any other Guarantor or any other party, or (ii) pursue any other remedy in the Administrative Agent’s, the Collateral Agent’s or any Lender’s power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than if such Guarantor is released pursuant to Section 14.10 hereof, including any defense based on or arising out of the disability of the Borrower, any other Guarantor or any other party, or the unenforceability of the Obligations or the Credit Documents or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than if such Guarantor is released pursuant to Section 14.10 hereof. Each of the Administrative Agent and the Collateral Agent may, at its election, exercise any right or remedy the Administrative Agent, the Collateral Agent and any Lender may have against the Borrower or any other party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid. Each Guarantor waives any defense arising out of any such election by the Administrative Agent, the Collateral Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other party.

(b) Each Guarantor waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guarantee, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which each Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, the Collateral Agent nor any Lender shall have any duty to advise any Guarantor of information known to it regarding such circumstances or risks.

(c) Each Guarantor hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guarantee (whether contractual, under Section 509 of Title 11, United States Code, or otherwise) to the claims of the Lenders against the Borrower or any other guarantor of the indebtedness of the Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guarantee until the satisfaction of the Termination Conditions. Each Guarantor hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Collateral Agent and the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the indebtedness of the Borrower until the satisfaction of the Termination Conditions.

14.9 Limitation on Enforcement. The Lenders agree that this Guarantee may be enforced only by the action of the Administrative Agent acting upon the instructions (or with the consent) of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce this Guarantee, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement.

14.10 Release of Guarantors. Notwithstanding anything in Section 14.1 to the contrary, a Guarantor shall automatically be released from its obligations hereunder and its Guarantee shall be automatically released upon satisfaction of the Termination Conditions. In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 14.10 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

14.11 Guarantee Limitation. The guarantee in this Section 14 does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 and 679 of the UK Companies Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

XEROX CORPORATION, as Borrower

By:	/s/ Xavier Heiss
Name: Xavier Heiss
Title: Executive Vice President and Chief Financial Officer

XEROX HOLDINGS CORPORATION, as Holdings

By:	/s/ Xavier Heiss
Name: Xavier Heiss
Title: Executive Vice President and Chief Financial Officer

XEROX (UK) LIMITED,
as a Guarantor

By:	/s/ Richard Pitceathly
Name: Richard Pitceathly
Title: Associate General Counsel and International Operations

XEROX LIMITED,
as a Guarantor

By:	/s/ Richard Pitceathly
Name: Richard Pitceathly
Title: Associate General Counsel and International Operations

GO INSPIRE GROUP LIMITED., as a Guarantor

By:	/s/ Darren Cassidy
Name: Darren Cassidy
Title: Managing Director

[Xerox Bridge Credit Agreement]

ALTODIGITAL NETWORKS LIMITED, as a Guarantor

By:	/s/ Paolo Rossetti
Name: Paolo Rossetti
Title: UK Finance Director

ITEC CONNECT LTD.,
as a Guarantor

By:	/s/ Paolo Rossetti
Name: Paolo Rossetti
Title: UK Finance Director

XEROX CANADA LTD.,
as a Guarantor

By:	/s/ Flor M. Colón
Name: Flor M. Colón
Title: Secretary

POWERLAND COMPUTERS LTD., as a Guarantor

By:	/s/ Flor M. Colón
Name: Flor M. Colón
Title: Secretary

XEROX BUSINESS SOLUTIONS CANADA ULC, as a Guarantor

By:	/s/ Flor M. Colón
Name: Flor M. Colón
Title: Secretary

[Xerox Bridge Credit Agreement]

JEFFERIES FINANCE LLC, as the Administrative Agent, the Collateral Agent, a Lender and Sole Lead Arranger and Bookrunner

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

[Xerox Bridge Credit Agreement]